Execution Copy

Exhibit 10.2

CREDIT AGREEMENT

among

SYMMETRY MEDICAL INC.,

as Borrower,

THE LENDERS NAMED HEREIN,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

ANTARES CAPITAL CORPORATION

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Syndication Agents,

and

CIT LENDING SERVICES CORPORATION

and

THE ROYAL BANK OF SCOTLAND plc,

as Documentation Agents

$75,000,000 Senior Secured Credit Facilities

WACHOVIA CAPITAL MARKETS, LLC

Sole Lead Arranger and Sole Book Manager

Dated as of December 14, 2004

i

3.9	Effectiveness	58

ARTICLE IV CONDITIONS OF BORROWING
4.1	Conditions of Initial Borrowing	58
4.2	Conditions of All Borrowings	63

ARTICLE V REPRESENTATIONS AND WARRANTIES
5.1	Corporate Organization and Power	64
5.2	Authorization; Enforceability	64
5.3	No Violation	64
5.4	Governmental and Third-Party Authorization; Permits	65
5.5	Litigation	65
5.6	Taxes	65
5.7	Subsidiaries	66
5.8	Full Disclosure	66
5.9	Margin Regulations	66
5.10	No Material Adverse Effect	66
5.11	Financial Matters	67
5.12	Ownership of Properties	68
5.13	ERISA	68
5.14	Environmental Matters	69
5.15	Compliance with Laws	69
5.16	Intellectual Property	69
5.17	Regulated Industries	70
5.18	Insurance	70
5.19	Security Documents	70
5.20	Labor Relations	71
5.21	No Burdensome Restrictions	71
5.22	OFAC	71
5.23	Deposit Accounts	71

ARTICLE VI AFFIRMATIVE COVENANTS
6.1	Financial Statements	72
6.2	Other Business and Financial Information	73
6.3	Existence; Franchises; Maintenance of Properties	75
6.4	Compliance with Laws	75
6.5	Payment of Obligations	75
6.6	Insurance	76
6.7	Maintenance of Books and Records; Inspection	76

6.8	Permitted Acquisitions	76
6.9	Creation or Acquisition of Subsidiaries	78
6.10	Additional Security	80
6.11	Environmental Laws	80
6.12	Further Assurances	81
6.13	Deposit Accounts	82
6.14	Revisions or Updates to Schedules	82

ARTICLE VII FINANCIAL COVENANTS
7.1	Total Leverage Ratio	82
7.2	Interest Coverage Ratio	82
7.3	Fixed Charge Ratio	82

ARTICLE VIII NEGATIVE COVENANTS
8.1	Merger; Consolidation	83
8.2	Indebtedness	83
8.3	Liens	86
8.4	Disposition of Assets	88
8.5	Investments	89
8.6	Restricted Payments	91
8.7	Transactions with Affiliates	93
8.8	Lines of Business	93
8.9	Sale-Leaseback Transactions	93
8.10	Certain Amendments	94
8.11	Limitation on Certain Restrictions	94
8.12	No Other Negative Pledges	94
8.13	Fiscal Year	95
8.14	Accounting Changes	95
8.15	Ownership of Subsidiaries	95

ARTICLE IX EVENTS OF DEFAULT
9.1	Events of Default	95
9.2	Remedies: Termination of Commitments, Acceleration, etc.	98
9.3	Remedies: Set-Off	98

ARTICLE X THE ADMINISTRATIVE AGENT
10.1	Appointment	99
10.2	Nature of Duties	99
10.3	Exculpatory Provisions	100
10.4	Reliance by Administrative Agent	100
10.5	Non-Reliance on Administrative Agent and Other Lenders	101
10.6	Notice of Default	101
10.7	Indemnification	101
10.8	The Administrative Agent in its Individual Capacity	102
10.9	Successor Administrative Agent	102
10.10	Collateral Matters	103
10.11	Issuing Lender and Swingline Lender	103
10.12	Other Agents, Managers	103

ARTICLE XI MISCELLANEOUS
11.1	Fees and Expenses	104
11.2	Indemnification	105
11.3	Governing Law; Consent to Jurisdiction	105
11.4	Waiver of Jury Trial	106
11.5	Notices	107
11.6	Amendments, Waivers, etc.	108
11.7	Assignments, Participations	109
11.8	No Waiver	113
11.9	Successors and Assigns	113
11.10	Survival	113
11.11	Severability	114
11.12	Construction	114
11.13	Confidentiality	114
11.14	Counterparts; Effectiveness	114
11.15	Disclosure of Information	115
11.16	USA PATRIOT Act Notice	115
11.17	Entire Agreement	115

EXHIBITS

Exhibit A-1	Form of Term Note
Exhibit A-2	Form of Revolving Note
Exhibit A-3	Form of Swingline Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Swingline Borrowing
Exhibit B-3	Form of Notice of Conversion/Continuation
Exhibit B-4	Form of Letter of Credit Notice
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Security Agreement
Exhibit F	Form of Pledge Agreement
Exhibit G	Form of Subsidiary Guaranty
Exhibit H	Form of Financial Condition Certificate

SCHEDULES

Schedule 1.1(a)	Commitments and Notice Addresses
Schedule 5.4	Consents and Approvals
Schedule 5.6	Taxes
Schedule 5.7	Subsidiaries
Schedule 5.12	Real Property Interests
Schedule 5.14	Environmental Matters
Schedule 5.16	Intellectual Property
Schedule 5.18	Insurance Coverage
Schedule 5.23	Deposit Accounts
Schedule 8.2	Indebtedness
Schedule 8.3	Liens
Schedule 8.5	Investments
Schedule 8.7	Transactions with Affiliates

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of the 14th day of December, 2004, is made among SYMMETRY MEDICAL INC., a Delaware corporation (the “Borrower”), the Lenders (as hereinafter defined), WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders, ANTARES CAPITAL CORPORATION and GENERAL ELECTRIC CAPITAL CORPORATION, as Syndication Agents for the Lenders, and CIT LENDING SERVICES CORPORATION and THE ROYAL BANK OF SCOTLAND plc, as Documentation Agents for the Lenders.

BACKGROUND STATEMENT

The Borrower has requested that the Lenders make available to the Borrower term loan facilities in the aggregate principal amount of $35,000,000 and a revolving credit facility in the aggregate principal amount of $40,000,000.

The Borrower will use the proceeds of these facilities as provided in Section 2.14. The Lenders are willing to make available to the Borrower the credit facilities described herein subject to and on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Account Designation Letter” shall mean a letter from the Borrower to the Administrative Agent, duly completed and signed by an Authorized Officer of the Borrower and in form and substance reasonably satisfactory to the Administrative Agent, listing any one or more accounts to which the Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.

“Acquisition” shall mean any transaction or series of related transactions, consummated on or after the date hereof, by which the Borrower directly, or indirectly through one or more Subsidiaries, (i) acquires any going business, division thereof or line of business, or all or substantially all of the assets, of any Person, whether through purchase of assets, merger or otherwise, or (ii) acquires securities or other ownership interests of any Person having at least a majority of combined voting power of the then outstanding securities or other ownership interests of such Person.

“Adjusted Base Rate” shall mean, at any time with respect to any Base Rate Loan of any Class, a rate per annum equal to the Base Rate as in effect at such time plus the Applicable Percentage for Base Rate Loans of such Class as in effect at such time.

“Adjusted LIBOR Rate” shall mean, at any time with respect to any LIBOR Loan of any Class, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Percentage for LIBOR Loans of such Class as in effect at such time.

“Administrative Agent” shall mean Wachovia, in its capacity as Administrative Agent appointed under Section 10.1, and its successors and permitted assigns in such capacity.

“Affiliate” shall mean, as to any Person, each other Person that directly, or indirectly through one or more intermediaries, owns or controls, is controlled by or under common control with, such Person or is a director or officer of such Person. For purposes of this definition, with respect to any Person “control” shall mean (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) the beneficial ownership of securities or other ownership interests of such Person having 10% or more (A) of the combined voting power of the then outstanding securities or other ownership interests of such Person (and apart from rights accruing under special circumstances) ordinarily having the right to vote in the election of directors or other governing body of such Person or (B) of the Total Voting Power of such Person; provided, however, that with respect to the Borrower or any of its Subsidiaries the term “Affiliate” shall not include (i) any limited partner of the Sponsor solely by reason of its status as a limited partner or (ii) any Affiliate of 3i Group plc that, absent such affiliation with 3i Group plc, is not otherwise an Affiliate of the Borrower or any of its Subsidiaries. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party.

“Aggregate Revolving Credit Exposure” shall mean, at any time, the sum of (i) the aggregate principal amount of Revolving Loans outstanding at such time, (ii) the aggregate Letter of Credit Exposure of all Revolving Credit Lenders at such time and (iii) the aggregate principal amount of Swingline Loans outstanding at such time.

“Agreement” shall mean this Credit Agreement, as amended, modified, restated or supplemented from time to time in accordance with its terms.

“Applicable Percentage” shall mean, at any time from and after the Closing Date, the applicable percentage (i) to be added to the Base Rate for purposes of determining the Adjusted Base Rate, (ii) to be added to the LIBOR Rate for purposes of determining the Adjusted LIBOR Rate and (iii) to be used in calculating the commitment fee payable pursuant to Section 2.9(b), in each case as determined under the following matrix with reference to the Total Leverage Ratio:

Level	Total Leverage Ratio	Applicable LIBOR Margin	Applicable Base Rate Margin	Applicable Commitment Fee Percentage
I	Greater than or equal to 2.0 to 1.0	2.50%	1.50%	0.50%
II	Less than 2.0 to 1.0 but greater than or equal to 1.5 to 1.0	2.25%	1.25%	0.50%
III	Less than 1.5 to 1.0 but greater than or equal to 1.0 to 1.0	2.00%	1.00%	0.50%
IV	Less than 1.0 to 1.0	1.50%	0.50%	0.375%

On each Adjustment Date (as hereinafter defined), the Applicable Percentage for all Loans and the commitment fee payable pursuant to Section 2.9(b) shall be adjusted effective as of such Adjustment Date (based upon the calculation of the Total Leverage Ratio as of the last day of the Reference Period to which such Adjustment Date relates) in accordance with the above matrix; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, if at any time the Borrower shall have failed to deliver any of the financial statements as required by Sections 6.1(a) or 6.1(b), as the case may be, or the Compliance Certificate as required by Section 6.2(a), then at all times from and including the fifth (5th) Business Day following the date on which such statements and Compliance Certificate are required to have been delivered until the date on which the same shall have been delivered, each Applicable Percentage shall be determined based on Level I above (notwithstanding the actual Total Leverage Ratio). For purposes of this definition, “Adjustment Date” shall mean, with respect to any Reference Period of the Borrower beginning with the Reference Period ending as of the last day of the fourth fiscal quarter of fiscal year 2004, the tenth (10th) day (or, if such day is not a Business Day, the next succeeding Business Day) after delivery by the Borrower in accordance with Section 6.1(a) or Section 6.1(b), as the case may be, of (i) financial statements as of the end of and for such Reference Period and (ii) a duly completed Compliance Certificate with respect to such Reference Period. From the Closing Date until the first Adjustment Date requiring any change in any Applicable Percentage as provided herein, each Applicable Percentage shall be based on Level III.

“Approved Fund” shall mean any trust, limited or general partnership, limited liability company, corporation or other limited purpose entity that invests in loans (a “fund”) and is managed by a Lender, an Affiliate of a Lender or the same investment advisor of a Lender or by an Affiliate of such investment advisor, or any finance company, insurance company, investment bank or other financial institution which temporarily warehouses loans for any of the foregoing.

“Arranger” shall mean Wachovia Capital Markets, LLC and its successors.

“Asset Disposition” shall mean any sale, assignment, transfer or other disposition by the Borrower or any of its Domestic Subsidiaries to any other Person, whether in one transaction or in a series of related transactions, of any of its assets, business units or other properties (including any interests in property, whether tangible or intangible, and including Capital Stock of Subsidiaries), excluding (i) any such sale, assignment, transfer or other disposition permitted under Sections 8.4(i), 8.4(ii), 8.4(iii) and 8.4(iv), (ii) any Debt Issuance, Equity Issuance or

Casualty Event, and (iii) any other such sales, assignments, transfers or other dispositions the Net Cash Proceeds from which do not exceed $1,500,000 in any single fiscal year.

“Assignee” shall have the meaning given to such term in Section 11.7(a).

“Assignment and Acceptance” shall mean an Assignment and Acceptance entered into between a Lender and an Assignee and accepted by the Administrative Agent and, if appropriate, the Borrower, in substantially the form of Exhibit D.

“Authorized Officer” shall mean, with respect to any action specified herein, any officer of the Borrower duly authorized by resolution of the board of directors of the Borrower to take such action on its behalf, and whose signature and incumbency shall have been certified on behalf of the Borrower to the Administrative Agent by the secretary or an assistant secretary of the Borrower.

“Bankruptcy Code” shall mean 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute.

“Bankruptcy Event” shall mean the occurrence of an Event of Default pursuant to Section 9.1(f) or Section 9.1(g).

“Base Rate” shall mean the higher of (i) the per annum interest rate publicly announced from time to time by Wachovia in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its lowest or best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, and (ii) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate.

“Base Rate Loan” shall mean, at any time, any Loan that bears interest at such time at the applicable Adjusted Base Rate.

“Borrower” shall have the meaning given to such term in the introductory paragraph hereof.

“Borrowing” shall mean the incurrence by the Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to Section 2.11) on a single date of a group of Loans of a single Class and Type (or a Swingline Loan made by the Swingline Lender) and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Date” shall mean, with respect to any Borrowing, the date upon which such Borrowing is made.

“Business Day” shall mean (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to be closed and (ii) in respect of any determination relevant to a LIBOR Loan, any such day that is also a day on which trading in Dollar deposits is conducted by banks in London, England in the London interbank Eurodollar market.

“Capital Expenditures” shall mean, for any period, the aggregate amount paid in cash that would, in accordance with GAAP, be included on the consolidated statement of cash flows of the Borrower and its Subsidiaries for such period as additions to equipment, fixed assets, real property or improvements or other capital assets (including, without limitation, Capital Lease expenditures); provided, however, that Capital Expenditures shall not include any such expenditures (i) for replacements and substitutions for capital assets, to the extent made with the proceeds of insurance in accordance with Section 2.6(e), (ii) for replacements and substitutions for capital assets, to the extent made with proceeds from the sale, exchange or other disposition of assets as permitted under Sections 8.4(iii), 8.4(iv) or 8.4(v) or (iii) made as part of a Permitted Acquisition.

“Capital Lease” shall mean, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that is or is required to be, in accordance with GAAP, recorded as a capital lease on such Person’s balance sheet.

“Capital Stock” shall mean (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral Account” shall have the meaning given to such term in Section 3.8.

“Cash Equivalents” shall mean (i) securities issued or unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within one year from the date of acquisition (“Government Obligations”), (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 364 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services, at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc. or at least F-1 or the equivalent thereof by Fitch, (iii) time deposits and certificates of deposit maturing within 364 days from the date of issuance and issued by, or demand deposits with, (A) a bank or trust company organized under the laws of the United States of America or any state thereof (y) that has combined capital and surplus of at least $250,000,000 or (z) that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s Ratings Services or Fitch or at least A2 or the equivalent thereof by Moody’s Investors Service, Inc., or (B) any Eligible Assignee that is a commercial bank, (iv) repurchase obligations with a term not exceeding thirty (30) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, (v) obligations of any state of the United States of America or any political subdivision thereof, for the payment of the principal and redemption price of, and interest on, which there shall have been irrevocably deposited Government Obligations in amounts sufficient to provide such payment, and (vi) money market funds at least ninety-five percent (95%) of the assets of which are continuously invested in securities of the foregoing types; provided that in the case of any investment by a Foreign Subsidiary, “Cash Equivalents” shall also include

(a) direct obligations of the sovereign nation (or any political subdivision or agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any political subdivision or agency thereof), (b) investments of the type and maturity described in clauses (i), (ii), (iii), (iv) and (v) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, and (c) money market funds at least ninety-five percent (95%) of the assets of which are continuously invested in securities of the foregoing types.

“Casualty Event” shall mean, with respect to any property (including any interest in property) of the Borrower or any of its Domestic Subsidiaries, any loss of, damage to, or condemnation or other taking of, such property for which the Borrower or such Domestic Subsidiary receives insurance proceeds, proceeds of a condemnation award or other compensation.

“Class” shall have the meaning given to such term in Section 2.2(a).

“Class A Preferred Stock Repurchase” shall mean the repurchase by the Borrower of outstanding shares of its Class A Preferred Stock on or before the Closing Date of up to approximately $50,000,000 in principal and accrued interest outstanding, together with associated warrants to purchase Class A Preferred Stock.

“Closing Date” shall mean the date upon which the initial extensions of credit are made pursuant to this Agreement, which shall be the date upon which each of the conditions set forth in Sections 4.1 and 4.2 shall have been satisfied or waived in accordance with the terms of this Agreement.

“Collateral” shall mean all the assets, property and interests in property that shall from time to time be pledged or be purported to be pledged as direct or indirect security for the Obligations pursuant to any one or more of the Security Documents.

“Commitment” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment, and/or Revolving Credit Commitment, as applicable.

“Commitment Letter” shall mean the commitment letter from the Administrative Agent and the Arranger to the Borrower, dated November 17, 2004, as amended, modified or supplemented from time to time.

“Compliance Certificate” shall mean a fully completed and duly executed certificate in the form of Exhibit C, together with a Covenant Compliance Worksheet.

“Consolidated EBITDA” shall mean, for any Reference Period, the aggregate of (i) Consolidated Net Income for such Reference Period, plus (ii) the sum (without duplication) of (A) Consolidated Interest Expense, (B) federal, state, local and other income taxes, (C) depreciation and amortization, (D) noncash charges related to Hedge Agreements, (E) losses from Asset Dispositions (including, for this purpose, any asset dispositions expressly excluded from the definition of such term under item (iii) of such definition and any asset dispositions made pursuant to Section 8.4(iv)), (F) extraordinary or nonrecurring noncash losses or charges relating to the impairment of goodwill calculated in accordance with FAS 142, (G) up to $2,500,000 in extraordinary or nonrecurring noncash losses or charges (excluding noncash charges relating to accounts receivable or inventories) (it being understood that the inclusion of any greater amount shall require the approval of the Required Lenders), and (H) nonrecurring fees and expenses incurred by the Borrower in connection with the IPO to the extent the aggregate thereof does not exceed $17,000,000, in each case under clauses (A) through (H) above to the extent taken into account in the calculation of Consolidated Net Income for such Reference Period and all calculated in accordance with GAAP (provided that any cash expenses in respect of or associated with any such losses, expenses or charges in clauses (F) and (G) above will be included (i.e., deducted) in the calculation of Consolidated EBITDA for the Reference Period in which expended), minus (iv) the sum (without duplication) of (A) noncash gains related to Hedge Agreements, (B) gains from Asset Dispositions (including, for this purpose, any asset dispositions expressly excluded from the definition of such term as item (iii) of such definition and any asset dispositions made pursuant to Section 8.4(iv)), and (C) other extraordinary or nonrecurring gains (including in connection with the sale or write-up of assets) and other noncash credits increasing income for such Reference Period, in each case under clauses (A) through (C) above to the extent taken into account in the calculation of Consolidated Net Income for such Reference Period and all calculated in accordance with GAAP; provided that Consolidated EBITDA (1) shall be deemed to include, without duplication, historical Consolidated EBITDA of any Person acquired in a Permitted Acquisition and operated by the Borrower after the commencement of the relevant Reference Period, as if such Person had been acquired by the Borrower as of the first day of such Reference Period (such Consolidated EBITDA calculated for such Person and its Subsidiaries for such Reference Period in the same manner as Consolidated EBITDA is calculated for the Borrower and all of its Subsidiaries for such Reference Period as set forth herein, mutatis mutandis), but only so long as the Consolidated EBITDA of such Person is supported by financial statements of such Person or other financial data reasonably acceptable to the Administrative Agent, (2) shall be deemed to exclude the results of the operation of any Person or business sold or disposed of by the Borrower at any time after the first day of the relevant Reference Period, and (3) shall be increased by any cost savings demonstrated by the Borrower as reasonably likely to occur as a result of a Permitted Acquisition and which are reasonably acceptable to the Administrative Agent, which savings shall be deemed to have been realized on the first day of the relevant Reference Period.

“Consolidated Fixed Charges” shall mean, for any Reference Period, the aggregate (without duplication) of the following, all determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP for such Reference Period: (a) Consolidated Interest Expense for such Reference Period, (b) aggregate cash tax expense for federal (or national), state, local and other income taxes for such Reference Period, (c) Capital Expenditures for such Reference Period, (d) the aggregate (without duplication) of all scheduled payments of principal on Funded Debt (with respect to the Term Loans, as set forth in Sections 2.6(a)) required to have been made by the Borrower and its Subsidiaries during such Reference Period (whether or not such payments are actually made), it being understood (for the avoidance of doubt) that prepayments of the Term Loans made during any Reference Period shall not be included under this clause (d) for such Reference Period, and (e) the aggregate of all Restricted Payments made by the Borrower or any of its Subsidiaries during such Reference Period (excluding the Class A Preferred Stock Repurchase and the payment of accrued dividends on the

Class A Preferred Stock in connection therewith); provided that, for each of the Reference Periods ending as of the last day of the first, second and third fiscal quarters of 2005, for purposes of clause (d) above the aggregate scheduled payments made on the Term Loans during such Reference Period shall be deemed to be $3,500,000 and scheduled payments actually made on the term loans under the Existing Senior Bank Facilities shall be disregarded.

“Consolidated Interest Expense” shall mean, for any Reference Period, the sum (without duplication) of (i) total interest expense (calculated net of interest income) of the Borrower and its Subsidiaries for such Reference Period in respect of Consolidated Total Funded Debt (including, without limitation, all such interest expense accrued or capitalized during such Reference Period, whether or not actually paid during such Reference Period), determined on a consolidated basis in accordance with GAAP, (ii) all net amounts payable under or in respect of Hedge Agreements, to the extent paid or accrued by the Borrower and its Subsidiaries during such Reference Period, and (iii) all recurring unused fees and other ongoing fees in respect of Funded Debt (including the unused fees and letter of credit fees provided for under Section 2.9 of this Agreement) paid, accrued or capitalized by the Borrower and its Subsidiaries during such Reference Period; provided, however, that solely for purposes of calculating the Interest Coverage Ratio and the Fixed Charge Coverage Ratio, all noncash expenses, fees and other amounts of the types described in clauses (i) through (iii) above (including, without limitation, the amortization or write-off of deferred financing fees, debt discount and debt issuance costs and commissions, premiums paid in respect of Hedge Agreements, and other noncash fees and charges associated with Indebtedness) shall be excluded in the determination of Consolidated Interest Expense and Consolidated Fixed Charges; provided, further, that (A) for the Reference Period ending as of the last day of the first fiscal quarter of fiscal year 2005, Consolidated Interest Expense shall be calculated as Consolidated Interest Expense for such quarter multiplied by four (4), (B) for the Reference Period ending as of the last day of the second fiscal quarter of fiscal year 2005, Consolidated Interest Expense shall be calculated as Consolidated Interest Expense for the period of two consecutive fiscal quarter ending on such date multiplied by two (2), and (C) for the Reference Period ending as of the last day of the third fiscal quarter of fiscal year 2005, Consolidated Interest Expense shall be calculated as Consolidated Interest Expense for the period of three consecutive fiscal quarter ending on such date multiplied by 4/3.

“Consolidated Net Income” shall mean, for any Reference Period, net income (or loss) for the Borrower and its Subsidiaries for such Reference Period, determined on a consolidated basis in accordance with GAAP (after deduction for minority interests); provided that, in making such determination, there shall be excluded (i) the net income of any other Person that is not a Subsidiary of the Borrower (or is accounted for by the Borrower by the equity method of accounting) except to the extent of actual payment of cash dividends or distributions by such Person to the Borrower or any Subsidiary of the Borrower during such period, (ii) the net income (or loss) of any other Person acquired by, or merged with, the Borrower or any of its Subsidiaries for any period prior to the date of such acquisition, and (iii) the net income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by operation of the terms of its charter, certificate of incorporation or formation or other constituent document or any agreement or instrument (other than a Credit Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Funded Debt” shall mean, as of any date of determination, the aggregate (without duplication) of all Funded Debt of the Borrower and its Subsidiaries, net of their Cash and Cash Equivalents held in a branch of a bank or other financial institution located in the United States in excess of $1,500,000, as of such date, determined on a consolidated basis in accordance with GAAP. For purposes of determining Consolidated Total Funded Debt as of any date, each Guaranty Obligation of the Borrower and its Subsidiaries required to be included in such determination shall be valued at the maximum aggregate principal amount (whether or not drawn or outstanding) of the Indebtedness that is the corresponding “primary obligation” (as such term is defined in the definition of Guaranty Obligation) as of such date.

“Contingent Purchase Price GAAP Amount” shall mean, at any time, the Contingent Purchase Price Obligation liability that, in accordance with GAAP, should be recorded at such time as a liability on the balance sheet, or (without duplication) an expense on the income statement, of the Borrower and its Subsidiaries.

“Contingent Purchase Price Obligations” shall mean any earnout obligations or similar deferred or contingent purchase price obligations of the Borrower or any of its Subsidiaries incurred or created in connection with an Acquisition.

“Contingent Purchase Price Reserve Amount” shall mean, with respect to any Contingent Purchase Price Obligation, as of any date of determination, the maximum amount payable with respect to such Contingent Purchase Price Obligation on such date of determination (on a pro forma basis, assuming the consummation of any Acquisition to be consummated on such date of determination) pursuant to the acquisition agreement and other documentation evidencing such Contingent Purchase Price Obligation, assuming the remaining maximum performance standards related thereto are satisfied; provided that, to the extent that any portion of a Contingent Purchase Price Obligation becomes a fixed, matured or earned amount (through satisfaction of performance goals or targets or otherwise), the Contingent Purchase Price Reserve Amount for such fixed amount shall be the Contingent Purchase Price GAAP Amount therefor; and provided further that, to the extent the calculation of the maximum amount payable with respect to a Contingent Purchase Price Obligation cannot be determined on the date of such determination, such amount shall be determined in good faith by the Administrative Agent after consultation with the Borrower.

“Covenant Compliance Worksheet” shall mean a fully completed worksheet in the form of Attachment A to Exhibit C.

“Credit Documents” shall mean this Agreement, the Notes, the Letters of Credit, the Fee Letter, the Security Agreement, the Pledge Agreement, the Mortgages, any other Security Documents, the Subsidiary Guaranty and all other written agreements, instruments, documents and certificates in favor of the Administrative Agent and the Lenders now or hereafter executed and delivered to the Administrative Agent or any Lender by or on behalf of the Borrower or any other Credit Party with respect to this Agreement, in each case as amended, modified, supplemented or restated from time to time, but specifically excluding any Hedge Agreement to which the Borrower and any Lender or Affiliate of any Lender are parties.

“Credit Parties” shall mean the Borrower, the Borrower’s Subsidiaries, and their respective successors.

“Debt Issuance” shall mean the issuance or sale by the Borrower or any of its Subsidiaries of any debt securities or other Indebtedness, whether in a public offering or otherwise, except for any Indebtedness permitted under Section 8.2.

“Default” shall mean any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (i) has refused to fund, or otherwise defaulted in the funding of, its ratable share of any Borrowing requested and permitted to be made hereunder, including the funding of a participation interest in Letters of Credit or Swingline Loans in accordance with the terms hereof, (ii) has failed to pay to the Administrative Agent or any Lender when due an amount owed by such Lender pursuant to the terms of this Credit Agreement, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official, and such refusal has not been withdrawn or such default has not been cured within three (3) Business Days.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (y) debt securities or (z) any Capital Stock referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the first anniversary of the later of the Term Loan Maturity Date or Revolving Credit Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

“Dollars” or “$” shall mean dollars of the United States of America.

“Documentation Agents” shall mean CIT Lending Services Corporation and The Royal Bank of Scotland plc in their capacity as such under Section 10.12, and their respective successors and permitted assigns in such capacity.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Domestic Subsidiary Guarantor” shall mean any Domestic Subsidiary that is also a Subsidiary Guarantor.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” shall mean any Person (including any trade or business, whether or not incorporated) that would be deemed to be under “common control” with, or a member of the same “controlled group” as, the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

“ERISA Event” shall mean any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event, (ii) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Borrower or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower or any ERISA Affiliate, or a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which the Borrower or any of its ERISA Affiliates may be directly or indirectly liable, (viii) the occurrence with respect to any Plan of any “accumulated funding deficiency” (within the meaning of Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived, or (ix) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Internal Revenue Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.

“Eligible Assignee” shall mean (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund with respect to a Lender, and (iv) any other Person (other than a natural person) approved by (x) the Administrative Agent, (y) in the case of any assignment of a Revolving Credit Commitment or portion thereof, the Issuing Lender, and (z) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval to be evidenced by the approving party’s counter execution of the relevant Assignment and Acceptance and not to be unreasonably withheld or delayed); provided, however, that for purposes of clauses (i) through (iii) of this definition, with respect to assignments of a Revolving Credit Commitment or portion thereof the term “Eligible Assignee” shall mean only another Revolving Credit Lender or an Affiliate of a Revolving Credit Lender; and provided further that (y) in no event shall any Credit Party qualify as an Eligible Assignee and (z) no other Affiliate of the Borrower shall qualify as an Eligible Assignee except in accordance with the provisions of Section 11.7(h).

“Environmental Claims” shall mean any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations by a Governmental Authority, or proceedings (including, without limitation, administrative, regulatory and judicial proceedings) relating in any way to any Hazardous Substance, any actual or alleged violation of or liability under any Environmental Law or relating to any actual or alleged violation of any permit issued, or any approval given, under any Environmental Law (collectively, “Claims”), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with any Hazardous Substance or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health, occupational safety with respect to exposure to Hazardous Substances, or the environment, now or hereafter in effect, and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

“Equity Issuance” shall mean the issuance, sale or other disposition by the Borrower or any of its Subsidiaries of its Capital Stock, any rights, warrants or options to purchase or acquire any shares of its Capital Stock or any other security or instrument representing, convertible into or exchangeable for an equity interest in the Borrower or any of its Subsidiaries; provided, however, that the term Equity Issuance shall not include the issuance or sale of (i) any Capital Stock by any of the Subsidiaries of the Borrower to the Borrower or any other Subsidiary of the Borrower, (ii) any Capital Stock of the Borrower issued or sold in connection with any Permitted Acquisition and constituting all or a portion of the applicable purchase price, (iii) the Capital Stock issued in connection with the IPO, (iv) any Capital Stock of the Borrower, any rights or options for the Borrower’s Capital Stock, and the underlying Capital Stock issued upon the exercise thereof, issued, sold or granted to managers, directors and employees of the Borrower, and (v) the Warrants and any Capital Stock issued upon exercise thereof.

“Event of Default” shall have the meaning given to such term in Section 9.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Existing Senior Bank Facilities” shall have the meaning given to such term in Section 4.1(h).

“Fair Market Value” shall mean, with respect to any Capital Stock of the Borrower given in connection with an Acquisition, the value given to such Capital Stock for purposes of such

Acquisition by the parties thereto, as and when determined in good faith pursuant to the relevant acquisition agreement or otherwise in connection with such Acquisition.

“Federal Funds Rate” shall mean, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“Fee Letter” shall mean the letter from the Administrative Agent and the Arranger to the Borrower, dated November 17, 2004, relating to certain fees payable by the Borrower in respect of the transactions contemplated by this Agreement, as amended, modified, restated or supplemented from time to time.

“Financial Condition Certificate” shall mean a fully completed and duly executed certificate, in substantially the form of Exhibit H, together with the attachments thereto.

“Financial Officer” shall mean, with respect to the Borrower, the chief financial officer, vice president—finance, principal accounting officer or treasurer of the Borrower.

“fiscal quarter” or “FQ” shall mean a fiscal quarter of the Borrower and its Subsidiaries.

“fiscal year” or “FY” shall mean a fiscal year of the Borrower and its Subsidiaries.

“Fixed Charge Coverage Ratio” shall mean, as of the last day of any Reference Period, the ratio of (i) Consolidated EBITDA for such Reference Period to (ii) Consolidated Fixed Charges for such Reference Period.

“Foreign Subsidiary” shall mean a Subsidiary of the Borrower that is a “controlled foreign corporation,” as such term is defined in Section 957 of the Internal Revenue Code.

“Foreign Working Capital Facility” shall mean a credit facility entered into by a Foreign Subsidiary after the Closing Date.

“Funded Debt” shall mean, with respect to any Person, without duplication, the aggregate of (a) all Indebtedness of such Person (other than Indebtedness of the types referred to in clauses (iii) (but only to the extent letters of credit and bankers’ acceptances are not drawn upon), (ix), (x) and (xi) of the definition of “Indebtedness”), (b) all Guaranty Obligations with respect to Funded Debt of other Persons, and (c) all Funded Debt (I) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (II) secured by any Lien on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.2).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” shall mean any of the Subsidiary Guarantors.

“Guaranty Obligation” shall mean, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or provide funds (x) for the payment or discharge of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor (including, without limitation,, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing Person hereunder shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing Person in good faith.

“Hazardous Substance” shall mean any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (iii) its presence may require investigation or response under any Environmental Law, (iv) it constitutes a nuisance, trespass or health or safety hazard to Persons or neighboring properties, or (v) it is or contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” shall mean any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

“IPO” shall mean the underwritten initial public offering of common stock of the Borrower pursuant to Registration Statement No. 333-116038 filed with the Securities and Exchange Commission on May 28, 2004, together with all amendments thereto.

“Indebtedness” shall mean, with respect to any Person (without duplication), (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made, (iii) the maximum stated or face amount of all letters of credit and bankers’ acceptances issued or created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (iv) all obligations of such Person to pay the deferred purchase price of property or services, including any Seller Subordinated Indebtedness and including any Contingent Purchase Price Obligations other than Contingent Purchase Price Obligations that are payable in Capital Stock of the Borrower at the Borrower’s option (but excluding (x) trade payables, other accounts payable and accrued expenses, in each case to the extent incurred in the ordinary course of business and outstanding for a period of time no greater than 120 days after such obligation is incurred (regardless of actual terms), and (y) trade payables, other accounts payable and accrued expenses between or among the Borrower and its Subsidiaries, in each case to the extent incurred in the ordinary course of business), (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations for principal of such Person as lessee under Capital Leases which obligations should be recorded as a liability on a balance sheet of such Person under GAAP, (vii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (viii) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product, (ix) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (x) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, and (xi) all indebtedness of the types referred to in clauses (i) through (x) above (A) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (B) secured by any Lien on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person; provided that (A) Indebtedness of any Person shall not include any Contingent Purchase Price Obligations of such Person except to the extent such obligations constitute Contingent Purchase Price GAAP Amounts and (B) the amount of Indebtedness that is nonrecourse to the obligor thereunder or to such Person or for which recourse is limited to identified property shall be equal to the lesser of (y) the principal amount of such obligation and (z) the fair market value of such property as determined by such Person in good faith.

“Intellectual Property” shall mean (i) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works and all copyrights (registered and unregistered), (iv) all trade secrets and confidential information (including, without limitation, financial, business and marketing plans and customer and supplier lists and related information), (v) all computer software and software systems (including, without limitation, data, databases and related documentation), (vi) all Internet web sites and domain names, (vii) all technology, know-how, processes and other proprietary rights, and (viii) all licenses or other agreements to or from third parties regarding any of the foregoing.

“Interest Coverage Ratio” shall mean, as of the last day of any Reference Period, the ratio of (i) Consolidated EBITDA for such Reference Period to (ii) Consolidated Interest Expense for such Reference Period.

“Interest Period” shall have the meaning given to such term in Section 2.10.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Issuing Lender” shall mean Wachovia in its capacity as issuer of the Letters of Credit, and its successors in such capacity.

“LIBOR Loan” shall mean, at any time, any Loan that bears interest at such time at the applicable Adjusted LIBOR Rate.

“LIBOR Rate” shall mean, with respect to each LIBOR Loan comprising part of the same Borrowing for any Interest Period, an interest rate per annum obtained by dividing (i) (y) the rate of interest (rounded upward, if necessary, to the nearest 1/16 of one percentage point) appearing on Telerate Page 3750 (or any successor page) or (z) if no such rate is available, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates (rounded upward, if necessary, to the nearest 1/16 of one percentage point) at which Dollar deposits in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market, in each case under (y) and (z) above at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period and in an amount substantially equal to the amount of Wachovia’s LIBOR Loan comprising part of such Borrowing, by (ii) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period.

“Lender” shall mean each bank or other financial institution signatory hereto and each other bank or other financial institution that becomes a “Lender” hereunder pursuant to Section 11.7, and their respective successors and assigns.

“Lending Office” shall mean, with respect to any Lender, the office of such Lender designated as its “Lending Office” on Schedule 1.1(a) or in an Assignment and Acceptance, or such other office as may be otherwise designated in writing from time to time by such Lender to the Borrower and the Administrative Agent. A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.

“Letter of Credit Exposure” shall mean, with respect to any Revolving Credit Lender at any time, such Lender’s ratable share (based on the proportion that its Revolving Credit Commitment bears to the aggregate Revolving Credit Commitments at such time) of the sum of (i) the aggregate Stated Amount of all Letters of Credit outstanding at such time and (ii) the aggregate amount of all Reimbursement Obligations outstanding at such time.

“Letter of Credit Maturity Date” shall mean the fifth (5th) Business Day prior to the Revolving Credit Maturity Date.

“Letter of Credit Notice” shall have the meaning given to such term in Section 3.2.

“Letters of Credit” shall have the meaning given to such term in Section 3.1.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, Capital Lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Loans” shall mean any or all of the Term Loans, the Revolving Loans and the Swingline Loans.

“Margin Stock” shall have the meaning given to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect upon (i) the financial condition, operations, business or properties of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Credit Parties (taken as a whole) to perform their material obligations under this Agreement or any of the other Credit Documents or (iii) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder taken as a whole.

“Mettis” shall mean Mettis (UK) Limited, a company organized under the laws of England and Wales with registered number 03532114.

“Mortgage” shall mean any mortgage, deed of trust, deed to secure debt, collateral assignment of lease or similar agreement or instrument pursuant to which any Credit Party grants in favor of the Administrative Agent, for its benefit and the benefit of the Lenders, a security interest in and Lien upon any fee or leasehold interest in real property owned by it, as amended, modified, restated or supplemented from time to time.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions within the five (5) year period prior to any date of determination.

“Net Cash Proceeds” shall mean (i) in the case of any Equity Issuance, Debt Issuance or the Capital Stock issued in connection with the IPO, the aggregate cash payments received by the Borrower or any of its Subsidiaries less (A) fees and expenses (including, without limitation, underwriting and placement discounts and other reasonable costs associated therewith, sales commissions, investment banking fees, and reasonable accounting and legal fees and expenses) incurred by the Borrower or any of its Subsidiaries in connection therewith, and (B) taxes paid or payable as a result thereof, (ii) in the case of any Casualty Event, the aggregate cash proceeds of insurance, condemnation awards and other compensation received by the Borrower or any of its Domestic Subsidiaries in respect of such Casualty Event less (A) fees and expenses incurred by the Borrower or any of its Domestic Subsidiaries in connection therewith and (B) contractually required repayments of Indebtedness to the extent secured by Liens on the property subject to such Casualty Event and any taxes paid or payable by the Borrower or any of its Domestic Subsidiaries as a result of such Casualty Event, and (iii) in the case of any Asset Disposition, the aggregate amount of all cash payments received by the Borrower or any of its Domestic Subsidiaries in connection with such Asset Disposition less (A) fees and expenses incurred by the Borrower or any of its Domestic Subsidiaries in connection therewith, (B) Indebtedness to the extent the amount thereof is secured by a Lien on the property that is the subject of such Asset Disposition and the transferee of (or holder of the Lien on) such property requires that such Indebtedness be repaid as a condition to such Asset Disposition, (C) any taxes paid or payable by the Borrower or any of its Domestic Subsidiaries as a result of such Asset Disposition, and (D) a reasonable reserve established in good faith by the Borrower to satisfy any indemnification obligations that may be incurred by the Borrower or any of its Domestic Subsidiaries in connection with such Asset Disposition.

“Non-Stock Acquisition Amount” shall mean, with respect to any Acquisition, the sum (without duplication) of (i) the amount of cash paid on the Acquisition closing date as part of the purchase price thereof by the Borrower and its Subsidiaries to the selling company, stockholders or other selling Person or Persons (the “Sellers”) in connection with such Acquisition, (ii) the amount (determined by using the face amount or the principal amount payable at maturity, whichever is greater) of all Indebtedness incurred, assumed or acquired by the Borrower and its

Subsidiaries in connection with such Acquisition, (iii) all Contingent Purchase Price GAAP Amounts with respect to such Acquisition to the extent required to be paid in cash or other consideration other than Capital Stock of the Borrower, (iv) all amounts paid in respect of covenants not to compete and consulting agreements entered into in connection with such Acquisition (but in each case only to the extent such amounts exceed amounts that would be paid under fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arms’-length transaction with a third party in a transaction unrelated to such Acquisition), and (v) the aggregate fair market value of all other real, mixed or personal property (other than Capital Stock of the Borrower) paid as purchase price to the Sellers by the Borrower and its Subsidiaries in connection with such Acquisition.

“Non-U.S. Lender” shall have the meaning given to such term in Section 2.17(d).

“Notes” shall mean any or all of the Term Notes, the Revolving Notes and the Swingline Note.

“Notice of Borrowing” shall have the meaning given to such term in Section 2.2(b).

“Notice of Conversion/Continuation” shall have the meaning given to such term in Section 2.11(b).

“Notice of Swingline Borrowing” shall have the meaning given to such term in Section 2.2(d).

“Obligations” shall mean all principal of and interest (including, to the greatest extent permitted by law, post-petition interest) on the Loans and Reimbursement Obligations and all fees, expenses, indemnities and other obligations owing, due or payable at any time by the Borrower or any Subsidiary Guarantor to the Administrative Agent, any Lender, the Swingline Lender, the Issuing Lender or any other Person entitled thereto, under this Agreement or any of the other Credit Documents, and all payment and other obligations owing or payable at any time by the Borrower to any Lender or any Affiliate of any Lender under or in connection with any Hedge Agreement required or permitted by this Agreement, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.

“Olympus” shall mean Olympus Growth Fund III, L.P., a Delaware limited partnership.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto.

“Participant” shall have the meaning given to such term in Section 11.7(d).

“PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Payment Office” shall mean the office of the Administrative Agent designated on Schedule 1.1(a) under the heading “Instructions for wire transfers to the Administrative Agent,” or such other office as the Administrative Agent may designate to the Lenders and the Borrower for such purpose from time to time.

“Permitted Acquisition” shall mean (A) any Acquisition with respect to which all of the following conditions are satisfied: (i) each business acquired shall be within the permitted lines of business described in Section 8.8, (ii) any Capital Stock given as consideration in connection therewith shall be Capital Stock of the Borrower, (iii) in the case of an Acquisition involving the acquisition of control of Capital Stock of any Person, immediately after giving effect to such Acquisition such Person (or the surviving Person, if the Acquisition is effected through a merger or consolidation) shall be a Wholly Owned Subsidiary of the Borrower, (iv) in the case of an Acquisition of assets, the acquiring Person shall be a Wholly Owned Subsidiary of the Borrower, (v) the Person to be acquired (or its board of directors or equivalent governing body) has not (y) announced it will oppose such Acquisition or (z) commenced any action which alleges that such Acquisition violates, or will violate, any Requirement of Law, and (vi) all of the conditions and requirements of Sections 6.8 and 6.9 applicable to such Acquisition are satisfied; or (B) any other Acquisition to which the Required Lenders (or the Administrative Agent on their behalf) shall have given their prior written consent (which consent may be in their sole discretion and may be given subject to such additional terms and conditions as the Required Lenders shall establish) and with respect to which all of the conditions and requirements set forth in this definition and in Sections 6.8 and 6.9, and in or pursuant to any such consent, have been satisfied or waived in writing by the Required Lenders (or the Administrative Agent on their behalf); provided that with respect to each Permitted Acquisition (and, in any event, in order to qualify as a “Permitted Acquisition”):

(a) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Permitted Acquisition or would exist immediately after giving effect thereto;

(b) after giving effect to such Permitted Acquisition, the Borrower shall be in compliance with the financial covenants contained in Article VII, such compliance determined with regard to calculations made on a pro forma basis for the Reference Period most recently ended, calculated in accordance with GAAP as if each acquired Person or business had been consolidated with the Borrower for those periods applicable to such covenants; provided that, in addition to the foregoing, the Total Leverage Ratio (calculated on a pro forma basis as set forth above after giving effect to such Permitted Acquisition) shall not exceed the level that is 0.25 to 1.00 below the maximum Total Leverage Ratio permitted on the date of the consummation of such Permitted Acquisition under Section 7.1;

(c) the aggregate of the Total Acquisition Amounts with respect to all Permitted Acquisitions involving the Capital Stock, business or assets of any non-U.S. Person (“Foreign Permitted Acquisitions”) consummated from and after the Closing Date shall not exceed $25,000,000 (including for this purpose, without duplication, all Contingent Purchase Price Obligations incurred by the Borrower or its Subsidiaries in connection with any such Foreign Permitted Acquisition that are paid at a subsequent date, but excluding any such Contingent Purchase Price Obligations paid in Capital Stock of the Borrower as part of a Foreign Permitted Acquisition that, at the time of consummation thereof, qualified or would have qualified under subsection (e) below);

(d) the aggregate of the Total Acquisition Amounts with respect to all Permitted Acquisitions (including Foreign Permitted Acquisitions) consummated from and after the Closing Date shall not exceed $50,000,000 (including for this purpose, without duplication, all Contingent Purchase Price Obligations incurred by the Borrower or its Subsidiaries in connection with any such Permitted Acquisition that are paid at a subsequent date, but excluding any such Contingent Purchase Price Obligations paid in Capital Stock of the Borrower as part of a Permitted Acquisition that, at the time of consummation thereof, qualified or would have qualified under subsection (e) below); and

(e) notwithstanding clauses (c) and (d) above, but subject to the other provisions set forth in this definition and elsewhere in this Agreement, the Borrower may consummate a Permitted Acquisition in which the Fair Market Value of all Capital Stock of the Borrower issued or given in connection with such Permitted Acquisition, when taken together with the aggregate of the Total Acquisition Amounts with respect to all Foreign Permitted Acquisitions (or all Permitted Acquisitions) consummated from and after the Closing Date, would exceed the aggregate limits set forth in clauses (c) and/or (d) above, as the case may be (provided that in no event shall the aggregate of all Non-Stock Acquisition Amounts with respect to Foreign Permitted Acquisitions consummated from and after the Closing Date exceed $25,000,000 and in no event shall the aggregate of all Non-Stock Acquisition Amounts with respect to all Permitted Acquisitions consummated from and after the Closing Date exceed $50,000,000), but only so long as the Total Leverage Ratio (calculated on a pro forma basis as set forth above after giving effect to such Permitted Acquisition) does not exceed 1.75 to 1.0.

“Permitted Liens” shall have the meaning given to such term in Section 8.3.

“Person” shall mean any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or any other legal entity.

“Plan” shall mean any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which the Borrower or any ERISA Affiliate may have any liability.

“Pledge Agreement” shall mean a pledge agreement made by the Borrower and the Subsidiaries of the Borrower party thereto in favor of the Administrative Agent, in substantially the form of Exhibit F, as amended, modified, restated or supplemented from time to time.

“Pro Forma Balance Sheet” shall have the meaning given to such term in Section 4.1(l).

“Prohibited Transaction” shall mean any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Internal

Revenue Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Internal Revenue Code.

“Projections” shall have the meaning given to such term in Section 5.11(c).

“Realty” shall mean all real property and interests in real property now or hereafter acquired or leased by any Credit Party.

“Reference Period” with respect to any date of determination, shall mean the period of twelve consecutive fiscal months of the Borrower immediately preceding such date or, if such date is the last day of a fiscal quarter, the period of four consecutive fiscal quarters ending on such date.

“Refunded Swingline Loans” shall have the meaning given to such term in Section 2.2(e).

“Register” shall have the meaning given to such term in Section 11.7(b).

“Regulations D, T, U and X” shall mean Regulations D, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Reimbursement Obligation” shall have the meaning given to such term in Section 3.4.

“Reportable Event” shall mean, with respect to any Plan, (i) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including, without limitation, any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Internal Revenue Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Internal Revenue Code), (ii) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code, and (iv) a cessation of operations described in Section 4062(e) of ERISA.

“Required Lenders” shall mean, at any time, the Lenders holding outstanding Loans (excluding Swingline Loans) and unutilized Commitments (or, after the termination of the Revolving Credit Commitments, outstanding Loans, Letter of Credit Exposure and participations in outstanding Swingline Loans) representing at least a majority of the aggregate, at such time, of all outstanding Loans (excluding Swingline Loans) and unutilized Commitments (or, after the termination of the Revolving Credit Commitments, the aggregate at such time of all outstanding Loans, Letter of Credit Exposure and participations in outstanding Swingline Loans).

“Required Revolving Credit Lenders” shall mean, at any time, the Revolving Credit Lenders holding outstanding Revolving Loans and Unutilized Revolving Credit Commitments (or, after the termination of the Revolving Credit Commitments, outstanding Revolving Loans, Letter of Credit Exposure and participations in outstanding Swingline Loans) representing at least a majority of the aggregate, at such time, of all outstanding Revolving Loans and Unutilized Revolving Credit Commitments (or, after the termination of the Revolving Credit Commitments, the aggregate at such time of all outstanding Revolving Loans, Letter of Credit Exposure and participations in outstanding Swingline Loans).

“Requirement of Law” shall mean, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

“Reserve Requirement” shall mean, with respect to any Interest Period, the reserve percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to Wachovia under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

“Responsible Officer” shall mean, with respect to any Credit Party, the president, the chief executive officer, the chief financial officer, any executive officer, or any other Financial Officer of such Credit Party, and any other officer or similar official thereof responsible for the administration of the obligations of such Credit Party in respect of this Agreement or any other Credit Document.

“Restricted Payments” shall have the meaning given to such term in Section 8.6(a).

“Revolving Credit Commitment” shall mean, with respect to any Lender at any time, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 11.7(b) as such Lender’s “Revolving Credit Commitment,” in either case, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Revolving Credit Exposure” shall mean, with respect to any Revolving Credit Lender at any time, the sum of (i) the aggregate principal amount of all Revolving Loans made by such Lender that are outstanding at such time, (ii) such Lender’s Letter of Credit Exposure at such time and (iii) such Lender’s Swingline Exposure at such time.

“Revolving Credit Lender” shall mean any Lender having a Revolving Credit Commitment (or, after the Revolving Credit Commitments have terminated, any Lender holding outstanding Revolving Loans).

“Revolving Credit Maturity Date” shall mean the fifth anniversary of the Closing Date.

“Revolving Credit Termination Date” shall mean the Revolving Credit Maturity Date or such earlier date of termination of the Revolving Credit Commitments pursuant to Section 2.5 or Section 9.2.

“Revolving Loans” shall have the meaning given to such term in Section 2.1(b).

“Revolving Note” shall mean, with respect to any Revolving Credit Lender requesting the same, the promissory note of the Borrower in favor of such Revolving Credit Lender evidencing the Revolving Loans made by such Lender pursuant to Section 2.1(b), in substantially the form of Exhibit A-2, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Security Agreement” shall mean the Security Agreement made by the Borrower and the Subsidiaries of the Borrower party thereto in favor of the Administrative Agent, in substantially the form of Exhibit E, as amended, modified, restated or supplemented from time to time.

“Security Documents” shall mean the Security Agreement, the Pledge Agreement and all other pledge or security agreements, Mortgages, assignments or other similar agreements or instruments executed and delivered by any Credit Party pursuant to Section 6.9 or 6.10 or otherwise in connection with the transactions contemplated hereby, in each case as amended, modified, restated or supplemented from time to time.

“Seller Subordinated Indebtedness” shall have the meaning given to such term in Section 8.2(viii).

“Solvency Certificate” means a certificate of the Borrower executed on its behalf by the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying that the Credit Parties taken as a whole on a consolidated basis (i) have capital sufficient to carry on their businesses as conducted and as proposed to be conducted, (ii) have assets with a fair saleable value, determined on a going concern basis, which are (y) not less than the amount required to pay the probable liability on their existing debts as they become absolute and matured in their ordinary course and (z) greater than the total amount of their liabilities (including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured in their ordinary course), and (iii) do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature in their ordinary course.

“Sponsor” shall mean, collectively, Olympus, Olympus Executive Fund, L.P., a Delaware limited partnership, Olympus Growth Co-Investment Fund III, L.P., a Delaware limited partnership, any other fund managed by Olympus Advisory Partners, Inc., and any funds controlled by or under common control with Olympus.

“Stated Amount” shall mean, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

“Subordinated Indebtedness” shall mean, collectively, (i) any Seller Subordinated Indebtedness issued pursuant to Section 8.2(viii), and (ii) any other unsecured Indebtedness of the Borrower and its Subsidiaries that is expressly subordinated in right of payment and performance to the Obligations and that is evidenced by a written instrument in form and substance (including subordination provisions) reasonably acceptable to and approved in writing by the Administrative Agent.

“Subordinated Loan Agreement” shall mean the Senior Subordinated Loan Agreement, dated as of June 11, 2003, made among the Borrower and the purchasers named therein, providing for the issuance of the Subordinated Notes, as amended, modified, restated or supplemented from time to time.

“Subordinated Notes” shall mean the 12% Senior Subordinated Notes due 2011 of the Borrower in substantially the form of Exhibit A to the Subordinated Loan Agreement, issued pursuant to the Subordinated Loan Agreement in the aggregate initial principal amount of $36,000,000, as amended, modified, restated or supplemented from time to time.

“Subsidiary” shall mean, with respect to any Person, any corporation or other Person of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean any Subsidiary of the Borrower that is a guarantor of the Obligations under the Subsidiary Guaranty (or under another guaranty agreement in form and substance satisfactory to the Administrative Agent) and has granted to the Administrative Agent a Lien upon and security interest in its personal property assets pursuant to the Security Agreement.

“Subsidiary Guaranty” shall mean a guaranty agreement made by the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, in substantially the form of Exhibit G, as amended, modified, restated or supplemented from time to time.

“Swingline Commitment” shall mean $5,000,000 or, if less, the aggregate Revolving Credit Commitments at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Swingline Exposure” shall mean, with respect to any Revolving Credit Lender at any time, its maximum aggregate liability to make Refunded Swingline Loans pursuant to Section 2.2(e) to refund, or to purchase participations pursuant to Section 2.2(f) in, Swingline Loans that are outstanding at such time.

“Swingline Lender” shall mean Wachovia in its capacity as maker of Swingline Loans, and its successors in such capacity.

“Swingline Loans” shall have the meaning given to such term in Section 2.1(c).

“Swingline Maturity Date” shall mean the date that is five (5) Business Days prior to the Revolving Credit Maturity Date.

“Swingline Note” shall mean, if requested by the Swingline Lender, the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender pursuant to Section 2.1(c), in substantially the form of Exhibit A-3, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Symmetry USA” shall mean Symmetry Medical USA Inc., a Delaware corporation and a Wholly Owned Subsidiary of the Borrower.

“Syndication Agents” shall mean Antares Capital Corporation and General Electric Capital Corporation in their capacity as such under Section 10.12, and their respective successors and permitted assigns in such capacity.

“Taxes” shall have the meaning given to such term in Section 2.17(a).

“Terminating Indebtedness” shall have the meaning given to such term in Section 4.1(h).

“Term Loan Commitment” shall mean, with respect to any Lender at any time, the commitment of such Lender to make Term Loans in an aggregate principal amount up to the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Term Loan Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 11.7(b) as such Lender’s “Term Loan Commitment,” as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Term Loan Lender” shall mean any Lender having a Term Loan Commitment (or, after the Term Loan Commitments have terminated, any Lender holding outstanding Term Loans).

“Term Loan Maturity Date” shall mean the fifth anniversary of the Closing Date.

“Term Loans” shall have the meaning given to such term in Section 2.1(a).

“Term Note” shall mean, with respect to any Term Lender requesting the same, the promissory note of the Borrower in favor of such Term Lender evidencing the Term Loan made by such Lender pursuant to Section 2.1(a), in substantially the form of Exhibit A-1, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Total Acquisition Amount” shall mean, with respect to any Acquisition, the sum (without duplication) of (i) the Non-Stock Acquisition Amount with respect thereto and (ii) the Fair Market Value of all Capital Stock of the Borrower issued or given in connection with such Acquisition.

“Total Leverage Ratio” shall mean, as of the last day of any Reference Period, the ratio of (i) Consolidated Total Funded Debt as of such date to (ii) Consolidated EBITDA for such Reference Period.

“Total Voting Power” shall mean, with respect to any Person, the total number of votes which may be cast in the election of directors of such Person at any meeting of stockholders of such Person if all securities entitled to vote in the election of directors of such Person (on a fully diluted basis, assuming the exercise, conversion or exchange of all rights, warrants, options and securities exercisable for, exchangeable for or convertible into, such voting securities) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

“Transactions” shall mean, collectively, (i) the IPO, (ii) the initial extensions of credit hereunder on the Closing Date, (iii) the repayment of the Existing Senior Bank Facilities, the Subordinated Notes and the other Terminating Indebtedness, (iv) the Class A Preferred Stock Repurchase, and (v) the payment of permitted fees and expenses in connection with the foregoing.

“Type” shall have the meaning given to such term in Section 2.2(a).

“Unfunded Pension Liability” shall mean, with respect to any Plan or Multiemployer Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Internal Revenue Code for the applicable plan year.

“Unutilized Revolving Credit Commitment” shall mean, with respect to any Revolving Credit Lender at any time, such Lender’s Revolving Credit Commitment at such time less the sum of (i) the aggregate principal amount of all Revolving Loans made by such Lender that are outstanding at such time, (ii) such Lender’s Letter of Credit Exposure at such time and (iii) such Lender’s Swingline Exposure at such time.

“Unutilized Swingline Commitment” shall mean, with respect to the Swingline Lender at any time, the Swingline Commitment at such time less the aggregate principal amount of all Swingline Loans that are outstanding at such time.

“Wachovia” shall mean Wachovia Bank, National Association, and its successors and assigns.

“Warrants” shall mean the warrants issued to the purchasers, or any assignee or successor thereto, of the Subordinated Notes.

“Wholly Owned” shall mean, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary (excluding any directors’ qualifying shares and shares required to be held by foreign nationals, in the case of a Foreign Subsidiary) is owned, directly or indirectly, by such Person.

1.2 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered to the Lenders prior to the Closing Date; provided that if the Borrower notifies the Administrative Agent that it wishes to amend any financial covenant in Article VII to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VII for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding the foregoing, no financial instrument issued by any Credit Party shall be deemed to constitute Indebtedness or Funded Debt hereunder, nor shall any payments or accruals of dividends to holders of such financial instruments be deemed to constitute interest expense in respect of Indebtedness or Funded Debt, in either case solely because FAS 150 requires such financial instrument to be classified as a liability on its balance sheet (unless such financial instrument constitutes Disqualified Capital Stock within the meaning of that term hereunder).

1.3 Other Terms; Construction.

(a) Unless otherwise specified or unless the context otherwise requires, all references herein to sections, annexes, schedules and exhibits are references to sections, annexes, schedules and exhibits in and to this Agreement, and all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.

(b) All references herein to the Lenders or any of them shall be deemed to include the Issuing Lender and the Swingline Lender unless specifically provided otherwise or unless the context otherwise requires.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural form of such terms.

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

2.1 Commitments.

(a) Each Term Loan Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make a loan (each, a “Term Loan,” and collectively, the “Term Loans”) to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment. No Term Loans shall be made at any time after the Closing Date. To the extent repaid, Term Loans may not be reborrowed.

(b) Each Revolving Credit Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a “Revolving Loan,” and collectively, the “Revolving Loans”) to the Borrower, from time to time on any Business Day during the period from and including the Closing Date to but not including the Revolving Credit Termination Date, provided that (i) no Borrowing of Revolving Loans shall be made if, immediately after giving effect thereto (and to any concurrent repayment of Swingline Loans with proceeds of Revolving Loans made pursuant to such Borrowing), (y) the Revolving Credit Exposure of any Revolving Credit Lender would exceed its Revolving Credit Commitment at such time or (z) the Aggregate Revolving Credit Exposure would exceed the aggregate Revolving Credit Commitments at such time and (ii) the aggregate principal amount of Borrowings of Revolving Loans that may be made on the Closing Date shall be no more than $25,000,000. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

(c) The Swingline Lender agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a “Swingline Loan,” and collectively, the “Swingline Loans”) to the Borrower, from time to time on any Business Day during the period from the Closing Date to but not including the Swingline Maturity Date (or, if earlier, the Revolving Credit Termination Date), in an aggregate principal amount at any time outstanding not exceeding the Swingline Commitment. Swingline Loans may be made even if the aggregate principal amount of Swingline Loans outstanding at any time, when added to the aggregate principal amount of the Revolving Loans made by the Swingline Lender in its capacity as a Revolving Credit Lender outstanding at such time and its Letter of Credit Exposure at such time, would exceed the Swingline Lender’s own Revolving Credit Commitment at such time, but provided that no Borrowing of Swingline Loans shall be made if, immediately after giving effect thereto, (y) the Revolving Credit Exposure of any Revolving Credit Lender would exceed its Revolving Credit Commitment at such time or (z) the Aggregate Revolving Credit Exposure would exceed the aggregate Revolving Credit Commitments at such time. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay (including by means of a Borrowing of Revolving Loans pursuant to Section 2.2(e)) and reborrow Swingline Loans.

2.2 Borrowings.

(a) The Term Loans and Revolving Loans (each, together with the Swingline Loans, a “Class” of Loan) shall, at the option of the Borrower and subject to the terms and conditions of this Agreement, be either Base Rate Loans or LIBOR Loans (each, a “Type” of Loan), provided that (i) all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type, and (ii) no LIBOR Loans may be borrowed at any time prior to the third (3rd) Business Day after the Closing Date. The Swingline Loans shall be made and maintained as Base Rate Loans at all times.

(b) In order to make a Borrowing (other than (x) Borrowings of Swingline Loans, which shall be made pursuant to Section 2.2(d), (y) Borrowings for the purpose of repaying Refunded Swingline Loans, which shall be made pursuant to Section 2.2(e), and (z) Borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to Section 2.11), the Borrower will give the Administrative Agent written notice not later than 1:00 p.m., Charlotte, North Carolina time, three (3) Business Days prior to each Borrowing to be comprised of LIBOR Loans and one (1) Business Day prior to each Borrowing to be comprised of Base Rate Loans; provided, however, that requests for the Borrowing of the Term Loans and any Revolving Loans to be made on the Closing Date may, at the discretion of the Administrative Agent, be given with less advance notice than as specified hereinabove. Each such notice (each, a “Notice of Borrowing”) shall be given in the form of Exhibit B-1 and shall specify (1) the aggregate principal amount, Class and initial Type of the Loans to be made pursuant to such Borrowing, (2) in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto, and (3) the requested Borrowing Date, which shall be a Business Day. Once given, a Notice of Borrowing may not be revoked by the Borrower except upon payment of any amounts required under Section 2.18 to be paid as a consequence of such revocation. Upon its receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each applicable Lender of the proposed Borrowing by facsimile transmission. Notwithstanding anything to the contrary contained herein:

(i) the aggregate principal amount of the Borrowing of Term Loans shall be in the amount of the aggregate Term Loan Commitments;

(ii) the aggregate principal amount of each Borrowing comprised of Base Rate Loans shall not be less than $500,000 or, if greater, an integral multiple of $100,000 in excess thereof (or, in the case of a Borrowing of Revolving Loans, if less, in the amount of the aggregate Unutilized Revolving Credit Commitments), and the aggregate principal amount of each Borrowing comprised of LIBOR Loans shall not be less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof;

(iii) if the Borrower shall have failed to designate the Type of Loans comprising a Borrowing, the Borrower shall be deemed to have requested a Borrowing comprised of Base Rate Loans; and

(iv) if the Borrower shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

(c) Not later than 2:00 p.m., Charlotte, North Carolina time, on the requested Borrowing Date (which shall be the Closing Date, in the case of the Term Loans), each applicable Lender will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to the amount of the Loan or Loans to be made by such Lender. To the extent such Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Borrower in accordance with Section 2.3(a) and in like funds as received by the Administrative Agent.

(d) In order to make a Borrowing of a Swingline Loan (other than borrowings pursuant to any loan sweep product or other cash management arrangement in effect between the Borrower and the Swingline Lender, which shall be effected as provided thereunder), the Borrower will give the Administrative Agent (and the Swingline Lender, if the Swingline Lender is not also the Administrative Agent) written notice not later than 1:00 p.m., Charlotte, North Carolina time, on the Business Day of such Borrowing. Each such notice (each, a “Notice of Swingline Borrowing”) shall be given in the form of Exhibit B-2 and shall specify (i) the principal amount of the Swingline Loan to be made pursuant to such Borrowing (which shall not be less than $200,000 and, if greater, shall be in an integral multiple of $100,000 in excess thereof (or, if less, in the amount of the Unutilized Swingline Commitment)) and (ii) the requested Borrowing Date, which shall be a Business Day. Once given, a Notice of Swingline Borrowing may not be revoked by the Borrower except upon payment of any amounts required under Section 2.18 to be paid as a consequence of such revocation. Not later than 1:00 p.m., Charlotte, North Carolina time, on the requested Borrowing Date, the Swingline Lender will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to the amount of the requested Swingline Loan. To the extent the Swingline Lender has made such amount available to the Administrative Agent as provided hereinabove, the Administrative Agent will make such amount available to the Borrower in accordance with Section 2.3(a) and in like funds as received by the Administrative Agent.

(e) With respect to any outstanding Swingline Loans, the Swingline Lender may at any time (whether or not an Event of Default has occurred and is continuing) in its sole and absolute discretion (and shall, within seven (7) days after any Borrowing of Swingline Loans causes the aggregate outstanding principal amount thereof to exceed $2,000,000), and is hereby authorized and empowered by the Borrower to, cause a Borrowing of Revolving Loans to be made for the purpose of repaying such Swingline Loans by delivering to the Administrative Agent (if the Administrative Agent is not also the Swingline Lender) and each other Revolving Credit Lender (on behalf of, and with a copy to, the Borrower), not later than 11:00 a.m., Charlotte, North Carolina time, one (1) Business Day prior to the proposed Borrowing Date therefor, a notice (which shall be deemed to be a Notice of Borrowing given by the Borrower) requesting the Revolving Credit Lenders to make Revolving Loans (which shall be made initially as Base Rate Loans) on such Borrowing Date in an aggregate amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given that the Swingline Lender requests to be repaid. Not later than 2:00 p.m., Charlotte, North Carolina time, on the requested Borrowing Date, each Revolving Credit Lender (other than the Swingline Lender) will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to the amount of the Revolving Loan to be made by such Lender. To the extent the Revolving Credit Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent, which shall apply such amounts in repayment of the Refunded Swingline Loans. Notwithstanding any provision of this Agreement to the contrary, on the relevant Borrowing Date, the Refunded Swingline Loans (including the Swingline Lender’s ratable share thereof, in its capacity as a Revolving Credit Lender) shall be deemed to be repaid with the proceeds of the Revolving Loans made as provided above (including a Revolving Loan deemed to have been made by the Swingline Lender), and such Refunded Swingline Loans deemed to be so repaid shall no longer be outstanding as Swingline Loans but shall be outstanding as Revolving Loans. If any portion of any such amount repaid (or deemed to be repaid) to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in any bankruptcy, insolvency or similar proceeding or otherwise, the loss of the amount so recovered shall be shared ratably among all the Revolving Credit Lenders in the manner contemplated by Section 2.15(b).

(f) If, as a result of any bankruptcy, insolvency or similar proceeding with respect to the Borrower, Revolving Loans are not made pursuant to subsection (e) above in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans, or if the Swingline Lender is otherwise precluded for any reason from giving a notice on behalf of the Borrower as provided for hereinabove, the Swingline Lender shall be deemed to have sold without recourse, representation or warranty (except for the absence of Liens thereon created, incurred or suffered to exist by, through or under the Swingline Lender), and each Revolving Credit Lender shall be deemed to have purchased and hereby agrees to purchase, a participation in such outstanding Swingline Loans in an amount equal to its ratable share (based on the proportion that its Revolving Credit Commitment bears to the aggregate Revolving Credit Commitments at such time) of the unpaid amount thereof together with accrued interest thereon. Upon one (1) Business Day’s prior notice from the Swingline Lender, each Revolving Credit Lender (other than the Swingline Lender) will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to its respective participation. To the extent the Revolving Credit Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent. In the event any such Revolving Credit Lender fails to make available to the Administrative Agent the amount of such Lender’s participation as provided in this Section 2.2(f), the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date such amount is required to be made available for the account of the Swingline Lender until the date such amount is made available to the Swingline Lender at the Federal Funds Rate for the first three (3) Business Days and thereafter at the Adjusted Base Rate applicable to Revolving Loans. Promptly following its receipt of any payment by or on behalf of the Borrower in respect of a Swingline Loan, the Swingline Lender will pay to each Revolving Credit Lender that has acquired a participation therein such Lender’s ratable share of such payment.

(g) Notwithstanding any provision of this Agreement to the contrary, the obligation of each Revolving Credit Lender (other than the Swingline Lender) to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to Section 2.2(e) and each such Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to Section 2.2(f) shall be absolute and unconditional and shall not be affected by any circumstance or event whatsoever, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Administrative Agent, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Default or Event of Default, (iii) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries, or (iv) any breach of this Agreement by any party hereto.

2.3 Disbursements; Funding Reliance; Domicile of Loans.

(a) The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing in accordance with the terms of any written instructions from any of the Authorized Officers, provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter. The Borrower may at any time deliver to the Administrative Agent an Account Designation

Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

(b) Unless the Administrative Agent has received, prior to 2:00 p.m., Charlotte, North Carolina time, on the relevant Borrowing Date, written notice from a Lender that such Lender will not make available to the Administrative Agent such Lender’s ratable portion, if any, of the relevant Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent in immediately available funds on such Borrowing Date in accordance with the applicable provisions of Section 2.2 or Section 3.5, and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make a corresponding amount available to the Borrower on such Borrowing Date. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, and the Administrative Agent shall have made such corresponding amount available to the Borrower, such Lender, on the one hand, and the Borrower, on the other, severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, (i) in the case of such Lender, at the Federal Funds Rate, and (ii) in the case of the Borrower (without duplication), at the rate of interest applicable at such time to the Type and Class of Loans comprising such Borrowing, as determined under the provisions of Section 2.8. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. The failure of any Lender to make any Loan required to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan as part of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender as part of any Borrowing.

(c) Each Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan to or for the account of such Lender in accordance with the terms of this Agreement.

2.4 Evidence of Debt; Notes.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the applicable Lending Office of such Lender resulting from each Loan made by such Lending Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Office of such Lender from time to time under this Agreement.

(b) The Administrative Agent shall maintain the Register pursuant to Section 11.7(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, the Class and Type of each such Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of each such Loan and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of each such Loan and each Lender’s share thereof.

(c) The entries made in the Register and subaccounts maintained pursuant to Section 2.4(b) (and, if consistent with the entries in the accounts maintained pursuant to Section 2.4(a)) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such account, Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Loans of each Class made by each Lender shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced (i) in the case of Term Loans, by a Term Note appropriately completed in substantially the form of Exhibit A-1, (ii) in the case of Revolving Loans, by a Revolving Note appropriately completed in substantially the form of Exhibit A-2, and (iii) in the case of the Swingline Loans, by a Swingline Note appropriately completed in substantially the form of Exhibit A-3, in each case executed by the Borrower and payable to the order of such Lender. Each Note shall be entitled to all of the benefits of this Agreement and the other Credit Documents and shall be subject to the provisions hereof and thereof.

2.5 Termination and Reduction of Commitments and Swingline Commitment.

(a) The Term Loan Commitments shall be automatically and permanently terminated on December 31, 2004, if the Closing Date shall not have occurred on or prior to such date. The Revolving Credit Commitments shall be automatically and permanently terminated on the Revolving Credit Termination Date (or on December 31, 2004, if the Closing Date shall not have occurred on or prior to such date). The Swingline Commitment shall be automatically and permanently terminated on the Swingline Maturity Date (or on December 31, 2004, if the Closing Date shall not have occurred on or prior to such date), unless sooner terminated pursuant to any other provision of this Section 2.5 or Section 9.2.

(b) At any time and from time to time after the date hereof, upon not less than three (3) Business Days’ prior written notice to the Administrative Agent (and, in the case of a termination or reduction of the Unutilized Swingline Commitment, the Swingline Lender), the Borrower may terminate in whole or reduce in part the aggregate Unutilized Revolving Credit Commitments (but not to an amount lower than the aggregate principal amount of Swingline Loans outstanding at the time of reduction) or the Unutilized Swingline Commitment, provided that any such partial reduction shall be in an aggregate amount of not less than $1,000,000 ($200,000 in the case of the Unutilized Swingline Commitment) or, if greater, an integral multiple of $500,000 in excess thereof ($100,000 in the case of the Unutilized Swingline Commitment). The amount of any termination or reduction made under this Section 2.5(b) may not thereafter be reinstated.

(c) Each reduction of the Revolving Credit Commitments pursuant to this Section shall be applied ratably among the Revolving Credit Lenders according to their respective Revolving Credit Commitments. Notwithstanding any provision of this Agreement to the contrary, any reduction of the Revolving Credit Commitments pursuant to this Section 2.5 that has the effect of reducing the aggregate Revolving Credit Commitments to an amount less than the amount of the Swingline Commitment at such time shall result in an automatic corresponding reduction of the Swingline Commitment to the amount of the aggregate Revolving Credit Commitments (as so reduced), without any further action on the part of the Borrower or the Swingline Lender.

2.6 Mandatory Payments and Prepayments.

(a) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the Borrower will repay the aggregate outstanding principal of the Term Loans on the dates and in the amounts set forth below:

Date	Payment Amount
March 31, 2005	$875,000
June 30, 2005	$875,000
September 30, 2005	$875,000
December 31, 2005	$875,000
March 31, 2006	$1,312,500
June 30, 2006	$1,312,500
September 30, 2006	$1,312,500
December 31, 2006	$1,312,500
March 31, 2007	$1,750,000
June 30, 2007	$1,750,000
September 30, 2007	$1,750,000
December 31, 2007	$1,750,000
March 31, 2008	$2,187,500
June 30, 2008	$2,187,500
September 30, 2008	$2,187,500
December 31, 2008	$2,187,500
March 31, 2009	$2,625,000
June 31, 2009	$2,625,000
September 30, 2009	$2,625,000
Term Loan Maturity Date	$2,625,000

(b) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, (i) the aggregate outstanding principal of the Term Loans shall be due and payable in full on the Term Loan Maturity Date, (ii) the aggregate outstanding principal of the Revolving Loans shall be due and payable in full on the Revolving Credit Maturity Date, and (iii) the aggregate outstanding principal of the Swingline Loans shall be due and payable in full on the Swingline Maturity Date.

(c) In the event that, at any time, the Aggregate Revolving Credit Exposure (excluding the aggregate amount of any Swingline Loans to be repaid with proceeds of Revolving Loans made on the date of determination) shall exceed the aggregate Revolving Credit Commitments at such time (after giving effect to any concurrent termination or reduction thereof), the Borrower will, within two (2) Business Days after such time, prepay the outstanding principal amount of the Swingline Loans and, to the extent of any excess remaining after prepayment in full of outstanding Swingline Loans, the outstanding principal amount of the Revolving Loans in the amount of such excess; provided that, to the extent such excess amount is greater than the aggregate principal amount of Swingline Loans and Revolving Loans outstanding immediately prior to the application of such prepayment, the amount so prepaid shall be retained by the Administrative Agent and held in the Cash Collateral Account as cover for Letter of Credit Exposure, as more particularly described in Section 3.8, and thereupon such cash shall be deemed to reduce the aggregate Letter of Credit Exposure by an equivalent amount.

(d) Promptly upon (and in any event not later than five (5) Business Days after) its receipt thereof, the Borrower will prepay the outstanding principal amount of the Loans in an amount equal to 75% of the Net Cash Proceeds from any Equity Issuance and 100% of the Net Cash Proceeds from any Debt Issuance, and will deliver to the Administrative Agent, concurrently with such prepayment, a certificate signed on behalf of the Borrower by a Financial Officer of the Borrower in form reasonably satisfactory to the Administrative Agent and setting forth the calculation of such Net Cash Proceeds; provided, however, that in the event the Total Leverage Ratio (calculated on a pro forma basis after giving effect to any Equity Issuance) is equal to or less than 2.0 to 1.0, the Borrower shall not be required to prepay the Loans in respect of any such Equity Issuance.

(e) Not later than 270 days after its receipt of any proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event in excess of (y) $500,000 for any single Casualty Event or (z) $1,000,000 when aggregated with such proceeds for all Casualty Events during any single fiscal year (or, in either case, if earlier, upon its determination not to repair or replace any property subject to such Casualty Event or to acquire assets used or useable in the business of the Borrower or its Subsidiaries), the Borrower will prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds from such Casualty Event (less any amounts theretofore applied (or contractually committed to be applied) to the repair or replacement of property subject to such Casualty Event or to acquire assets used or useable in the business of the Borrower or its Subsidiaries) and will deliver to the Administrative Agent, concurrently with such prepayment, a certificate signed on behalf of the Borrower by a Financial Officer of the Borrower in form reasonably satisfactory to the Administrative Agent and setting forth the calculation of such Net Cash Proceeds; provided, however, that, notwithstanding the foregoing, (i) except as otherwise provided in this Agreement (including in clause (ii) below) or in any other Credit Document, the Administrative Agent shall promptly turn over to the Borrower any such proceeds received during such 270-day period (unless the Borrower has, prior to the Administrative Agent’s receipt of such proceeds, notified the Administrative Agent of its determination not to repair or replace the property subject to the applicable Casualty Event or to acquire assets used or useable in the business of the Borrower or its Subsidiaries), but nothing in this Section 2.6(e) shall be deemed to limit or otherwise affect any right of the Administrative Agent herein or in any of the other Credit Documents to receive and hold such proceeds as loss payee and to disburse the same to the Borrower upon the terms hereof or thereof, or any obligation of the Borrower or any of its Subsidiaries herein or in any of the other Credit Documents to remit any such proceeds to the Administrative Agent upon its receipt thereof, and (ii) any and all such proceeds received or held by the Administrative Agent or the Borrower or any of its Subsidiaries during the continuance of an Event of Default (regardless of any proposed use thereof for repair, replacement or reinvestment, but less any amounts theretofore applied (or contractually committed to be applied) to the repair or replacement of property subject to such Casualty Event) shall be applied to prepay the outstanding principal amount of the Loans. Subject to the foregoing, any proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event applied (or contractually committed to be applied) within 270 days to the repair or replacement of property subject to such Casualty Event or to acquire assets used or useable in the business of the Borrower or its Subsidiaries in accordance with the provisions of this Section 2.6(e) shall not be required to be applied by the Borrower as a prepayment of the outstanding principal amount of the Loans.

(f) Promptly upon (and in any event not later than five (5) Business Days after) its receipt thereof, the Borrower will prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds from any Asset Disposition and will deliver to the Administrative Agent, concurrently with such prepayment, a certificate signed on behalf of the Borrower by a Financial Officer of the Borrower in form reasonably satisfactory to the Administrative Agent and setting forth the calculation of such Net Cash Proceeds; provided, however, that with respect to Asset Dispositions permitted under Section 8.4(v), the Borrower shall not be required to apply such Net Cash Proceeds as a prepayment of the Loans as provided herein, so long as (and to the extent that) such Net Cash Proceeds are applied towards (or are contractually committed to be applied towards) assets used or useable in the business of the Borrower or its Subsidiaries within 180 days after such Asset Disposition; but provided further that any such Net Cash Proceeds not applied within 180 days (regardless of any contractual commitments) to the replacement of property subject to such Asset Disposition shall be applied by the Borrower as a prepayment of the outstanding principal amount of the Loans no later than the fifth (5th) Business Day immediately following such 180-day period. Notwithstanding the foregoing, nothing in this Section 2.6(f) shall be deemed to permit any Asset Disposition not expressly permitted under Section 8.4.

(g) Each prepayment of the Loans made pursuant to Sections 2.6(d) through Section (f) shall be applied (i) first, to reduce the outstanding principal amount of the Term Loans, with such reduction to be applied (y) first, to the next four (4) scheduled unpaid principal payments (as set forth in subsection (a) above) (excluding any scheduled principal payment due on the date of such prepayment), in the direct order of maturity, and (z) second, to the extent of any excess remaining after application as provided in clause (y) above, to the other remaining scheduled principal payments (as set forth in subsection (a) above), in the inverse order of maturity, (ii) second, to the extent of any excess remaining after application as provided in clause (i) above, to reduce the outstanding principal amount of the Swingline Loans (but without any corresponding permanent reduction of the Swingline Commitment or the Revolving Credit Commitments), (iii) third, to the extent of any excess remaining after application as provided in clauses (i) and (ii) above, to reduce the outstanding principal amount of the Revolving Loans (but without any corresponding permanent reduction of the Revolving Credit Commitments), and (iv) fourth, to the extent of any excess remaining after application as provided in clauses (i), (ii) and (iii) above, to pay any outstanding Reimbursement Obligations, and within each Class of Loans shall be applied first to prepay all Base Rate Loans before any LIBOR Loans are prepaid; provided that such prepayments shall be applied against LIBOR Loans in such a manner as to minimize any amounts required to be paid under Section 2.18 as a consequence thereof. Each payment or prepayment pursuant to the provisions of this Section 2.6 shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each. Swingline Loans and Revolving Loans (but not Term Loans) prepaid pursuant to this Section 2.6(g) may be reborrowed, subject to the terms and conditions of this Agreement.

(h) Each payment or prepayment of a LIBOR Loan made pursuant to the provisions of this Section on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under Section 2.18 to be paid as a consequence thereof.

(i) In the event the Administrative Agent receives a notice of prepayment with respect to Sections 2.6(d) through 2.6(f), the Administrative Agent will give prompt notice thereof to the Lenders; provided that if such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto. Upon request by any Lender, the Administrative Agent will forward to such Lender a copy of the certificate of the Borrower with respect to any such prepayment.

2.7 Voluntary Prepayments.

(a) At any time and from time to time, the Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in clause (iii) below), upon written notice given to the Administrative Agent not later than 1:00 p.m., Charlotte, North Carolina time, three (3) Business Days prior to each intended prepayment of LIBOR Loans and one (1) Business Day prior to each intended prepayment of Base Rate Loans (other than Swingline Loans, which may be prepaid on a same-day basis), provided that (i) each partial prepayment of LIBOR Loans shall be in an aggregate principal amount of not less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof, and each partial prepayment of Base Rate Loans shall be in an aggregate principal amount of not less than $500,000 or, if greater, an integral multiple of $100,000 in excess thereof ($200,000 and $100,000, respectively, in the case of Swingline Loans), (ii) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $1,000,000 or to any greater amount not an integral multiple of $500,000 in excess thereof, and (iii) unless made together with all amounts required under Section 2.18 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount, Class and Type of the Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein. Revolving Loans and Swingline Loans (but not Term Loans) prepaid pursuant to this Section 2.7(a) may be reborrowed, subject to the terms and conditions of this Agreement. In the event the Administrative Agent receives a notice of prepayment under this Section, the Administrative Agent will give prompt notice thereof to the Lenders; provided that if such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto.

(b) Each prepayment of the Term Loans made pursuant to Section 2.7(a) shall be applied to reduce the outstanding principal amount of the Term Loans, with such reduction to be applied (y) first, to the next four (4) scheduled unpaid principal payments (as set forth in

Section 2.6(a)) (excluding any scheduled principal payment due on the date of such prepayment), in the direct order of maturity, and (z) second, to the extent of any excess remaining after application as provided in clause (y) above, to the other remaining scheduled principal payments (as set forth in Section 2.6(a)), in the inverse order of maturity. Each prepayment of the Loans made pursuant to Section 2.7(a) shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each.

2.8 Interest.

(a) The Borrower will pay interest in respect of the unpaid principal amount of each Loan, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Adjusted Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan, and (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan.

(b) Upon the occurrence and during the continuance of any default by the Borrower in the payment of any principal of or interest on any Loan, any fees or other amount hereunder when due (whether at maturity, pursuant to acceleration or otherwise), all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and payable fees and other amounts hereunder, shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans (whether the Adjusted Base Rate or the Adjusted LIBOR Rate) plus 2% (or, in the case of interest, fees and other amounts for which no rate is provided hereunder, at the Adjusted Base Rate applicable to Revolving Loans plus 2%), and, in each case, such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

(c) Accrued (and theretofore unpaid) interest shall be payable as follows:

(i) in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided hereinbelow), in arrears on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date; provided, that in the event the Loans are repaid or prepaid in full and the Commitments have been terminated, then accrued interest in respect of all Base Rate Loans shall be payable together with such repayment or prepayment on the date thereof;

(ii) in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided hereinbelow), in arrears (y) on the last Business Day of the Interest Period applicable thereto (subject to the provisions of Section 2.10(iv)) and (z) in addition, in the case of a LIBOR Loan with an Interest Period having a duration of six months or longer, on each date on which interest would have been payable under clause (y) above had successive Interest Periods of three months’ duration been applicable to such LIBOR Loan; provided, that in the event all LIBOR Loans made pursuant to a single Borrowing are repaid or prepaid in full, then accrued interest in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof; and

(iii) in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

(d) Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

(e) The Administrative Agent shall promptly notify the Borrower and the Lenders upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation, and upon each change in the Base Rate; provided, however, that the failure of the Administrative Agent to provide the Borrower or the Lenders with any such notice shall neither affect any obligations of the Borrower or the Lenders hereunder nor result in any liability on the part of the Administrative Agent to the Borrower or any Lender. Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.

2.9 Fees. The Borrower agrees to pay:

(a) To the Arranger and Wachovia, for their own account, on the Closing Date, the fees required under the Fee Letter to be paid to them on the Closing Date, in the amounts due and payable on the Closing Date as required by the terms thereof;

(b) To the Administrative Agent, for the account of each Revolving Credit Lender (other than a Defaulting Lender), a commitment fee for each calendar quarter (or portion thereof) for the period from the date of this Agreement to the Revolving Credit Termination Date, at a per annum rate equal to the Applicable Percentage in effect for such fee from time to time during such quarter, on such Lender’s ratable share (based on the proportion that its Revolving Credit Commitment bears to the aggregate Revolving Credit Commitments) of the average daily aggregate Unutilized Revolving Credit Commitments, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the Revolving Credit Termination Date;

(c) To the Administrative Agent, for the account of each Revolving Credit Lender (other than a Defaulting Lender), a letter of credit fee for each calendar quarter (or portion thereof) in respect of all Letters of Credit outstanding during such quarter, at a per annum rate equal to the Applicable Percentage in effect from time to time during such quarter for Revolving Loans that are maintained as LIBOR Loans, on such Lender’s ratable share (based on the proportion that its Revolving Credit Commitment bears to the aggregate Revolving Credit Commitments) of the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the later of the Revolving Credit Termination Date and the date of termination of the last outstanding Letter of Credit;

(d) To the Issuing Lender, for its own account, a facing fee for each calendar quarter (or portion thereof) in respect of all Letters of Credit outstanding during such quarter, at a per annum rate of 0.25% on the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the later of the Revolving Credit Termination Date and the date of termination of the last outstanding Letter of Credit;

(e) To the Issuing Lender, for its own account, such commissions, transfer fees and other fees and charges incurred in connection with the issuance and administration of each Letter of Credit as are customarily and reasonably charged from time to time by the Issuing Lender for the performance of such services in connection with similar letters of credit, or as may be otherwise agreed to by the Issuing Lender, but without duplication of amounts payable under Section 2.9(d); and

(f) To the Administrative Agent, for its own account, the annual administrative fee described in the Fee Letter, on the terms, in the amount and at the times set forth therein.

2.10 Interest Periods. Concurrently with the giving of a Notice of Borrowing or Notice of Conversion/Continuation in respect of any Borrowing (whether in respect of Term Loans or Revolving Loans) comprised of Base Rate Loans to be converted into, or LIBOR Loans to be continued as, LIBOR Loans, the Borrower shall have the right to elect, pursuant to such notice, the interest period (each, an “Interest Period”) to be applicable to such LIBOR Loans, which Interest Period shall, at the option of the Borrower, be a one, two, three, six or (if agreed to by all of the Lenders) nine-month period; provided, however, that:

(i) all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such LIBOR Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) LIBOR Loans may not be outstanding under more than eight (8) separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);

(iv) if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

(v) no Interest Period may be selected with respect to the Term Loans that would end after a scheduled date for repayment of principal of the Term Loans occurring on or after the first day of such Interest Period unless, immediately after giving effect to such selection, the aggregate principal amount of Term Loans that are Base Rate Loans or that have Interest Periods expiring on or before such principal repayment date equals or exceeds the principal amount required to be paid on such principal repayment date;

(vi) the Borrower may not select any Interest Period that expires (y) after the Term Loan Maturity Date, with respect to Term Loans that are to be maintained as LIBOR Loans, or (z) after the Revolving Credit Maturity Date, with respect to Revolving Loans that are to be maintained as LIBOR Loans;

(vii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month; and

(viii) the Borrower may not select any Interest Period (and consequently, no LIBOR Loans shall be made) if a Default or Event of Default shall have occurred and be continuing at the time of such Notice of Borrowing or Notice of Conversion/Continuation with respect to any Borrowing.

2.11 Conversions and Continuations.

(a) The Borrower shall have the right, on any Business Day occurring on or after the Closing Date, to elect (i) to convert all or a portion of the outstanding principal amount of any Base Rate Loans of any Class into LIBOR Loans of the same Class, or to convert any LIBOR Loans of any Class the Interest Periods for which end on the same day into Base Rate Loans of the same Class, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any LIBOR Loans of any Class the Interest Periods for which end on the same day for an additional Interest Period, provided that (w) any such conversion of LIBOR Loans into Base Rate Loans shall involve an aggregate principal amount of not less than $500,000 or, if greater, an integral multiple of $100,000 in excess thereof; any such conversion of Base Rate Loans into, or continuation of, LIBOR Loans shall involve an aggregate principal amount of not less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof; and no partial conversion of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $1,000,000 or to any greater amount not an integral multiple of $500,000 in excess thereof,

(x) except as otherwise provided in Section 2.16(d), LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under Section 2.18 to be paid as a consequence thereof), (y) no such conversion or continuation shall be permitted with regard to any Base Rate Loans that are Swingline Loans, and (z) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of a Default or Event of Default.

(b) The Borrower shall make each such election by giving the Administrative Agent written notice not later than 1:00 p.m., Charlotte, North Carolina time, three (3) Business Days prior to the intended effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans and one (1) Business Day prior to the intended effective date of any conversion of LIBOR Loans into Base Rate Loans. Each such notice (each, a “Notice of Conversion/Continuation”) shall be given in the form of Exhibit B-3 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount, Class and Type of the Loans being converted or continued. Once given, a Notice of Conversion/Continuation may not be revoked by the Borrower except upon payment of any amounts required under Section 2.18 to be paid as a consequence of such revocation. Upon the receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each applicable Lender of the proposed conversion or continuation by facsimile transmission. In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any outstanding LIBOR Loans, such LIBOR Loans shall automatically be converted to Base Rate Loans upon the expiration of the then current Interest Period applicable thereto (unless repaid pursuant to the terms hereof). In the event the Borrower shall have failed to select in a Notice of Conversion/Continuation the duration of the Interest Period to be applicable to any conversion into, or continuation of, LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

2.12 Method of Payments; Computations.

(a) All payments by the Borrower hereunder shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment or the Swingline Lender, as the case may be (except as otherwise expressly provided herein as to payments required to be made directly to the Issuing Lender or the Lenders) at the Payment Office prior to 1:00 p.m., Charlotte, North Carolina time, on the date payment is due. Any payment made as required hereinabove, but after 1:00 p.m., Charlotte, North Carolina time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of Section 2.10(iv) are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

(b) The Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders as follows: (i) if the payment is received by 1:00 p.m., Charlotte, North Carolina time, in immediately available funds, the Administrative Agent will make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender’s ratable share of such payment (based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the relevant Lenders), and (ii) if such payment is received after 1:00 p.m., Charlotte, North Carolina time, or in other than immediately available funds, the Administrative Agent will make available to each such Lender its ratable share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). If the Administrative Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its ratable share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender. The Administrative Agent will distribute to the Issuing Lender like amounts relating to payments made to the Administrative Agent for the account of the Issuing Lender in the same manner, and subject to the same terms and conditions, as set forth hereinabove with respect to distributions of amounts to the Lenders.

(c) Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that such payment will not be made in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance on such assumption, but shall not be obligated to, cause to be distributed to such Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, and without limiting the obligation of the Borrower to make such payment in accordance with the terms hereof, such Lender shall repay to the Administrative Agent forthwith on demand such amount so distributed to such Lender, together with interest thereon for each day from the date such amount is so distributed to such Lender until the date repaid to the Administrative Agent, at the Federal Funds Rate.

(d) All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of (i) in the case of interest on Base Rate Loans, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under (i) and (ii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.

2.13 Recovery of Payments.

(a) The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Administrative Agent, the Swingline Lender, any Lender or the Issuing Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

(b) If any amounts distributed by the Administrative Agent to any Lender are subsequently returned or repaid by the Administrative Agent to the Borrower, its representative or successor in interest or any other Person, whether by court order or by settlement approved by the Lender in question or pursuant to applicable Requirements of Law, such Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from the Borrower, its representative or successor or any other Person in interest, the Administrative Agent will redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.

2.14 Use of Proceeds. The proceeds of the Loans shall be used (i) together with the Net Cash Proceeds from the IPO, to repay the Existing Senior Bank Facilities, the Subordinated Notes and the other Terminating Indebtedness in full, to make the Class A Preferred Stock Repurchase, if any, and to pay or reimburse permitted fees and expenses in connection with the Transactions, and (ii) after the foregoing, to provide for working capital and general corporate purposes and in accordance with the terms and provisions of this Agreement (including, without limitation, to finance Capital Expenditures and Permitted Acquisitions in accordance with the terms and provisions of this Agreement).

2.15 Pro Rata Treatment.

(a) Except in the case of Swingline Loans, all fundings, continuations and conversions of Loans of any Class shall be made by the Lenders pro rata on the basis of their respective Commitments to provide Loans of such Class (in the case of the funding of Loans of such Class pursuant to Section 2.2) or on the basis of their respective outstanding Loans of such Class (in the case of continuations and conversions of Loans of such Class pursuant to Section 2.11, and additionally in all cases in the event the Commitments for Loans of such Class have expired or have been terminated), as the case may be from time to time. All payments on account of principal of or interest on any Loans, fees or any other Obligations owing to or for the account of any one or more Lenders shall be apportioned ratably among such Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively.

(b) Each Lender agrees that if it shall receive any amount hereunder (whether by voluntary payment, realization upon security, exercise of the right of setoff or banker’s lien, counterclaim or cross action, or otherwise, other than pursuant to Section 2.16(a), 2.16(b), 2.16(d), 2.17, or 11.7) applicable to the payment of any of the Obligations that exceeds its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of such Obligations due and payable to all Lenders at such time) of payments on account of such Obligations then or therewith obtained by all the Lenders to which such payments are required to have been made, such Lender shall forthwith purchase from the other Lenders such participations in such Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender (whether as a result of any demand, settlement, litigation or otherwise), such purchase from each such other Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to the provisions of this Section 2.15(b) may, to the fullest extent permitted by law, exercise any and all rights of payment (including, without limitation, setoff, banker’s lien or counterclaim) with respect to such participation as fully as if such participant were a direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.15(b) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.15(b) to share in the benefits of any recovery on such secured claim.

2.16 Increased Costs; Change in Circumstances; Illegality; etc.

(a) If the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, in each case after the date hereof, or compliance by any Lender with any guideline or request from any such Governmental Authority (whether or not having the force of law) given or made after the date hereof, shall (i) subject such Lender to any tax or other charge, or change the basis of taxation of payments to such Lender, in respect of any of its LIBOR Loans or any other amounts payable hereunder or its obligation to make, fund or maintain any LIBOR Loans (other than any change in the rate or basis of tax on the overall net income or profits of such Lender or its applicable Lending Office or franchise taxes imposed in lieu thereof), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement (but excluding any reserves to the extent actually included within the Reserve Requirement in the calculation of the LIBOR Rate) against assets of, deposits with or for the account of, or credit extended by, such Lender or its applicable Lending Office, or (iii) impose on such Lender or its applicable Lending Office any other condition, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loans or issuing or participating in Letters of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (including in respect of Letters of Credit), the Borrower will, promptly upon (and in any event within fifteen (15) Business Days after) demand therefor by such Lender and delivery by such Lender of the certificate required by Section 2.16(e), pay to such Lender such additional amounts as shall compensate such Lender for such increase in costs or reduction in return occurring.

(b) If any Lender shall have reasonably determined that the introduction of or any change in any applicable law, rule or regulation regarding capital adequacy or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, in each case after the date hereof, or compliance by such Lender with any guideline or request from any such Governmental Authority (whether or not having the force of law) given or made after the date hereof, has or would have the effect, as a consequence of such Lender’s Commitment, Loans or issuance of or participations in Letters of Credit hereunder, of reducing the rate of return on the capital of such Lender or any Person controlling such Lender to a level below that which such Lender or controlling Person could have achieved but for such introduction, change or compliance (taking into account such Lender’s or controlling Person’s policies with respect to capital adequacy), the Borrower will, promptly upon (and in any event within fifteen (15) Business Days after) demand therefor by such Lender and delivery by such Lender of the certificate required by Section 2.16(e), pay to such Lender such additional amounts as will compensate such Lender or controlling Person for such reduction in return occurring.

(c) If, on or prior to the first day of any Interest Period, (y) the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period or (z) the Administrative Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of “LIBOR Rate” upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Loans during such Interest Period, the Administrative Agent will forthwith so notify the Borrower and the Lenders. Upon such notice, (i) all then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into Base Rate Loans, (ii) the obligation of the Lenders to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for Base Rate Loans, in each case until the Administrative Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the Required Lenders, if making such determination, shall have so notified the Administrative Agent), and the Administrative Agent shall have so notified the Borrower and the Lenders. The Administrative Agent will notify the Borrower promptly upon the termination of any such suspension; provided, however, that the failure of the Administrative Agent to provide the Borrower with any such notice shall not result in any liability on the part of the Administrative Agent to the Borrower.

(d) Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender shall have determined in good faith that the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Loans, such Lender will forthwith so notify the Administrative Agent and the Borrower. Upon such notice, (i) each of such Lender’s then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice) and to the extent not sooner prepaid, be converted into a Base Rate Loan, (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall, as to such Lender, be deemed to be a request for a Base Rate Loan, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower. The Administrative Agent will notify the Borrower promptly upon the termination of any such suspension; provided, however, that the failure of the Administrative Agent to provide the Borrower with any such notice shall not result in any liability on the part of the Administrative Agent to the Borrower.

(e) A certificate (which shall be in reasonable detail) showing the bases for the determinations set forth in this Section 2.16 by any Lender as to any additional amounts payable pursuant to this Section 2.16 shall be submitted by such Lender to the Borrower either directly or through the Administrative Agent. The determinations set forth in any such certificate for purposes of this Section 2.16 of any increased costs, reduction in return, market contingencies, illegality or any other matter shall, absent manifest error, be conclusive, provided that such determinations are made in good faith. Nothing in this Section 2.16 shall require or be construed to require the Borrower to pay any interest, fees, costs or other amounts in excess of that permitted by applicable law.

2.17 Taxes.

(a) Any and all payments by the Borrower hereunder or under any Note shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on, or measured by, the overall net income or profits (or franchise taxes imposed in lieu thereof) of the Administrative Agent or any Lender by the jurisdiction (or any political subdivision thereof) under the laws of which the Administrative Agent or such Lender is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to the Administrative Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17), the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower will make such deductions, (iii) the Borrower will pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower will deliver to the Administrative Agent or such Lender, as the case may be, evidence of such payment.

(b) The Borrower will indemnify the Administrative Agent and each Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by the Administrative Agent or such Lender, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Administrative Agent or such

Lender, as the case may be, makes written demand therefor. Such written demand shall set forth in reasonable detail the amount of Taxes payable and the calculation thereof.

(c) Each of the Administrative Agent and the Lenders agrees that if it subsequently recovers, or receives a permanent net tax benefit with respect to, any amount of Taxes (i) previously paid by it and as to which it has been indemnified by or on behalf of the Borrower or (ii) previously deducted by the Borrower (including, without limitation, any Taxes deducted from any additional sums payable under Section 2.17(a)(i)), the Administrative Agent or such Lender, as the case may be, shall reimburse the Borrower to the extent of the amount of any such recovery or permanent net tax benefit (but only to the extent of indemnity payments made, or additional amounts paid, by or on behalf of the Borrower under this Section 2.17 with respect to the Taxes giving rise to such recovery or tax benefit); provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay to the Administrative Agent or such Lender, as the case may be, the amount paid over to the Borrower (together with any penalties, interest or other charges), in the event the Administrative Agent or such Lender is required to repay such amount to the relevant taxing authority or other Governmental Authority. The determination by the Administrative Agent or any Lender of the amount of any such recovery or permanent net tax benefit shall be made in good faith and, in the absence of manifest error, be conclusive and binding. The Administrative Agent or such Lender shall provide the Borrower with a certificate (which shall be in reasonable detail) showing the calculations of the distributions to the Borrower pursuant to this Section 2.17(c).

(d) If any Lender is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for federal income tax purposes (a “Non-U.S. Lender”) and is entitled to an exemption from or a reduction of United States withholding tax pursuant to the Internal Revenue Code, such Non-U.S. Lender will deliver to each of the Administrative Agent and the Borrower, on or prior to the Closing Date (or, in the case of a Non-U.S. Lender that becomes a party to this Agreement as a result of an assignment after the Closing Date, on the effective date of such assignment), (i) in the case of a Non-U.S. Lender that is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, two accurate and properly completed original signed copies of Internal Revenue Service Form W-8BEN, W-8IMY (including all appropriate attachments) or W-8ECI, as applicable (or successor forms), certifying that such Non-U.S. Lender is entitled to an exemption from or a reduction of withholding or deduction for or on account of United States federal income taxes in connection with payments under this Agreement or any of the Notes, (ii) in the case of a Non-U.S. Lender that is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, a certificate in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and to the effect that (x) such Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (y) is not a ten (10) percent shareholder for purposes of Section 881(c)(3)(B) of the Internal Revenue Code and (z) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Internal Revenue Code, together with two accurate and properly completed Internal Revenue Service Form W-8BEN (or successor form) or (iii) any other form or certificate required by any taxing authority (including any certificate required by Section 871(h) of the Code), certifying that such Non-U.S. Lender is entitled to an exemption from or a reduction of withholding or deduction for or on account of United States federal income taxes in connection with payments under this Agreement or any of the Notes. Each such Non-U.S. Lender further agrees to deliver to each of the Administrative Agent and the Borrower additional copies of each such relevant form (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) on or before the date that such form expires or becomes obsolete or after the occurrence of any event (including a change in its applicable Lending Office) requiring a change in the most recent forms so delivered by it, in each case certifying that such Non-U.S. Lender is entitled to an exemption from or a reduction of withholding or deduction for or on account of United States federal income taxes in connection with payments under this Agreement or any of the Notes, unless an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required, which event renders all such forms inapplicable or the exemption or reduction to which such forms relate unavailable and such Non-U.S. Lender notifies the Administrative Agent and the Borrower that it is not entitled to receive payments without or at a reduced rate of deduction or withholding of United States federal income taxes. Each such Non-U.S. Lender will promptly notify the Administrative Agent and the Borrower of any changes in circumstances that would modify or render invalid any claimed exemption or reduction. In addition, any Lender, if requested by the Borrower or the Administrative Agent, will deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(e) The Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of United States federal withholding tax to the extent that (i) the obligation to withhold amounts with respect to United States federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement; provided, however, that this clause (i) shall not apply to the extent that (y) the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender would have been entitled to receive in the absence of such assignment, participation or transfer, or (z) such assignment, participation or transfer was requested by the Borrower, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of Section 2.17(d), or (iii) any of the representations or certifications made by a Non-U.S. Lender pursuant to Section 2.17(d) are incorrect at the time a payment hereunder is made, other than by reason of any change in treaty, law or regulation having effect after the date such representations or certifications were made.

(f) At the Borrower’s request and at the Borrower’s cost, each Lender shall take reasonable steps (i) to contest such Lender’s liability for Taxes that have not been paid or (ii) to seek a refund of Taxes. Nothing in this Section 2.17 shall obligate any Lender to disclose any information regarding its tax affairs or computations to the Borrower.

2.18 Compensation. The Borrower will compensate each Lender upon demand for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain LIBOR Loans) that such Lender may incur or sustain (i) if for any reason (other than a default by such Lender) a Borrowing or continuation of, or conversion into, a LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of acceleration of the maturity of the Loans pursuant to Section 9.2), (iii) if any prepayment of any LIBOR Loan is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of any other failure by the Borrower to make any payments with respect to any LIBOR Loan when due hereunder. Calculation of all amounts payable to a Lender under this Section 2.18 shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.18. A certificate (which shall be in reasonable detail) showing the bases for the determinations set forth in this Section 2.18 by any Lender as to any additional amounts payable pursuant to this Section 2.18 shall be submitted by such Lender to the Borrower either directly or through the Administrative Agent. Determinations set forth in any such certificate made in good faith for purposes of this Section 2.18 of any such losses, expenses or liabilities shall, absent manifest error, be conclusive.

2.19 Replacement of Lenders.

(a) The Borrower may, at any time and so long as no Default or Event of Default has then occurred and is continuing, replace any Lender (i) that has requested compensation from the Borrower under Section 2.16(a), 2.16(b) or 2.17, (ii) the obligation of which to make or maintain LIBOR Loans has been suspended under Section 2.16(d) or (iii) that is a Defaulting Lender, in any case under clauses (i) through (iii) above by written notice to such Lender and the Administrative Agent given not more than sixty (60) days after any such event and identifying one or more Persons each of which shall be an Eligible Assignee and reasonably acceptable to the Administrative Agent (each, a “Replacement Lender,” and collectively, the “Replacement Lenders”) to replace such Lender (the “Replaced Lender”), provided that (i) the notice from the Borrower to the Replaced Lender and the Administrative Agent provided for hereinabove shall specify an effective date for such replacement (the “Replacement Effective Date”), which shall be at least five (5) Business Days after such notice is given, (ii) as of the relevant Replacement Effective Date, each Replacement Lender shall enter into an Assignment and Acceptance with the Replaced Lender pursuant to Section 11.7(a) (but shall not be required to pay the processing fee otherwise payable to the Administrative Agent pursuant to Section 11.7(a), which fee, for purposes hereof, shall be waived), pursuant to which such Replacement Lenders collectively shall acquire, in such proportion among them as they may agree with the Borrower and the Administrative Agent, all (but not less than all) of the Commitments and outstanding Loans of the Replaced Lender, and, in connection therewith, shall pay (x) to the Replaced Lender, as the purchase price in respect thereof, an amount equal to the sum as of the Replacement Effective Date (without duplication) of (1) the unpaid principal amount of, and all accrued but unpaid interest on, all outstanding Loans of the Replaced Lender and (2) the Replaced Lender’s ratable share of all accrued but unpaid fees owing to the Replaced Lender hereunder, (y) to the Administrative Agent, for its own account, any amounts owing to the Administrative Agent by the Replaced Lender under Section 2.3(b), and (z) to the Administrative Agent, for the account of the Swingline Lender, any amounts owing to the Swingline Lender under Section 2.2(e), and (iii) all other obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (ii) above in respect of which the assignment purchase price has been, or is concurrently being, paid), including, without limitation, amounts payable under Sections 2.16(a), 2.16(b) and 2.17 which give rise to the replacement of such Replaced Lender and amounts payable under Section 2.18 as a result of the actions required to be taken under this Section 2.19, shall be paid in full by the Borrower to the Replaced Lender on or prior to the Replacement Effective Date.

(b) Any Lender (including the Issuing Lender in such capacity) claiming any amounts pursuant to Section 2.16(a), 2.16(b) or 2.17 shall use reasonable efforts (consistent with legal and regulatory restrictions) to avoid any costs, reductions or Taxes in respect of which such amounts are claimed, including the filing of any certificate or document reasonably requested by the Borrower or the changing of the jurisdiction of its Lending Office if such efforts would avoid the need for or reduce the amount of any such amounts which would thereafter accrue and would not, in the sole determination of such Lender, result in any additional costs, expenses or risks to such Lender or be otherwise disadvantageous to such Lender.

(c) Notwithstanding anything to the contrary contained herein, the Borrower shall not be required to compensate any Lender pursuant to Section 2.16(a), 2.16(b), 2.17 or 2.18 for any increased costs, reductions in return, Taxes or other amounts incurred more than 180 days prior to the date that such Lender or the Administrative Agent notifies the Borrower of the circumstances or event giving rise thereto and of its intention to claim compensation in respect thereof; provided that if any change in law (or change in interpretation or administration thereof) or any other such event giving rise to any claim for compensation pursuant to Sections 2.16(a), 2.16(b), 2.17 or 2.18 is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

ARTICLE III

LETTERS OF CREDIT

3.1 Issuance. Subject to and upon the terms and conditions herein set forth, so long as no Default or Event of Default has occurred and is continuing, the Issuing Lender will, at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Termination Date, and upon request by the Borrower in accordance with the provisions of Section 3.2, issue for the account of the Borrower one or more irrevocable letters of credit denominated in Dollars and in a form customarily used or otherwise approved by the Issuing Lender (together with all amendments, modifications and supplements thereto, substitutions therefor and renewals and restatements thereof, collectively, the “Letters of Credit”). The Stated Amount of each Letter of Credit shall not be less than such amount as may be acceptable to the Issuing Lender. Notwithstanding the foregoing:

(a) No Letter of Credit shall be issued if the Stated Amount upon issuance (i) when added to the aggregate Letter of Credit Exposure of the Revolving Credit Lenders at such time, would exceed $10,000,000, or (ii) when added to the Aggregate Revolving Credit Exposure, would exceed the aggregate Revolving Credit Commitments at such time;

(b) No Letter of Credit shall be issued that by its terms expires later than the Revolving Credit Maturity Date or, in any event, more than one (1) year after its date of issuance; provided, however, that a Letter of Credit may, if requested by the Borrower, provide by its terms, and on terms acceptable to the Issuing Lender, for renewal for successive periods of one year or less (but not beyond the Revolving Credit Maturity Date), unless and until the Issuing Lender shall have delivered a notice of nonrenewal to the beneficiary of such Letter of Credit; and

(c) The Issuing Lender shall be under no obligation to issue any Letter of Credit if, at the time of such proposed issuance, (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to the Issuing Lender as of the Closing Date and that the Issuing Lender in good faith deems material to it, or (ii) the Issuing Lender shall have actual knowledge, or shall have received notice from any Lender, prior to the issuance of such Letter of Credit that one or more of the conditions specified in Sections 4.1 (if applicable) or 4.2 are not then satisfied (or have not been waived in writing as required herein) or that the issuance of such Letter of Credit would violate the provisions of Section 3.1(a).

3.2 Notices. Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower will give the Issuing Lender written notice with a copy to the Administrative Agent not later than 12:00 noon (Charlotte, North Carolina time) three (3) Business Days (or such shorter period as is acceptable to the Issuing Lender in any given case) prior to the requested date of issuance thereof. Each such notice (each, a “Letter of Credit Notice”) shall be irrevocable, shall be given in the form of Exhibit B-4 and shall specify (i) the requested date of issuance, which shall be a Business Day, (ii) the requested Stated Amount and expiry date of the Letter of Credit, and (iii) the name and address of the requested beneficiary or beneficiaries of the Letter of Credit. The Borrower will also complete any customary application procedures and documents reasonably required by the Issuing Lender in connection with the issuance of any Letter of Credit. Upon its issuance of any Letter of Credit, the Issuing Lender will promptly notify the Administrative Agent of such issuance, and the Administrative Agent will give prompt notice thereof to each Revolving Credit Lender. The renewal or extension of any outstanding Letter of Credit shall, for purposes of this Article III, be treated in all respects as the issuance of a new Letter of Credit.

3.3 Participations. Immediately upon the issuance of any Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty (except for the absence of Liens thereon created, incurred or suffered to exist by, through or under the Issuing Lender), an undivided interest and participation, pro rata (based on the percentage of the aggregate Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment), in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto and any Collateral or other security therefor or guaranty pertaining thereto; provided, however, that the fee relating to Letters of Credit described in Section 2.9(d) shall be payable directly to the Issuing Lender as provided therein, and the other Revolving Credit Lenders shall have no right to receive any portion thereof. In consideration and in furtherance of the foregoing, upon the receipt of notice from the Issuing Lender each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Revolving Credit Lender’s pro rata share (determined as provided above) of each Reimbursement Obligation not reimbursed by the Borrower on the date due as provided in Section 3.4 or through the Borrowing of Revolving Loans as provided in Section 3.5 (because the conditions set forth in Section 4.2 cannot be satisfied, or for any other reason), or of any reimbursement payment required to be refunded to the Borrower for any reason. Upon any change in the Revolving Credit Commitments of any of the Revolving Credit Lenders pursuant to Section 11.7(a), with respect to all outstanding Letters of Credit and Reimbursement Obligations there shall be an automatic adjustment to the participations pursuant to this Section 3.3 to reflect the new pro rata shares of the assigning Lender and the Assignee. Each Revolving Credit Lender’s obligation to make payment to the Issuing Lender pursuant to this Section 3.4 shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including the termination of the Revolving Credit Commitments or the existence of any Default or Event of Default, and each such payment shall be made without any offset, abatement, reduction or withholding whatsoever.

3.4 Reimbursement. The Borrower hereby agrees to reimburse the Issuing Lender by making payment to the Administrative Agent, for the account of the Issuing Lender, in immediately available funds, for any payment made by the Issuing Lender under any Letter of Credit (each such amount so paid until reimbursed, together with interest thereon payable as provided hereinbelow, a “Reimbursement Obligation”) immediately after, and in any event within one (1) Business Day after its receipt of notice of, such payment (provided that any such Reimbursement Obligation shall be deemed timely satisfied (but nevertheless subject to the payment of interest thereon as provided hereinbelow) if satisfied pursuant to a Borrowing of Revolving Loans made on or prior to the next Business Day following the date of the Borrower’s receipt of notice of such payment), together with interest on the amount so paid by the Issuing Lender, to the extent not reimbursed prior to 2:00 p.m. (Charlotte, North Carolina time) on the date of such payment or disbursement, for the period from the date of the respective payment to the date the Reimbursement Obligation created thereby is satisfied, at the Adjusted Base Rate applicable to Revolving Loans as in effect from time to time during such period, such interest also to be payable on demand. The Issuing Lender will provide the Administrative Agent and the Borrower with prompt notice of any payment or disbursement made or to be made under any Letter of Credit, although the failure to give, or any delay in giving, any such notice shall not release, diminish or otherwise affect the Borrower’s obligations under this Section 3.4 or any other provision of this Agreement. The Administrative Agent will promptly pay to the Issuing Lender any such amounts received by it under this Section 3.4.

3.5 Payment by Revolving Loans. In the event that the Issuing Lender makes any payment under any Letter of Credit and the Borrower shall not have timely satisfied in full its Reimbursement Obligation to the Issuing Lender pursuant to Section 3.4, and to the extent that any amounts then held in the Cash Collateral Account established pursuant to Section 3.8 shall be insufficient to satisfy such Reimbursement Obligation in full, the Issuing Lender will promptly notify the Administrative Agent, and the Administrative Agent will promptly notify each Revolving Credit Lender, of such failure. If the Administrative Agent gives such notice prior to 12:00 noon (Charlotte, North Carolina time) on any Business Day, each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Issuing Lender, its pro rata share (based on the percentage of the aggregate Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment) of the amount of such payment on such Business Day in immediately available funds. If the Administrative Agent gives such notice after 12:00 noon (Charlotte, North Carolina time) on any Business Day, each such Revolving Credit Lender shall make its pro rata share of such amount available to the Administrative Agent on the next succeeding Business Day. If and to the extent any Revolving Credit Lender shall not have so made its pro rata share of the amount of such payment available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, for the account of the Issuing Lender, forthwith on demand such amount, together with interest thereon at the Federal Funds Rate for each day from such date until the date such amount is paid to the Administrative Agent. The failure of any Revolving Credit Lender to make available to the Administrative Agent its pro rata share of any payment under any Letter of Credit shall not relieve any other Revolving Credit Lender of its obligation hereunder to make available to the Administrative Agent its pro rata share of any payment under any Letter of Credit on the date required, as specified above, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to make available to the Administrative Agent such other Revolving Credit Lender’s pro rata share of any such payment. Each such payment by a Revolving Credit Lender under this Section 3.5 of its pro rata share of an amount paid by the Issuing Lender shall constitute a Revolving Loan by such Revolving Credit Lender (the Borrower being deemed to have given a timely Notice of Borrowing therefor) and shall be treated as such for all purposes of this Agreement; provided that for purposes of determining the aggregate Unutilized Revolving Credit Commitments immediately prior to giving effect to the application of the proceeds of such Revolving Loans, the Reimbursement Obligation being satisfied thereby shall be deemed not to be outstanding at such time. Each Revolving Credit Lender’s obligation to make Revolving Loans pursuant to this Section 3.5 shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the existence of any Default or Event of Default or the failure of the amount of such Borrowing of Revolving Loans to meet the minimum Borrowing amount specified in Section 2.2(b); provided, however, that each Revolving Credit Lender’s obligation to make Revolving Loans pursuant to this Section 3.5 is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrower of a Notice of Borrowing).

3.6 Payment to Revolving Credit Lenders. Whenever the Issuing Lender receives a payment in respect of a Reimbursement Obligation as to which the Administrative Agent has received, for the account of the Issuing Lender, any payments from the Revolving Credit Lenders pursuant to Section 3.5, the Issuing Lender will promptly pay to the Administrative Agent, and the Administrative Agent will promptly pay to each Revolving Credit Lender that has paid its pro rata share thereof, in immediately available funds, an amount equal to such Revolving Credit Lender’s ratable share (based on the proportionate amount funded by such Revolving Credit Lender to the aggregate amount funded by all Revolving Credit Lenders) of such Reimbursement Obligation.

3.7 Obligations Absolute. The Reimbursement Obligations of the Borrower shall be irrevocable, shall remain in effect until the Issuing Lender shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit, and, except to the extent resulting from any gross negligence, bad faith or willful misconduct on the part of the Issuing Lender, shall be absolute and unconditional, shall not be subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(a) Any lack of validity or enforceability of this Agreement, any of the other Credit Documents or any documents or instruments relating to any Letter of Credit;

(b) Any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations in respect of any Letter of Credit or any other amendment, modification or waiver of or any consent to departure from any Letter of Credit or any documents or instruments relating thereto, in each case whether or not the Borrower has notice or knowledge thereof;

(c) The existence of any claim, setoff, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated hereby or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(d) Any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (provided that such draft, certificate or other document appears on its face to comply with the terms of such Letter of Credit), any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier or otherwise, or any errors in translation or in interpretation of technical terms;

(e) Any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit (provided that any draft, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof), any nonapplication or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;

(f) The exchange, release, surrender or impairment of any Collateral or other security for the Obligations;

(g) The occurrence of any Default or Event of Default; or

(h) Any other circumstance or event whatsoever, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence, bad faith or willful misconduct, shall be binding upon the Borrower and each Lender and shall not create or result in any liability of the Issuing Lender to the Borrower or any Lender. It is expressly understood and agreed that, for purposes of determining whether a wrongful payment under a Letter of Credit resulted from the Issuing Lender’s gross negligence, bad faith or willful misconduct, (i) the Issuing Lender’s acceptance of documents that appear on their face to comply with the terms of such Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, (ii) the Issuing Lender’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document appears on its face to comply with the terms of such Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (iii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence, bad faith or willful misconduct of the Issuing Lender.

3.8 Cash Collateral Account. At any time and from time to time (i) after the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the direction or with the consent of the Required Lenders shall, require the Borrower to deliver to the Administrative Agent such additional amount of cash as is equal to the aggregate Stated Amount of all Letters of Credit at any time outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) and (ii) in the event of a prepayment under Section 2.6(c), the Administrative Agent will retain such amount as may then be required to be retained, such amounts in each case under clauses (i) and (ii) above to be held by the Administrative Agent in a cash collateral account (the “Cash Collateral Account”). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a Lien upon and security interest in the Cash Collateral Account and all amounts held therein from time to time as security for Letter of Credit Exposure, and for application to the Borrower’s Obligations as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the Borrower (unless a Default or Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the

Administrative Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. In the event of a drawing, and subsequent payment by the Issuing Lender, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account, the Administrative Agent will deliver to the Issuing Lender an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse the Issuing Lender therefor. Any amounts remaining in the Cash Collateral Account (including interest) after the expiration of all Letters of Credit and reimbursement in full of the Issuing Lender for all of its obligations thereunder shall be held by the Administrative Agent, for the benefit of the Borrower, to be applied against the Obligations in such order and manner as the Administrative Agent may direct. If the Borrower is required to provide cash collateral pursuant to Sections 2.6(c) or 2.6(g), such amount (including interest), to the extent not applied as aforesaid, shall be returned to the Borrower on demand; provided that after giving effect to such return (i) the Aggregate Revolving Credit Exposure would not exceed the aggregate Revolving Credit Commitments at such time and (ii) no Default or Event of Default shall have occurred and be continuing at such time. If the Borrower is required to provide cash collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

3.9 Effectiveness. Notwithstanding any termination of the Revolving Credit Commitments or repayment of the Loans, or both, the obligations of the Borrower under this Article III shall remain in full force and effect until the Issuing Lender and the Revolving Credit Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

ARTICLE IV

CONDITIONS OF BORROWING

4.1 Conditions of Initial Borrowing. The obligation of each Lender to make Loans in connection with the initial Borrowing hereunder, and the obligation of the Issuing Lender to issue Letters of Credit hereunder on the Closing Date, is subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received the following, each dated as of the Closing Date (unless otherwise specified) and, except for the Notes and any certificates or instruments required to be delivered under the Security Documents, in sufficient copies for each Lender:

(i) to the extent requested by any Lender in accordance with Section 2.4(d), a Note or Notes for such Lender, in each case duly completed in accordance with the provisions of Section 2.4(d) and executed by the Borrower;

(ii) the Subsidiary Guaranty, duly completed and executed by each Subsidiary (other than any Foreign Subsidiary);

(iii) the Security Agreement, duly completed and executed by the Borrower and each Subsidiary (other than any Foreign Subsidiary);

(iv) the Pledge Agreement, duly completed and executed by the Borrower and each Subsidiary (other than any Foreign Subsidiary) that owns Capital Stock of another Subsidiary, together with any certificates evidencing the Capital Stock being pledged thereunder as of the Closing Date (limited to 65% of the Capital Stock of any Foreign Subsidiary) and undated assignments separate from certificate for any such certificate, duly executed in blank; and in connection with the pledged Capital Stock of any Foreign Subsidiary, such pledge agreements, instruments and other documents as shall, in the reasonable judgment of the Administrative Agent, be required or advisable under applicable foreign Requirements of Law in order to effect such pledge;

(v) Mortgages with respect to each owned of Realty located in the United States and the leased parcel located in Manchester, New Hampshire, duly completed and executed by the applicable Credit Party, and such documents relating to any such Realty as may be reasonably requested by the Administrative Agent, including, without limitation, (A) policies of title insurance for the owned Realty from title insurance companies with respect thereto, as endorsed in a manner reasonably satisfactory to the Administrative Agent, together with such coinsurance and reinsurance as may be reasonably required by the Administrative Agent, insuring such Mortgage, as a valid first lien on the Realty, free of Liens other than Permitted Liens or other exceptions to title approved and accepted by the Administrative Agent, (B) surveys for the owned Realty, (C) flood certifications for the owned Realty, and (D) a landlord agreement for each parcel of leased Realty, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(vi) Assignments and Grants of Security Interests for the federally registered Intellectual Property referred to in Annexes C, D and E of the Security Agreement, in substantially the form of Exhibits B and C (as applicable) to the Security Agreement, in each case duly completed and executed by each applicable Credit Party; and

(vii) the favorable opinions of (A) Kirkland & Ellis, special counsel to the Borrower and its Subsidiaries, (B) local counsel to the Credit Parties in such jurisdictions as may be reasonably requested by the Administrative Agent, and (C) local foreign counsel to the applicable Credit Parties in such jurisdictions as may be reasonably requested by the Administrative Agent in connection with the pledge of Capital Stock of any Foreign Subsidiary, all in form and substance reasonably satisfactory to the Administrative Agent.

(b) The Administrative Agent shall have received a certificate, signed by the president, the chief executive officer or the chief financial officer of the Borrower, in form reasonably satisfactory to the Administrative Agent, certifying on behalf of the Borrower that (i) all representations and warranties of the Credit Parties contained in this Agreement and the other Credit Documents are true and correct in all material respects as of the Closing Date, both immediately before and after giving effect to the consummation of the Transactions, the making of the initial Loans hereunder and the application of the proceeds thereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date), (ii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the consummation of the Transactions, the making of the initial Loans hereunder and the application of the proceeds thereof, (iii) both immediately before and after giving effect to the consummation of the Transactions, the making of the initial Loans hereunder and the application of the proceeds thereof, no Material Adverse Effect has occurred since January 3, 2004, and there exists no event, condition or state of facts that would reasonably be expected to result in a Material Adverse Effect, and (iv) all conditions to the initial extensions of credit hereunder set forth in this Section 4.1 and in Section 4.2 have been satisfied or waived in writing as required hereunder.

(c) The Administrative Agent shall have received a certificate of the secretary or an assistant secretary on behalf of each Credit Party executing any Credit Documents as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of such Credit Party, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws, operating agreement or similar governing document of such Credit Party, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Credit Party, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of such Credit Party executing this Agreement or any of such other Credit Documents, and attaching all such copies of the documents described above.

(d) The Administrative Agent shall have received (i) a certificate as of a recent date of the good standing of each Credit Party executing any Credit Documents as of the Closing Date, under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction, and (ii) a certificate as of a recent date of the qualification of each Credit Party to conduct business as a foreign corporation in each jurisdiction where it is so qualified as of the Closing Date, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction.

(e) The Administrative Agent shall be reasonably satisfied with the corporate and capital structure and management of the Borrower and its Subsidiaries after giving effect to the Transactions, all legal, tax and accounting matters relating to the Transactions or to the Borrower and its Subsidiaries after giving effect thereto, and all documentation relating to the Transactions as it shall have reasonably requested.

(f) All approvals, permits and consents of any Governmental Authorities or other Persons required in connection with the execution and delivery of this Agreement and the other Credit Documents and the consummation of the Transactions shall have been obtained, without the imposition of conditions that are not reasonably acceptable to the Administrative Agent, and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Administrative Agent shall have received such copies thereof as it shall have reasonably requested; all applicable waiting periods shall have expired without any adverse action being taken or threatened by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or to impose materially adverse conditions upon, this Agreement, any of the other Credit Documents, or the consummation of any of the other Transactions or that could reasonably be expected to have a Material Adverse Effect.

(g) The IPO shall have been consummated, and in connection therewith, the Administrative Agent shall be reasonably satisfied that, after giving effect thereto, the Borrower shall have received Net Cash Proceeds in an aggregate amount of not less than $70,000,000 (before giving effect to any underwriters’ overallotment).

(h) Concurrently with the making of the initial Loans hereunder, (i) all principal, interest, premium and other amounts outstanding under the Borrower’s existing senior bank credit agreement (the “Existing Senior Bank Facilities”) and under the Subordinated Notes and the Subordinated Loan Agreement (the Indebtedness described in clauses (A) and (B), collectively, the “Terminating Indebtedness”), or required to be paid as a condition to repayment in full thereof, shall be repaid and satisfied in full and all guarantees by the Credit Parties relating thereto extinguished, (ii) all commitments to extend credit under the agreements and instruments relating to the Existing Senior Bank Facilities or any other Terminating Indebtedness shall be terminated, (iii) any Liens securing the Existing Senior Bank Facilities or any other Terminating Indebtedness shall be released and any related filings terminated of record (or arrangements reasonably satisfactory to the Administrative Agent made therefore), and (iv) any letters of credit outstanding under the Existing Senior Bank Facilities or any other Terminating Indebtedness for which any Credit Party is obligated shall have been terminated, canceled or replaced (or, in the case of any letters of credit outstanding under the Existing Senior Bank Facilities and issued by Wachovia, deemed issued hereunder as of the Closing Date), and the Administrative Agent shall have received evidence of the foregoing reasonably satisfactory to it.

(i) The Administrative Agent shall have received certified reports from an independent search service reasonably satisfactory to it listing any judgment or tax lien filing or Uniform Commercial Code financing statement that names the Borrower, or any of the Borrower’s Domestic Subsidiaries as debtor in any of the jurisdictions listed beneath its name on Annex B to the Security Agreement, as well as lien search results with respect to Foreign Subsidiaries in their jurisdiction of organization, and the results thereof shall be reasonably satisfactory to the Administrative Agent.

(j) The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all filings, recordings, registrations and other actions (including, without limitation, the filing of duly completed UCC-1 financing statements in each jurisdiction listed on Annex A to the Security Agreement) necessary to perfect the Liens created by the

Security Documents shall have been completed, or arrangements reasonably satisfactory to the Administrative Agent for the completion thereof shall have been made.

(k) The Borrower shall have paid (i) to the Arranger and Wachovia, the fees required under the Fee Letter to be paid on the Closing Date, in the amounts due and payable on the Closing Date as required by the terms thereof, (ii) to the Administrative Agent, the initial payment of the annual administrative fee described in the Fee Letter, and (iii) all other fees and reasonable expenses of the Arranger, the Administrative Agent and the Lenders required hereunder or under any other Credit Document to be paid on or prior to the Closing Date (including reasonable fees and out-of-pocket expenses of counsel) in connection with this Agreement, the other Credit Documents and the Transactions.

(l) The Administrative Agent shall have received (i) copies of the financial statements referred to in Section 5.11(a) and a Financial Condition Certificate, (ii) the Projections, (iii) unaudited consolidated financial statements of the Borrower and its Subsidiaries as of the last day of the month most recently ended prior to the Closing Date for which financial statements of the Borrower and its Subsidiaries are available and (iv) an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of the month most recently ended prior to the Closing Date for which financial statements of the Borrower and its Subsidiaries are available and for that portion of the current fiscal year then ended, giving pro forma effect to the consummation of the IPO, the repayment of the Existing Senior Bank Facilities and the other Terminating Indebtedness, the initial extensions of credit made under this Agreement, the Class A Preferred Stock Repurchase, the payment of transaction fees and expenses related to the foregoing, and the consummation of the other Transactions, all as if such events had occurred on such date (the “Pro Forma Balance Sheet”), all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(m) The Administrative Agent shall be reasonably satisfied that, on a pro forma basis after giving effect to the consummation of the IPO, the repayment of the Existing Senior Bank Facilities and the other Terminating Indebtedness, the Class A Preferred Stock Repurchase, the initial extensions of credit made under this Agreement, the payment of transaction fees and expenses related to the foregoing, and the consummation of the other Transactions, all as if such transactions had occurred on the date of the Pro Forma Balance Sheet, (i) Consolidated EBITDA for the most recent twelve-month period ended prior to the Closing Date for which financial information is available (which shall not be more than 45 days prior to the Closing Date) is not less than $40,000,000, (ii) the aggregate Unutilized Revolving Credit Commitments shall not be less than $15,000,000, (iii) Consolidated Total Funded Debt is not greater than (A) Consolidated EBITDA for the period set forth in clause (i) above multiplied by (B) 2.0; and (iv) the Borrower is in compliance with all financial covenants set forth in Article VII; and the Administrative Agent shall have received a certificate as to the foregoing, duly completed and certified on behalf of the Borrower by a Financial Officer of the Borrower, together with a Covenant Compliance Worksheet (completed only as to the relevant information required under clauses (i), (iii) and (iv) above) and other supporting documentation, all in form and substance reasonably satisfactory to the Administrative Agent.

(n) The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of Section 6.6 and those provisions of the Security Agreement relating to the maintenance of insurance with respect to the Collateral have been satisfied, including receipt of certificates of insurance evidencing the insurance coverages described on Schedule 5.18 and all other or additional coverages required under the Security Agreement and naming the Administrative Agent as loss payee or additional insured (or assignee with respect to business interruption insurance), as its interests may appear.

(o) There shall not have occurred any material disruption or material adverse change in, or other condition with respect to, the United States financial and capital markets that could reasonably be expected to have a material adverse effect on the syndication of the credit facilities provided for hereunder.

(p) The Administrative Agent shall have received an Account Designation Letter, together with written instructions from an Authorized Officer, including wire transfer information, directing the payment of the proceeds of the initial Loans to be made hereunder.

(q) The Administrative Agent shall have received a resolution of the shareholders of Mettis (UK) authorizing an amendment to the articles of association of Mettis (UK) Limited having the effect of removing the right of its directors to refuse the registration of a transfer of the shares of Mettis (UK) Limited in the case of a transfer due to an enforcement action by any of its lenders.

(r) Each of the Administrative Agent and each Lender shall have received such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.

4.2 Conditions of All Borrowings. The obligation of each Lender to make any Loans hereunder, including the initial Loans (but excluding Revolving Loans made for the purpose of repaying Refunded Swingline Loans pursuant to Section 2.2(e)), and the obligation of the Issuing Lender to issue any Letters of Credit hereunder, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or date of issuance:

(a) The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.2(b), or (together with the Swingline Lender) a Notice of Swingline Borrowing in accordance with Section 2.2(d), or (together with the Issuing Lender) a Letter of Credit Notice in accordance with Section 3.2, as applicable;

(b) Each of the representations and warranties contained in Article V and in the other Credit Documents shall be true and correct in all material respects on and as of such Borrowing Date (including the Closing Date, in the case of the initial Loans made hereunder) or date of issuance of a Letter of Credit with the same effect as if made on and as of such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date); and

(c) No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date.

Each giving of a Notice of Borrowing, a Notice of Swingline Borrowing or a Letter of Credit Notice, and the consummation of each Borrowing or issuance of a Letter of Credit, shall be deemed to constitute a representation by the Borrower that the statements contained in Sections 4.2(b) and 4.2(c) are true, both as of the date of such notice or request and as of the relevant Borrowing Date or date of issuance.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Issuing Lender and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby and the Issuing Lender to issue Letters of Credit, the Borrower represents and warrants to the Administrative Agent, the Issuing Lender and the Lenders as follows:

5.1 Corporate Organization and Power. Each of the Credit Parties (i) is a corporation, a limited liability company, limited partnership or other legal entity, as the case may be, duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, (ii) has the full corporate, partnership, limited liability company or other power and authority to execute, deliver and perform the Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation, partnership, limited liability company or other legal entity and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

5.2 Authorization; Enforceability. Each of the Credit Parties has taken, or on the Closing Date will have taken, all necessary corporate, partnership, limited liability or other legal action, as applicable, to execute, deliver and perform each of the Credit Documents to which it is or will be a party, and has, or on the Closing Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Credit Documents to which it is or will be a party. This Agreement constitutes, and each of the other Credit Documents upon execution and delivery will constitute, the legal, valid and binding obligation of each of the Credit Parties that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

5.3 No Violation. The execution, delivery and performance by each of the Credit Parties of each of the Credit Documents to which it is or will be a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its articles or certificate of incorporation or formation, its bylaws or other applicable formation or organizational documents, (ii) contravene any other Requirement of Law applicable to it, (iii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any indenture, agreement or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, or (iv) except for the Liens granted in favor of the

Administrative Agent pursuant to the Security Documents and other Permitted Liens, result in or require the creation or imposition of any Lien upon any of its properties, revenues or assets; except, in the case of clauses (ii) and (iii) above, where such violations or conflicts would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

5.4 Governmental and Third-Party Authorization; Permits.

(a) No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by each of the Credit Parties of this Agreement or any of the other Credit Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than (i) filings of Uniform Commercial Code financing statements and other instruments and actions necessary to perfect the Liens created by the Security Documents, (ii) consents, authorizations and filings that have been (or on or prior to the Closing Date will have been) made or obtained and that are (or on the Closing Date will be) in full force and effect, which consents, authorizations and filings are listed on Schedule 5.4, and (iii) consents and filings the failure to obtain or make which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(b) Each of the Credit Parties has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure to obtain which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

5.5 Litigation. There are no actions, investigations, suits or proceedings pending or, to the knowledge of the Borrower, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority or other Person, (i) against or affecting any of the Credit Parties or any of their respective properties that would, if adversely determined, be reasonably likely to have a Material Adverse Effect, or (ii) with respect to this Agreement, any of the other Credit Documents or any of the transactions contemplated hereby or thereby.

5.6 Taxes. Each of the Credit Parties has timely filed all material federal, state, local and foreign tax returns and reports required to be filed by it and has paid, prior to the date on which penalties would attach thereto or a Lien would attach to any of the properties of a Credit Party if unpaid, all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those (i) that are not yet delinquent, (ii) the failure to pay which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, (iii) that are disclosed on Schedule 5.6, or (iv) that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP. Such returns accurately reflect in all material respects all liability for taxes of the Credit Parties for the periods covered thereby. As of the Closing Date, there is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of any of the Credit Parties, and there is no material unresolved claim by any Governmental Authority concerning the tax liability of any of the Credit Parties for any period for which tax returns have been or were required to have been filed, other than unsecured claims for which adequate reserves have been established in accordance with GAAP. As of the Closing Date, no Credit Party has waived or extended or has been requested to waive or extend the statute of limitations relating to the payment of any taxes.

5.7 Subsidiaries. Schedule 5.7 sets forth a list, as of the Closing Date and after giving effect to the Transactions, of all of the Subsidiaries of the Borrower and (i) as to each such Subsidiary, the percentage ownership (direct and indirect) of the Borrower in each class of its Capital Stock and each direct owner thereof, and (ii) as to each of the Borrower and its Subsidiaries, the jurisdiction of its organization, the number of shares of each class of Capital Stock outstanding, and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights. Except for the shares of Capital Stock and the other equity arrangements expressly indicated on Schedule 5.7, as of the Closing Date there are no shares of Capital Stock, warrants, rights, options or other equity securities, or other Capital Stock of any Credit Party outstanding or reserved for any purpose.

5.8 Full Disclosure. All material factual information heretofore, contemporaneously or hereafter furnished in writing to the Administrative Agent, the Arranger or any Lender by or on behalf of any of the Credit Parties (other than projections, budgets or other estimates) for purposes of or in connection with this Agreement, the other Credit Documents, and the Transactions is or will be, taken as a whole, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been updated, amended or supplemented, on the date as of which any such update, amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances under which such information was provided, not misleading in any material respect when taken as a whole. As of the Closing Date, there is no fact known to any Credit Party which has, or would reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of the Borrower and its Subsidiaries furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion, or other written statement made or furnished by the Borrower to the Administrative Agent and/or the Lenders. With respect to projections, budgets and other estimates, except as specifically represented in Section 5.11(c), the Borrower represents only that such information was prepared in good faith based upon reasonable assumptions, it being understood that any projected financial information represents projections, based upon various assumptions, of future results of operations and that actual results during the period or periods covered by such projections may differ from the projected results.

5.9 Margin Regulations. None of the Credit Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose, in each case that would violate or be inconsistent with Regulations T, U or X or any provision of the Exchange Act.

5.10 No Material Adverse Effect. There has been no Material Adverse Effect since January 3, 2004, and there exists no event, condition or state of facts that would reasonably be expected to result in a Material Adverse Effect.

5.11 Financial Matters.

(a) The Borrower has heretofore furnished to the Administrative Agent copies of (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as of January 3, 2004, December 28, 2002 and December 29, 2001, and the related statements of income, cash flows and stockholders’ equity for the fiscal years then ended, together with the opinion of Ernst & Young LLP or Arthur Andersen LLP (as the case may be) thereon and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of the ninth fiscal month of fiscal year 2004, and the related statements of income, cash flows and stockholders’ equity for the nine-month period then ended. Such financial statements have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP and to normal year-end adjustments and present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the respective periods then ended. Except as fully reflected in the most recent financial statements referred to above and the notes thereto, there are no material liabilities or obligations with respect to the Borrower and its Subsidiaries of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that are required in accordance with GAAP to be reflected in such financial statements and that are not so reflected.

(b) The Pro Forma Balance Sheet gives pro forma effect to the consummation of the IPO, repayment of the Existing Senior Bank Facilities, the Subordinated Notes and the other Terminating Indebtedness, the Class A Preferred Stock Repurchase, the initial extensions of credit made under this Agreement, the payment of transaction fees and expenses related to the foregoing, and the consummation of the other Transactions, all as if such events had occurred on the date as of which the Pro Forma Balance Sheet is prepared. The Pro Forma Balance Sheet has been prepared in accordance with GAAP (subject to the absence of footnotes required by GAAP and subject to normal year-end adjustments) and, based on stated assumptions made in good faith and having a reasonable basis set forth therein, presents fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries on an unaudited pro forma basis as of the date set forth therein after giving effect to the consummation of the transactions described above.

(c) The Borrower has prepared, and has heretofore furnished to the Administrative Agent a copy of, projected consolidated balance sheets and statements of income and cash flows of the Borrower and its Subsidiaries for the six fiscal-quarter period through the end of the fourth fiscal quarter of fiscal year 2005, giving effect to the consummation of the IPO, the repayment of the Existing Senior Bank Facilities, the Subordinated Notes and the other Terminating Indebtedness, the Class A Preferred Stock Repurchase, the initial extensions of credit made under this Agreement, the payment of transaction fees and expenses related to the foregoing, and the consummation of the other Transactions (the “Projections”). In the good faith opinion of management of the Borrower, the assumptions used in the preparation of the Projections were fair, complete and reasonable when made and continue to be fair, complete and reasonable as of the date hereof. The Projections have been prepared in good faith by the executive and financial personnel of the Borrower, are complete and represent a reasonable estimate of the future performance and financial condition of the Borrower and its Subsidiaries, subject to the uncertainties and approximations inherent in any projections.

(d) After giving effect to the consummation of the Transactions, the Credit Parties taken as a whole on a consolidated basis (i) have capital sufficient to carry on their businesses as conducted and as proposed to be conducted, (ii) have assets with a fair saleable value, determined on a going concern basis, which are (y) not less than the amount required to pay the probable liability on their existing debts as they become absolute and matured and (z) greater than the total amount of their liabilities (including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured in their ordinary course), and (iii) do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature in their ordinary course.

5.12 Ownership of Properties. Each of the Credit Parties (i) has good and marketable title to all real property owned by it, (ii) holds interests as lessee under leases in full force and effect with respect to all material leased real and personal property used in connection with its business, and (iii) has good title to all of its other material properties and assets reflected in the most recent financial statements referred to in Section 5.11(a) (except as sold or otherwise disposed of since the date thereof prior to the Closing Date or as permitted under Section 8.4), in each case free and clear of all Liens other than Permitted Liens. Schedule 5.12 lists, as of the Closing Date and after giving effect to the Transactions, all Realty of the Credit Parties, indicating in each case the identity of the owner, the address of the property, the nature of use of the premises, and whether such interest is a leasehold or fee ownership interest.

5.13 ERISA.

(a) Each of the Credit Parties and its ERISA Affiliates is in compliance with the applicable provisions of ERISA, and each Plan is and has been administered in compliance with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Internal Revenue Code, except where the failure so to comply would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. No ERISA Event (i) has occurred within the five (5) year period prior to the Closing Date, (ii) has occurred and is continuing, or (iii) to the knowledge of the Borrower, is reasonably expected to occur with respect to any Plan, in each case under clauses (i) through (iii) above except to the extent the same would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. No Plan has any Unfunded Pension Liability as of the most recent annual valuation date applicable thereto, and none of the Credit Parties nor any of their respective ERISA Affiliates has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, other than any such liabilities or transactions that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(b) None of the Credit Parties nor any of their respective ERISA Affiliates has had a complete or partial withdrawal from any Multiemployer Plan, and none of the Credit Parties nor any of their respective ERISA Affiliates would become subject to any liability under ERISA if any such Credit Party or ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the most recent valuation date except where such withdrawal or liability would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. No Multiemployer Plan is in “reorganization” or is “insolvent” within the meaning of such terms under ERISA except where such reorganization or insolvency would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

5.14 Environmental Matters. Except as set forth on Schedule 5.14 and except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect:

(a) No Hazardous Substances are or have been generated, used, located, released, treated, transported, disposed of or stored, currently or in the past, (i) by any Credit Party, or (ii) in, on, under, about or to or from any real property leased, operated or owned by any Credit Party, except in each case in compliance with all applicable Environmental Laws; and no portion of any such real property currently or at any time in the past leased, owned or operated by any Credit Party is contaminated by or contains any Hazardous Substance in amounts requiring investigation, remediation or any other action under any Environmental Law.

(b) (i) No real property leased, operated or owned by any Credit Party has been used by any Credit Party or, to the knowledge of the Borrower, by any other Person, as or for a mine, landfill, dump or other disposal facility, gasoline service station or bulk petroleum products storage facility, (ii) no portion of such real property or any other real property currently or at any time in the past leased, owned or operated by any Credit Party is currently, or to the knowledge of the Borrower has, pursuant to any Environmental Law, been placed on the “National Priorities List” or “CERCLIS List” (or any similar federal, state or local list), and (iii) there are not and, to the knowledge of the Borrower, have never been any underground storage tanks situated on any real property leased, operated or owned by any Credit Party.

(c) All activities and operations of the Credit Parties are in compliance with the requirements of all applicable Environmental Laws; each Credit Party has obtained all licenses and permits under Environmental Laws necessary to its respective operations; all such licenses and permits are being maintained in good standing and each of the Credit Parties is in compliance with all terms and conditions of such licenses and permits; and none of the Credit Parties is involved in or subject to any actual or alleged Environmental Claims and, to the knowledge of the Borrower, there are no threatened Environmental Claims involving any Credit Party.

5.15 Compliance with Laws. Each Credit Party has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties (including, without limitation, the PATRIOT Act), except in each case to the extent that the failure to comply therewith, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

5.16 Intellectual Property. Each of the Credit Parties owns, or has the legal right to use, all Intellectual Property necessary for it to conduct its business as currently conducted. Schedule 5.16 lists, as of the Closing Date and after giving effect to the Transactions, all registered Intellectual Property owned by any Credit Party. No claim has been asserted or is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and to the knowledge of the Borrower, the use of such Intellectual Property by any

Credit Party does not infringe on the known rights of any Person, except for such claims and infringements that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

5.17 Regulated Industries. None of the Credit Parties is (i) an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.18 Insurance. Schedule 5.18 sets forth, as of the Closing Date and after giving effect to the Transactions, an accurate and complete list and a brief description (including the insurer, policy number, type of insurance, coverage limits, deductibles, current premium, expiration dates and any special cancellation conditions) of all material policies of fire, liability (including, but not limited to, product liability), business interruption, workers’ compensation, and other forms of insurance owned or held by the Borrower and its Subsidiaries or pursuant to which any of their respective assets are insured as of the Closing Date. The assets, properties and business of the Borrower and its Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

5.19 Security Documents.

(a) The provisions of each of the Security Documents other than the Mortgages (whether executed and delivered prior to or on the Closing Date or thereafter) are and will be effective to create in favor of the Administrative Agent, for its benefit and the benefit of the Lenders, a valid and enforceable security interest in and Lien upon all right, title and interest of each of the Credit Parties that is a party thereto in and to the Collateral purported to be pledged by it thereunder and described therein, and upon (i) the initial extension of credit hereunder, (ii) the filing of appropriately completed Uniform Commercial Code financing statements and continuations thereof in the jurisdictions specified therein, (iii) the filing of appropriately completed short-form assignments in the U.S. Patent and Trademark Office and the U.S. Copyright Office, and (iv) the possession by the Administrative Agent of any certificates evidencing the securities pledged thereby, duly endorsed or accompanied by duly executed stock powers, such security interest and Lien shall constitute a fully perfected and first priority security interest in and Lien upon such right, title and interest of the applicable Credit Party in and to such Collateral, to the extent that such security interest and Lien can be perfected by such filings, actions and possession, subject only to Permitted Liens.

(b) The provisions of each Mortgage (whether executed and delivered prior to or on the Closing Date or thereafter) are and will be effective to create in favor of the Administrative Agent, for its benefit and the benefit of the Lenders, a valid and enforceable security interest in and Lien upon all right, title and interest of each Credit Party that is a party thereto in and to the mortgaged premises described therein, and upon (i) the initial extension of credit hereunder and (ii) the filing of such Mortgage in the applicable real property recording office, such security interest and Lien shall constitute a fully perfected and first priority security interest in and Lien upon such right, title and interest of such Credit Party in and to such mortgaged premises, in each case prior and superior to the rights of any other Person and subject only to Permitted Liens.

5.20 Labor Relations. None of the Credit Parties is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947, as amended. As of the Closing Date, there is (i) no unfair labor practice complaint before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the knowledge of the Borrower, threatened, against any of the Credit Parties, (ii) no strike, lock-out, slowdown, stoppage, walkout or other labor dispute pending or, to the knowledge of the Borrower, threatened, against any of the Credit Parties, and (iii) to the knowledge of the Borrower, no petition for certification or union election or union organizing activities taking place with respect to any of the Credit Parties. As of the Closing Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties.

5.21 No Burdensome Restrictions.

(a) No Subsidiary is a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable Requirements of Law, (iii) customary non-assignment provisions in operating leases and licenses of real or personal property entered into by the Borrower or any of its Subsidiaries as lessee or licensee in the ordinary course of business, and (iv) the Foreign Working Capital Facility (subject to the provisions of Section 8.11).

(b) No Credit Party is a party to any written agreement or instrument or subject to any other obligations or any charter or corporate restriction or any provision of any applicable Requirement of Law that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.22 OFAC. No Credit Party (i) is or will become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages or will engage in any dealings or transactions prohibited by Section 2 of such Executive Order, or be otherwise associated with any such Person in any manner violative of Section 2, or (iii) will otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

5.23 Deposit Accounts. Schedule 5.23 lists, as of the Closing Date and after giving effect to the Transactions, all deposit accounts maintained by any Credit Party at any bank or other financial institution located in the United States (other than deposit accounts maintained with the Administrative Agent), and lists in each case the name in which the account is held, the name of the depository institution, the type of account and the account number.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all other amounts then due and owing hereunder (other than contingent and indemnification obligations not then due and payable):

6.1 Financial Statements. The Borrower will deliver to the Administrative Agent and to each Lender:

(a) Within forty-five (45) days (or, if earlier and if applicable to the Borrower, the quarterly report deadline under the Exchange Act rules and regulations) after the end of each of the first three fiscal quarters of each fiscal year (and within sixty (60) days after the end of the fourth fiscal quarter of each fiscal year), beginning with the fourth fiscal quarter of fiscal year 2004, unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and unaudited consolidated and consolidating statements of income and cash flows for the Borrower and its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative consolidated (or consolidating) figures as of the end of and for the corresponding period in the preceding fiscal year together with comparative budgeted figures for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter; and

(b) Within ninety (90) days (or, if earlier and if applicable to the Borrower, the annual report deadline under the Exchange Act rules and regulations) after the end of each fiscal year, beginning with the 2004 fiscal year, an audited consolidated and unaudited consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related audited consolidated and unaudited consolidating statements of income, cash flows and stockholders’ equity for the Borrower and its Subsidiaries for the fiscal year then ended, including the notes thereto, in each case setting forth comparative figures as of the end of and for the preceding fiscal year together with comparative budgeted figures for the fiscal year then ended, and, to the extent audited, certified by Ernst & Young LLP or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, together with (y) a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such audited financial statements present fairly in all material respects the consolidated financial condition and results of operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year, and (z) a report by such accountants to the effect that, based on and in connection with their examination of the financial statements of the

Borrower and its Subsidiaries, they obtained no knowledge of the occurrence or existence of any Default or Event of Default relating to any of the covenants contained in Article VII of this Agreement, or a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by their audit.

6.2 Other Business and Financial Information. The Borrower will deliver to the Administrative Agent and each Lender:

(a) Concurrently with each delivery of the financial statements described in Sections 6.1(a) (including with respect to financial statements as of the end of and for the fourth fiscal quarter of each fiscal year) and 6.1(b), a Compliance Certificate with respect to the period covered by the financial statements being delivered thereunder, executed on behalf of the Borrower by a Financial Officer of the Borrower, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Article VII as of the last day of the period covered by such financial statements;

(b) Within thirty (30) days after the end of each fiscal year, beginning with the 2004 fiscal year, a consolidated operating budget for the Borrower and its Subsidiaries for the succeeding fiscal year (prepared on a quarterly basis), consisting of a consolidated balance sheet and consolidated statements of income and cash flows, together with a certificate on behalf of the Borrower of a Financial Officer of the Borrower to the effect that such budget has been prepared in good faith and is a reasonable estimate of the financial position and results of operations of the Borrower and its Subsidiaries for the period covered thereby; and as soon as available from time to time thereafter, any modifications or revisions to or restatements of such budget;

(c) Promptly upon receipt thereof, copies of any “management letter” submitted to the Borrower or any of its Subsidiaries by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response reports from the Borrower or any such Subsidiary in respect thereof;

(d) Promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that any Credit Party shall make available generally to its shareholders, (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that any Credit Party shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange, and (iii) all press releases and other statements made available generally by any Credit Party to the public concerning material developments in the business of the Credit Parties;

(e) Promptly upon (and in any event within five (5) Business Days after) any Responsible Officer of any Credit Party obtaining knowledge thereof, written notice of any of the following:

(i) the occurrence of any Default or Event of Default, together with a written statement on behalf of the Borrower of a Responsible Officer of the Borrower specifying the nature of such Default or Event of Default, the period of existence thereof and the action that the Borrower has taken and proposes to take with respect thereto;

(ii) the institution or threatened institution of any action, suit, investigation or proceeding against or affecting the Borrower or any other Credit Party, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), that would, if adversely determined, be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to Section 5.5 or this Section 6.2(e)(ii);

(iii) the receipt by the Borrower or any other Credit Party from any Governmental Authority of (A) any notice asserting any failure by any Credit Party to be in compliance with applicable Requirements of Law or that threatens the taking of any action against any Credit Party or sets forth circumstances that, if taken or adversely determined, would be reasonably likely to have a Material Adverse Effect, or (B) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of any Credit Party, where such action would be reasonably likely to have a Material Adverse Effect;

(iv) the occurrence of any ERISA Event, together with (x) a written statement of a Responsible Officer of the Borrower specifying the details of such ERISA Event and the action that the applicable Credit Party has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to any Credit Party or an ERISA Affiliate with respect to such ERISA Event;

(v) the occurrence of any of the following: (x) the assertion of any Environmental Claim against or affecting any Credit Party or any real property leased, operated or owned by any Credit Party, or any Credit Party’s discovery of a basis for any such Environmental Claim; (y) the receipt by any Credit Party of notice of any alleged violation of or noncompliance with any Environmental Laws or release of any Hazardous Substance; or (z) the taking of any investigation, remediation or other responsive action by any Credit Party or any other Person in response to the actual or alleged violation of any Environmental Law by any Credit Party or generation, storage, transport, release, disposal or discharge of any Hazardous Substances on, to, upon or from any real property leased, operated or owned by any Credit Party; but in each case under clauses (x), (y) and (z) above, only to the extent the same would be reasonably likely to have a Material Adverse Effect; and

(vi) any other matter or event that has, or would be reasonably likely to have, a Material Adverse Effect, together with a written statement on behalf of the Borrower of a Responsible Officer of the Borrower setting forth the nature and period of existence thereof and the action that the affected Credit Parties have taken and propose to take with respect thereto; and

(f) As promptly as reasonably possible, such other information about the business, financial condition, operations or properties of the Borrower or any other Credit Party (including any Plan and any information required to be filed under ERISA) as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.2(d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on its website on the Internet at the website address listed in Section 11.5(a)(i), or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

6.3 Existence; Franchises; Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, (i) maintain and preserve in full force and effect its legal existence, except as expressly permitted otherwise by Section 8.1, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so would not be reasonably likely to have a Material Adverse Effect, and (iii) keep all material properties in good working order and condition (normal wear and tear and damage by casualty excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or, in the good faith judgment of the Borrower, are no longer useful or desirable in the conduct of the business of the Borrower or its Subsidiaries.

6.4 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply would not be reasonably likely to have a Material Adverse Effect.

6.5 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, (i) pay, discharge or otherwise satisfy at or before maturity all liabilities and obligations as and when due (subject to any applicable subordination, grace and notice provisions), except to the extent failure to do so would not be reasonably likely to have a Material Adverse Effect, and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, would become a Lien upon any of the properties of any Credit Party; provided, however, that no Credit Party shall be required to pay any such unsecured tax, assessment, charge, levy or claim (x) that is being contested in good faith and by proper proceedings and as to which such Credit Party is maintaining adequate reserves with respect thereto in accordance with GAAP, or (y) except where the failure so to pay would be reasonably likely to have a Material Adverse Effect.

6.6 Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated (including at least $10,000,000 in business interruption insurance), and maintain such other or additional insurance on such terms and subject to such conditions as may be required under any Security Document.

6.7 Maintenance of Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to, (i) maintain books, accounts and records in which entries (which shall be true and correct in all material respects) shall be made of all financial transactions in relation to its business and properties sufficient to permit the preparation of all financial statements required under this Agreement in accordance with GAAP and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of the Administrative Agent or any Lender to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the Borrower, the independent public accountants of the Borrower and its Subsidiaries (and by this provision the Borrower authorizes such accountants to discuss the finances and affairs of the Borrower and its Subsidiaries, provided that the Borrower shall be entitled to be present at any such discussions), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested; provided that no Credit Party shall be required to disclose (a) any materials subject to a confidentiality obligation binding upon it (but provided further that such Credit Party shall, at the request of the Administrative Agent or any Lender, use commercially reasonable efforts to obtain permission for such disclosure and, in the event permission cannot be obtained, furnish such information regarding the matters to which such materials relate as can reasonably be furnished without violation of such confidentiality obligation) or (b) any communications protected by attorney-client privilege the disclosure or inspection of which, based on a written opinion of counsel to the Borrower reasonably acceptable to the Administrative Agent, would waive such privilege.

6.8 Permitted Acquisitions. In addition to the requirements contained in the definition of Permitted Acquisition and in the other applicable terms and conditions of this Agreement, the Borrower shall, with respect to any Permitted Acquisition, comply with, and cause each other applicable Credit Party to comply with, the following covenants:

(a) Not less than ten (10) Business Days prior to the consummation of any Permitted Acquisition, the Borrower shall have delivered to the Administrative Agent and each Lender the following (but with respect to any Permitted Acquisition having a Total Acquisition Amount less than $10,000,000, only the certificate and supporting calculations described in clause (v) below):

(i) a reasonably detailed description of the material terms of such Permitted Acquisition (including, without limitation, the purchase price and method and structure of payment) and of each Person or business that is the subject of such Permitted Acquisition (each, a “Target”);

(ii) historical financial statements of the Target (or, if there are two or more Targets that are the subject of such Permitted Acquisition and that are part of the same consolidated group, consolidated historical financial statements for all such Targets) for the two (2) most recent fiscal years available and, if available, for any interim periods since the most recent fiscal year-end prepared by a firm of independent certified public accountants reasonably acceptable to the Administrative Agent;

(iii) consolidated projected income statements of the Borrower and its Subsidiaries (giving effect to such Permitted Acquisition and the consolidation with the Borrower of each relevant Target) for the twelve-month period following the consummation of such Permitted Acquisition, in reasonable detail, together with any appropriate statement of assumptions and pro forma adjustments;

(iv) with respect to any such Permitted Acquisition in which any Contingent Purchase Price Obligations or Seller Subordinated Indebtedness shall be incurred by the Borrower or any of its Subsidiaries, a copy of the most recent draft of the acquisition agreement (including schedules and exhibits thereto, to the extent available) and other material documents (including the documentation evidencing such Contingent Purchase Price Obligations or Seller Subordinated Indebtedness); and

(v) a certificate, in form reasonably satisfactory to the Administrative Agent, executed by a Financial Officer of the Borrower on behalf of the Borrower setting forth the Total Acquisition Amount (including the calculation of any Contingent Purchase Price GAAP Amount constituting part of such Total Acquisition Amount and any Contingent Purchase Price Reserve Amount associated with such Permitted Acquisition) and further to the effect that, to the best of such Financial Officer’s knowledge, (x) the consummation of such Permitted Acquisition will not result in a violation of any provision of this Section 6.8 or any other provision of this Agreement, and after giving effect to such Permitted Acquisition and any Borrowings made in connection therewith, the Borrower will be in compliance with the financial covenants contained in Article VII, such compliance determined with regard to calculations made on a pro forma basis for the Reference Period most recently ended, calculated in accordance with GAAP as if each such Target had been consolidated with the Borrower for those periods applicable to such covenants (such calculations to be attached to the certificate using the Covenant Compliance Worksheet), (y) the Borrower believes in good faith that it will continue to comply with such financial covenants for a period of one year following the date of the consummation of such Permitted Acquisition, and (z) after giving effect to such Permitted Acquisition and any Borrowings in connection therewith, the Borrower believes in good faith that the Borrower will have sufficient availability under the Revolving Credit Commitments to meet its ongoing working capital requirements.

(b) As soon as reasonably practicable after the consummation of any Permitted Acquisition, the Borrower will deliver to the Administrative Agent and each Lender true and correct copies of the fully executed acquisition agreement (including schedules and exhibits thereto) and other material documents and closing papers delivered in connection therewith, together with (in the case of any Permitted Acquisition having a Total Acquisition Amount less than $10,000,000, the items described in clauses (i) and (ii) of Section 6.8(a).

(c) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that (except as shall have been approved in writing by the Required Lenders) all conditions thereto set forth in this Section 6.8 and in the description furnished under Section 6.8(a)(i) have been satisfied, that the same is permitted in accordance with the terms of this Agreement, and that the matters certified to by the Financial Officer of the Borrower on behalf of the Borrower in the certificate referred to in Section 6.8(a)(v) are, to the best of such Financial Officer’s knowledge, true and correct in all material respects as of the date such certificate is given, which representation and warranty shall be deemed to be a representation and warranty as of the date thereof for all purposes hereunder, including, without limitation, for purposes of Sections 4.2 and 9.1.

6.9 Creation or Acquisition of Subsidiaries. Subject to the provisions of Section 8.5, the Borrower may from time to time create or acquire new Wholly Owned Subsidiaries in connection with Permitted Acquisitions or otherwise, and the Wholly Owned Subsidiaries of the Borrower may create or acquire new Wholly Owned Subsidiaries, provided that:

(a) Concurrently with (and in any event within fifteen (15) calendar days after) the creation or direct or indirect acquisition by the Borrower thereof, each such new Subsidiary will execute and deliver to the Administrative Agent (i) a joinder to the Subsidiary Guaranty, pursuant to which such new Subsidiary shall become a guarantor thereunder and shall guarantee the payment in full of the Obligations of the Borrower under this Agreement and the other Credit Documents, and (ii) a joinder to the Security Agreement, pursuant to which such new Subsidiary shall become a party thereto and shall grant to the Administrative Agent, for the benefit of the Lenders, a first priority Lien upon and security interest in its accounts receivable, inventory, equipment, general intangibles and other personal property as Collateral for its obligations under the Subsidiary Guaranty, subject only to Permitted Liens;

(b) Concurrently with (and in any event within fifteen (15) calendar days after) the creation or acquisition of any new Subsidiary all or a portion of the Capital Stock of which is directly owned by the Borrower, the Borrower will execute and deliver to the Administrative Agent an amendment or supplement to the Pledge Agreement pursuant to which all of the Capital Stock of such new Subsidiary owned by the Borrower shall be pledged to the Administrative Agent, for the benefit of the Lenders, together with the certificates evidencing such Capital Stock and undated stock powers duly executed in blank; and concurrently with (and in any event within fifteen (15) calendar days after) the creation or acquisition of any new Subsidiary all or a portion of the Capital Stock of which is directly owned by another Subsidiary, the parent Subsidiary will execute and deliver to the Administrative Agent an appropriate joinder, amendment or supplement to the Pledge Agreement, pursuant to which all of the Capital Stock of such new Subsidiary owned by such parent Subsidiary shall be pledged to the Administrative Agent, for the benefit of the Lenders, together with the certificates evidencing such Capital Stock and undated stock powers duly executed in blank;

(c) Concurrently with (and in any event within fifteen (15) calendar days thereafter) the creation or acquisition of any new Subsidiary, the Borrower will deliver to the Administrative Agent:

(i) a written legal opinion of counsel to such new Subsidiary (the “New Guarantor”) addressed to the Administrative Agent and the Lenders in form and substance satisfactory to the Administrative Agent and its counsel, which shall cover such matters relating to such New Guarantor and the creation or acquisition thereof incident to the transactions contemplated by this Agreement and this Section 6.9 and the other Credit Documents as set forth in the legal opinion of counsel delivered to the Administrative Agent and the Lenders on the Closing Date;

(ii) (A) a copy of the certificate of incorporation (or other charter documents) of such New Guarantor certified as of a date that is acceptable to the Administrative Agent by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such New Guarantor, (B) a copy of the bylaws or similar organizational document of such New Guarantor certified on behalf of such New Guarantor as of a date that is acceptable to the Administrative Agent by the corporate secretary or assistant secretary of such New Guarantor, (C) an original certificate of good standing for such New Guarantor issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such New Guarantor and (D) copies of the resolutions of the Board of Directors and, if required, stockholders or other equity owners of such New Guarantor authorizing the execution, delivery and performance of the agreements, documents and instruments executed pursuant to Sections 6.9(a) and 6.9(b), certified on behalf of such New Guarantor by an Authorized Officer of such New Guarantor, all in form and substance reasonably acceptable to the Administrative Agent;

(iii) a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed against such New Guarantor in each jurisdiction in which such New Guarantor is incorporated or organized, has a place of business or keeps any material property, which report shall show no Liens on such property (other than Permitted Liens);

(iv) a certificate on behalf of such New Guarantor of the corporate secretary or assistant secretary of such New Guarantor as to the incumbency and signature of the officers executing agreements, documents and instruments executed pursuant to Sections 6.9(a) and 6.9(b);

(v) a Solvency Certificate for such New Guarantor, addressed to the Administrative Agent and the Lenders dated as of the date of creation or acquisition of such New Guarantor;

(vi) evidence reasonably satisfactory to the Administrative Agent that no Default or Event of Default shall exist immediately before or after the creation or acquisition of such New Guarantor or be caused thereby; and

(vii) a certificate executed on behalf of the Company and such New Guarantor by an Authorized Officer of each of the Company and such New Guarantor, which shall constitute a representation and warranty by the Company and such New Guarantor as of the date of the creation or acquisition of such New Guarantor that all conditions contained in this Agreement to such creation or acquisition have been satisfied, in form and substance reasonably acceptable to the Administrative Agent.

(d) As promptly as reasonably possible, the Borrower and its Subsidiaries will deliver any such other documents, certificates and opinions, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent or the Required Lenders may reasonably request in connection therewith and will take such other action as the Administrative Agent may reasonably request to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected security interest in the Collateral being pledged pursuant to the documents described above;

provided that, with respect to any Foreign Subsidiary, (i) the Capital Stock of such Foreign Subsidiary will not be required to be pledged to the extent (but only to the extent) that (y) such Foreign Subsidiary is a Subsidiary of a Foreign Subsidiary or (z) such pledge exceeds sixty-five percent (65%) of the voting Capital Stock of such Foreign Subsidiary, unless and to the extent that the pledge of greater than sixty-five percent (65%) of the voting Capital Stock of such Foreign Subsidiary would not cause any adverse tax consequences to the Borrower, and (ii) such Foreign Subsidiary will not be required to become a Subsidiary Guarantor if doing so would cause adverse tax consequences to the Borrower.

6.10 Additional Security. The Borrower will, and will cause each of its Subsidiaries to, grant to the Administrative Agent, for the benefit of the Lenders, from time to time security interests, Mortgages and other Liens in and upon such assets and properties of the Borrower or such Subsidiary as are not covered by the Security Documents executed and delivered on the Closing Date or pursuant to Section 6.9 and as may be reasonably requested from time to time by the Required Lenders (including, without limitation, Liens on real property owned or leased by the Borrower or any of its Subsidiaries, and Liens on assets acquired by the Borrower or a Subsidiary in connection with any Permitted Acquisition), but subject to the proviso at the end of Section 6.9. Such security interests, Mortgages and Liens shall be granted pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and shall constitute valid and perfected security interests and Liens, subject to no Liens other than Permitted Liens. Without limitation of the foregoing, in connection with the grant of any Mortgage with respect to any interest in real property, the Borrower will, and will cause each applicable Subsidiary to, at the Borrower’s expense, prepare, obtain and deliver to the Administrative Agent any environmental assessments, appraisals, surveys, title insurance and other matters or documents as the Administrative Agent may reasonably request or as may be required under applicable banking laws and regulations.

6.11 Environmental Laws.

(a) The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that the failure to do so would not be reasonably likely to have a Material Adverse Effect.

(b) The Borrower will, and will cause each of its Subsidiaries to, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings or to the extent the failure to conduct or complete any of the foregoing would not be reasonably likely to have a Material Adverse Effect.

(c) Without limitation of the provisions of Section 6.7, if the Administrative Agent or any Lender, in accordance with prudent banking practices, has any reason to suspect a material failure by any Credit Party to comply with the representations, warranties and covenants set forth herein concerning Hazardous Substances and Environmental Laws, employees and/or agents of the Administrative Agent may (but shall not be obligated to) enter upon any Realty of such Credit Party (subject to the provisions of Section 6.7 with respect to notice and time of visit) to conduct such inspections and tests, at the Borrower’s sole cost and expense, as may be reasonably desired by the Administrative Agent or the Required Lenders to evaluate compliance with Environmental Laws and presence of Hazardous Substances. If any such inspections or tests reveal facts, conditions or circumstances that, in the judgment of the Administrative Agent, need to be investigated, remediated or otherwise addressed under applicable Environmental Laws, or if the Administrative Agent or the Lenders otherwise learn of such facts, conditions or circumstances, the Borrower agrees to undertake all responsive actions required under applicable Environmental Laws. All costs of such actions shall be paid by the Borrower. In the event that the Borrower shall fail to timely prosecute to completion such work, the Administrative Agent may, but shall not be required to, cause such work to be performed, and all reasonable costs and expenses thereof shall become part of the Obligations. The Borrower hereby acknowledges that all hazardous waste handling practices and environmental practices and procedures are the sole responsibility of the Borrower and its Subsidiaries. The Borrower further acknowledges that neither the Administrative Agent nor any Lender is an environmental consultant, engineer, investigator or inspector of any type whatsoever. No act (or decision not to act) of the Administrative Agent or any Lender related to this Agreement or any other Credit Document shall give rise to any obligation or liability on the part of the Administrative Agent or any Lender with respect to environmental matters. In no event shall any information obtained from the Administrative Agent or any Lender or their respective employees, representatives or agents pursuant to this Agreement or any other Credit Document concerning the environmental condition of any Realty be considered by the Borrower or any of its Subsidiaries (or any other recipient of such information) as constituting legal or environmental consulting, engineering, investigating or inspecting advice, and neither the Borrower nor any of its Subsidiaries (nor any other recipient of such information) shall rely on such information. The responsibility for compliance with environmental laws rests solely with the Borrower and its Subsidiaries.

6.12 Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Administrative Agent or the Required Lenders to perfect and maintain the validity and priority of the Liens granted pursuant to the Security Documents and to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Credit Documents.

6.13 Deposit Accounts. The Borrower will, and will cause each of its applicable Subsidiaries to, maintain all of its United States deposit accounts (other than accounts used exclusively for payroll purposes) either with the Administrative Agent or with a financial institution that, with respect to such account, has entered into a tri-party blocked account agreement in form and substance reasonably satisfactory to the Administrative Agent.

6.14 Revisions or Updates to Schedules. If any of the information or disclosures provided on any of the schedules to this Agreement originally attached hereto become outdated or incorrect in any material respect, the Borrower shall deliver to the Administrative Agent and the Lenders as part of the Compliance Certificate (or earlier if the Borrower so elects) such revisions or updates to such schedules as may be necessary or appropriate to update or correct such schedules, which revisions shall be effective from the date accepted in writing by the Required Lenders (or the Administrative Agent on behalf of and with the written consent of the Required Lenders) (other than with respect to updates of Schedule 5.7), such acceptance not to be unreasonably withheld or delayed; provided that no such revisions or updates to any such schedules shall be deemed to have cured any breach of warranty or misrepresentation occurring prior to the delivery of such revision or update by reason of the inaccuracy or incompleteness of any such schedules at the time such warranty or representation previously was made or deemed to be made.

ARTICLE VII

FINANCIAL COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all other amounts then due and owing hereunder (other than contingent and indemnification obligations not then due and payable):

7.1 Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio as of the last day of any fiscal quarter, beginning with the fourth fiscal quarter of fiscal year 2004, to be greater than 2.5:1.0.

7.2 Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio as of the last day of any fiscal quarter, beginning with the first fiscal quarter of fiscal year 2005, to be less than 5.0:1.0.

7.3 Fixed Charge Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter, beginning with the first fiscal quarter of fiscal year 2005, to be less than 1.1:1.0.

ARTICLE VIII

NEGATIVE COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all other amounts then due and owing hereunder (other than contingent and indemnification obligations not then due and payable):

8.1 Merger; Consolidation. The Borrower will not, and will not permit or cause any of its Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that:

(i) any Wholly Owned Subsidiary of the Borrower may merge or consolidate with any Subsidiary Guarantor (provided that a Subsidiary Guarantor is the surviving entity), or may be liquidated into a Subsidiary Guarantor, in each case provided further that no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) any Wholly Owned Subsidiary of the Borrower that is a Domestic Subsidiary may merge or consolidate with another Person other than the Borrower, provided that (x) the surviving entity is a Domestic Subsidiary and a Subsidiary Guarantor, (y) unless such other Person is a Wholly Owned Subsidiary immediately prior to giving effect thereto, such merger or consolidation shall constitute a Permitted Acquisition and the applicable conditions and requirements of Sections 6.8 and 6.9 shall be satisfied, and (z) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii) any Wholly Owned Subsidiary of the Borrower that is a Foreign Subsidiary may merge or consolidate with any other Wholly Owned Subsidiary of the Borrower that is a Foreign Subsidiary, provided that if either constituent corporation is a Subsidiary Guarantor, the surviving entity shall be a Subsidiary Guarantor, and provided further that no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(iv) to the extent not otherwise expressly permitted under the foregoing clauses, any Wholly Owned Subsidiary that has sold, transferred or otherwise disposed of all or substantially all of its assets in connection with an Asset Disposition permitted under this Agreement and no longer conducts any active trade or business may be liquidated, wound up and dissolved.

8.2 Indebtedness. The Borrower will not, and will not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than (without duplication):

(i) Indebtedness of the Credit Parties in favor of the Administrative Agent and the Lenders incurred under this Agreement and the other Credit Documents;

(ii) accrued expenses (including salaries, accrued vacation and other compensation), current trade or other accounts payable and other current liabilities arising in the ordinary course of business and not incurred through the borrowing of money, in each case above to the extent constituting Indebtedness;

(iii) purchase money Indebtedness of the Borrower and its Subsidiaries incurred solely to finance the payment of all or part of the purchase price of any equipment, real property or other fixed assets acquired in the ordinary course of business, including Indebtedness in respect of Capital Lease obligations, and any renewals, refinancings or replacements thereof, provided that all such purchase money Indebtedness shall not exceed (A) at any time on or before the last day of fiscal year 2004, $15,000,000 in aggregate principal amount outstanding, and (B) at any time thereafter, $20,000,000 in aggregate principal amount outstanding;

(iv) unsecured loans and advances (A) by the Borrower or any Subsidiary to any Domestic Subsidiary Guarantor, (B) by any Subsidiary to the Borrower, or (C) by the Borrower or any Subsidiary to any Subsidiary that is not a Domestic Subsidiary Guarantor, provided that any such loan or advance is subordinated in right and time of payment to the Obligations and is evidenced by a promissory note, in form and substance reasonably satisfactory to the Administrative Agent, pledged to the Administrative Agent pursuant to the Security Documents, and provided further that all such loans and advances made pursuant to clause (C) above to Subsidiaries (including Foreign Subsidiaries) that are not Domestic Subsidiary Guarantors shall be subject to the limitations on Investments set forth in Section 8.5 (including, without limitation, the limitations on Investments in Foreign Subsidiaries set forth in Section 8.5(xi));

(v) Indebtedness of the Borrower under Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

(vi) Indebtedness existing on the Closing Date and described in Schedule 8.2 and any renewals, refinancings or extensions of any such Indebtedness, so long as the principal amount thereof is not increased to an amount exceeding the principal amount thereof outstanding as of the date of such renewal, refinancing or extension and the terms thereof, taken as a whole, are not made materially less favorable to the respective obligors;

(vii) Indebtedness consisting of Guaranty Obligations of the Borrower or any of its Subsidiaries incurred in the ordinary course of business for the benefit of another Credit Party, provided that the primary obligation being guaranteed is expressly permitted by this Agreement, and provided that this clause (vii) shall not permit any guarantee by the Borrower or any Domestic Subsidiary of the Foreign Working Capital Facility or any other Indebtedness of any Foreign Subsidiary;

(viii) unsecured Indebtedness issued after the Closing Date by the Borrower or any of its Subsidiaries to sellers in connection with Permitted Acquisitions (excluding Indebtedness consisting of Contingent Purchase Price Obligations), in an aggregate principal amount not exceeding $15,000,000 outstanding at any time, provided that such

Indebtedness (A) shall not mature or require any scheduled payment of principal at any time prior to the first anniversary of the later of the Term Loan Maturity Date or Revolving Credit Maturity Date, (B) is fully subordinated in right and time of payment to the Obligations on terms and conditions acceptable to the Administrative Agent, (C) shall have covenants and undertakings that, taken as a whole, are materially less restrictive than those contained herein and shall not be cross-defaulted to this Agreement (but may be cross-accelerated) and (D) is otherwise on terms and conditions acceptable to, and in a form approved in writing by, the Administrative Agent, and provided further that no Indebtedness (excluding Indebtedness consisting of Contingent Purchase Price Obligations) to sellers in connection with Permitted Acquisitions shall be incurred except on the terms described in this paragraph (the Indebtedness described in this paragraph, “Seller Subordinated Indebtedness”);

(ix) Indebtedness that may be deemed to exist pursuant to any performance bond, surety, statutory appeal or similar obligation entered into or incurred by the Borrower or any of its Subsidiaries in the ordinary course of business;

(x) Indebtedness of the Borrower and its Subsidiaries consisting of deposit overdraft lines of credit, not exceeding $500,000 in aggregate principal amount outstanding at any time;

(xi) Indebtedness of the Borrower and its Subsidiaries arising under agreements providing for indemnification, adjustment of purchase price or similar obligations in connection with Permitted Acquisitions or Asset Dispositions permitted hereunder;

(xii) unsecured Indebtedness consisting of Contingent Purchase Price Obligations of the Borrower and its Subsidiaries (including Contingent Purchase Price Obligations set forth on Schedule 8.2) to the extent that the aggregate Contingent Purchase Price Reserve Amounts do not exceed $10,000,000 at any one time;

(xiii) Indebtedness incurred or assumed after the Closing Date by the Borrower or any of its Subsidiaries pursuant to a Permitted Acquisition, which Indebtedness (a) is unsecured or, if secured, is secured only by property, plant and equipment of the acquired business or Person in existence at the time of such Permitted Acquisition (and in any event, shall not be owing to or secured in favor of any seller in such Permitted Acquisition), (b) was in existence at the time of such Permitted Acquisition and was not incurred in contemplation or anticipation of such Permitted Acquisition, and (c) does not exceed $5,000,000 in aggregate principal amount outstanding at any time;

(xiv) Guaranty Obligations in the form of Investments permitted under Section 8.5;

(xv) a Foreign Working Capital Facility not exceeding £8,000,000 (or, in the event of a conversion of Pounds Sterling to Euro, an equivalent amount in Euro determined as of the date of conversion) in aggregate principal amount outstanding at any time (and in no event to exceed the equivalent of US $24,000,000 in aggregate principal amount outstanding at any time, based on the spot rate of exchange as determined by the Administrative Agent in accordance with customary market practice), and any Guaranty Obligations of Foreign Subsidiaries of Mettis in respect thereof; and

(xvi) other unsecured Indebtedness of the Borrower and its Subsidiaries not exceeding $10,000,000 in aggregate principal amount outstanding at any time; provided that the aggregate principal amount of Indebtedness of Foreign Subsidiaries incurred pursuant to this Section 8.2(xvi) outstanding at any time shall not exceed $5,000,000.

8.3 Liens. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, or agree to do any of the foregoing, other than the following (collectively, “Permitted Liens”):

(i) Liens in favor of the Administrative Agent and the Lenders created by or otherwise existing under or in connection with this Agreement and the other Credit Documents;

(ii) Liens in existence on the Closing Date and set forth on Schedule 8.3;

(iii) Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, and other similar Liens imposed by law or incurred pursuant to customary reservations or retentions of title (including contractual Liens in favor of sellers and suppliers of goods) incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than sixty (60) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(iv) Liens (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under Section 9.1(j)) incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, public or statutory obligations, government contracts, contractual or warranty requirements, and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business, including obligations under insurance or self-insurance arrangements;

(v) Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(vi) any attachment or judgment Lien not constituting an Event of Default under Section 9.1(h) that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(vii) Liens (I) securing the Indebtedness permitted under Section 8.2(iii), provided that (a) any such Lien shall attach to the property acquired with such Indebtedness concurrently with or within ninety (90) days after the acquisition or the refinancing thereof by the Borrower or such Subsidiary, (b) the amount of the Indebtedness secured by such Lien shall not exceed the lesser of (y) the fair market value of the property acquired with such Indebtedness at the time of such acquisition and (z) the cost thereof to the Borrower or such Subsidiary and (c) any such Lien shall not encumber any other property of the Borrower or any of its Subsidiaries, and (II) on property, plant and equipment of an acquired business or Person securing Indebtedness permitted under, and on the terms set forth in, Section 8.2(xiii);

(viii) customary security deposits under operating leases entered into by the Borrower and its Subsidiaries in the ordinary course of business;

(ix) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(x) Liens arising from the filing, for notice purposes only, of UCC-1 financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) in respect of true leases otherwise permitted hereunder;

(xi) with respect to any Realty occupied by the Borrower or any of its Subsidiaries, (a) all easements (including, without limitation, reciprocal easement agreements and utility agreements), rights of way, covenants, consents, reservations, licenses, encroachments, variations and similar restrictions, charges and encumbrances on title (including Liens in the nature of municipal ordinances, zoning, entitlement, land use and environmental regulations) that do not materially impair the use of such property for its intended purposes or the value thereof, and (b) any other Lien or exception to coverage described in mortgagee policies of title insurance issued in favor of and accepted by the Administrative Agent;

(xii) Liens in favor of customs and revenue authorities arising as a matter of law to secure nondelinquent customs duties in connection with the importation of goods;

(xiii) Liens that arise in favor of banks under Article 4 of the Uniform Commercial Code on items in collection and the documents relating thereto and proceeds thereof;

(xiv) Liens with respect to cash deposits held in escrow in connection with Permitted Acquisitions;

(xv) Liens deemed to exist in connection with investments in repurchase agreements meeting the requirements of Cash Equivalents;

(xvi) any leases, subleases, licenses or sublicenses granted by the Borrower or any of its Subsidiaries to third parties in the ordinary course of business and not interfering in any material respect with the business of the Borrower and its Subsidiaries, and any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license permitted under this Agreement;

(xvii) Liens consisting of contractual obligations of any Credit Party to sell or otherwise dispose of assets (provided that such sale or disposition is permitted under Section 8.4);

(xviii) other Liens securing obligations not exceeding $2,500,000 in aggregate principal amount outstanding at any time;

(xix) Liens securing Indebtedness of Mettis and any of its Foreign Subsidiaries permitted under the Foreign Working Capital Facility (which Liens shall encumber only assets of Mettis and such Foreign Subsidiaries); and

(xx) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that any such extension, renewal or replacement Lien shall be limited to all or a part of the property that secured the Lien so extended, renewed or replaced (plus any improvements on such property).

8.4 Disposition of Assets. The Borrower will not, and will not permit or cause any of its Subsidiaries to, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or any portion of its assets, business or properties (including, without limitation, any Capital Stock of any of its Subsidiaries), or agree to do any of the foregoing, except for:

(i) sales, transfers, leases, licenses or other dispositions of inventory, materials and other property and assets (including intellectual property), in each case in the ordinary course of business;

(ii) the sale, exchange or other disposition of Cash Equivalents in the ordinary course of business;

(iii) the sale, lease or other disposition of assets by the Borrower or any Subsidiary of the Borrower to the Borrower or to a Domestic Subsidiary Guarantor (or by any Foreign Subsidiary to another Foreign Subsidiary, provided that no Foreign Subsidiary that is a Subsidiary Guarantor may sell, lease or otherwise dispose of any assets to a Foreign Subsidiary that is not a Subsidiary Guarantor pursuant to this clause (iii)), in each case so long as no Event of Default shall have occurred and be continuing or would result therefrom;

(iv) the sale, exchange or other disposition in the ordinary course of business of equipment or other capital assets no longer used or useful in the business of the Borrower and its Subsidiaries;

(v) the sale or disposition of assets (other than the Capital Stock of Subsidiaries) outside the ordinary course of business for fair value and for cash, provided that (x) the aggregate amount of Net Cash Proceeds from all such sales or dispositions that are consummated during any Reference Period shall not exceed $2,000,000 (and the aggregate amount of Net Cash Proceeds from all such sales or dispositions that are consummated by Foreign Subsidiaries during any Reference Period shall not exceed $1,000,000), (y) if such sale or disposition shall be an “Asset Disposition” hereunder, such Net Cash Proceeds shall be reinvested or applied to the prepayment of the Loans in accordance with the provisions of Section 2.6(f), and (z) no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(vi) any merger, consolidation or other transaction expressly permitted under Section 8.1.

8.5 Investment. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or purchase or otherwise acquire (whether in one or a series of related transactions) any portion of the assets, business or properties of another Person (including pursuant to an Acquisition), or create or acquire any Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, “Investments”), or make a commitment or otherwise agree to do any of the foregoing, other than:

(i) Investments consisting of cash and Cash Equivalents;

(ii) Investments consisting of the creation of accounts receivable, purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property and other assets, in each case in the ordinary course of business,

(iii) Investments consisting of (w) loans and advances to employees of the Borrower and its Subsidiaries for reasonable travel, relocation and business expenses in the ordinary course of business not exceeding $750,000 at any time outstanding, (x) cash loans and advances to employees of the Borrower and its Subsidiaries for the purchase of Capital Stock of the Borrower not exceeding $750,000 at any time outstanding, (y) accounts receivable of the Borrower and its Subsidiaries created or acquired in the ordinary course of business, and (z) prepaid expenses of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(iv) Investments (including debt obligations) of the Borrower and its Subsidiaries received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) without duplication, Investments consisting of intercompany Indebtedness permitted under Section 8.2(iv);

(vi) Investments existing as of the Closing Date and described in Schedule 8.5;

(vii) Investments of the Borrower under Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

(viii) Investments in Domestic Subsidiaries, which Domestic Subsidiaries are Subsidiary Guarantors;

(ix) Investments made prior to the date hereof in Foreign Subsidiaries existing as of the date hereof, provided that nothing in this paragraph shall permit any Investments made after the date hereof in such Foreign Subsidiaries;

(x) Investments consisting of the making of capital contributions or the purchase of Capital Stock (y) by the Borrower or any Subsidiary in any other newly created or acquired Wholly Owned Subsidiary that is (or immediately after giving effect to such Investment will be) a Domestic Subsidiary Guarantor; provided that the Borrower complies with the provisions of Section 6.9, and (z) by any Subsidiary in the Borrower;

(xi) Investments in Foreign Subsidiaries (including, without limitation (but without duplication), capital contributions made to any Foreign Subsidiary, loans made to any Foreign Subsidiary (including loans and advances to Foreign Subsidiaries made pursuant to Section 8.2(iv)), and Guaranty Obligations with respect to obligations of any such Foreign Subsidiary) made after the date hereof in an aggregate amount, as valued at the time each such Investment is made, not exceeding $10,000,000 for all such Investments from and after the Closing Date; provided that:

(A) the aggregate permitted amount for all such Investments shall increase to $15,000,000 upon delivery pursuant to Section 6.2(a) of Compliance Certificates indicating a Total Leverage Ratio of less than 1.75 to 1.0 as of the last day of two consecutive four-quarter Reference Periods (but provided further that in the event the Total Leverage Ratio should equal or exceed 1.75 to 1.0 as of the last day of any fiscal period at any time thereafter, the aggregate permitted amount for all such Investments pursuant to this Section 8.5(xi) shall automatically be reduced to $10,000,000 (plus any such Investments pursuant to this Section 8.5(xi) outstanding at the time of reduction to the extent in excess of $10,000,000, but only to the extent of such excess));

(B) the aggregate permitted amount for all such Investments shall increase to $20,000,000 upon delivery pursuant to Section 6.2(a) of Compliance Certificates indicating a Total Leverage Ratio of less than 1.5 to 1.0 as of the last day of two consecutive four-quarter Reference Periods (but provided further that in the event the Total Leverage Ratio should equal or exceed 1.5 to 1.0 or 1.75 to 1.0 as of the last day of any fiscal period at any time thereafter, the aggregate permitted amount for all such Investments pursuant to this Section 8.5(xi) shall automatically be reduced to $15,000,000 or $10,000,000, respectively (plus any such Investments pursuant to this Section 8.5(xi) outstanding at the time of reduction to the extent in excess of $15,000,000 or $10,000,000, respectively, but only to the extent of such excess));

(C) the aggregate permitted amount for all such Investments shall increase to $25,000,000 upon delivery pursuant to Section 6.2(a) of Compliance Certificates indicating a Total Leverage Ratio of less than 1.0 to 1.0 as of the last day of two consecutive four-quarter Reference Periods (but provided further that in the event the Total Leverage Ratio should equal or exceed 1.0 to 1.0, 1.5 to 1.0 or 1.75 to 1.0 as of the last day of any fiscal period at any time thereafter, the aggregate permitted amount for all such Investments pursuant to this Section 8.5(xi) shall automatically be reduced to $20,000,000, $15,000,000 or $10,000,000, respectively (plus any such Investments pursuant to this Section 8.5(xi) outstanding at the time of reduction to the extent in excess of $20,000,000, $15,000,000 or $10,000,000, respectively, but only to the extent of such excess)); and

(D) notwithstanding the foregoing, no Investments may be made under this Section 8.5(xi) if a Default or Event of Default has occurred and is continuing or would result therefrom;

(xii) the Transactions;

(xiii) Permitted Acquisitions; and

(xiv) other Investments not otherwise permitted under this Section 8.5 (including joint ventures, but excluding Investments in Foreign Subsidiaries) in an aggregate amount, as valued at the time each such Investment is made, not exceeding $2,000,000 for all such Investments from and after the Closing Date.

8.6 Restricted Payments.

(a) The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options to acquire its Capital Stock (collectively, “Restricted Payments”), or set aside funds for any of the foregoing, except that:

(i) the Borrower and any of its Subsidiaries may declare and make dividend payments or other distributions payable solely in its Common Stock;

(ii) each Subsidiary of the Borrower may declare and make dividend payments or other distributions to the Borrower or to a Wholly Owned Subsidiary of the Borrower that is a Subsidiary Guarantor, or (if such declaring Subsidiary is a Foreign Subsidiary) to another Wholly Owned Foreign Subsidiary, in each case to the extent not prohibited under applicable Requirements of Law;

(iii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may purchase, redeem, retire or otherwise acquire warrants to acquire shares of its Capital Stock, in an aggregate cash amount not exceeding $1,000,000 for all such purchases, redemptions, retirements and acquisitions during any fiscal year; and

(iv) the Borrower may make any Restricted Payment in an amount that, taken together with the aggregate of all other Restricted Payments made by the Borrower and its Subsidiaries (other than Restricted Payments permitted under Sections 8.6(a)(i) and 8.6(a)(ii), but including Restricted Payments permitted under Section 8.6(a)(iii)) from and after the Closing Date, is less than 50% of Consolidated Net Income for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date to the end of the Borrower’s most recently ended fiscal quarter for which the Borrower has delivered financial statements as required by Sections 6.1(a) or 6.1(b), as the case may be, and the Compliance Certificate as required by Section 6.2(a), provided that:

(A) no Default or Event of Default shall have occurred and be continuing or would result from such Restricted Payment;

(B) after giving effect to such Restricted Payment, the Borrower shall be in compliance with the Fixed Charge Coverage Ratio set forth in Section 7.3, such compliance determined with regard to calculations made on a pro forma basis for the Reference Period most recently ended, calculated in accordance with GAAP as if such Restricted Payment had been made at the beginning of such Reference Period; and

(C) after giving effect to such Restricted Payment, the Total Leverage Ratio (calculated on a pro forma basis as set forth above after giving effect to such Restricted Payment) shall not exceed 1.5 to 1.0.

(b) The Borrower will not, and will not permit or cause any of its Subsidiaries to, make (or give any notice in respect of) any payment or prepayment of principal on, or interest, fees or premium (if any) with respect to any Subordinated Indebtedness, or directly or indirectly make any redemption (including pursuant to any change of control or asset disposition provision), retirement, defeasance or other acquisition for value of any Subordinated Indebtedness, or make any deposit or otherwise set aside funds for any of the foregoing purposes; provided, however, that, subject to the provisions of Section 8.6(c), the Borrower and its Subsidiaries may make required principal and interest payments on any Seller Subordinated Indebtedness incurred or issued pursuant to (and in accordance with the terms of) Section 8.2(viii) and any Subordinated Indebtedness existing on the Closing Date and described in Schedule 8.2, in each case in accordance with the terms of such Indebtedness (including any subordination provisions thereof).

(c) The Borrower will not, and will not permit any of its Subsidiaries to, make any payment in respect of any Contingent Purchase Price Obligations (whether or not such Contingent Purchase Price Obligations constitute Indebtedness) or Seller Subordinated

Indebtedness unless, immediately after giving effect to such payment, the Borrower shall be in compliance with the financial covenants contained in Article VII, such compliance determined with regard to calculations made on a pro forma basis for the Reference Period most recently ended, calculated in accordance with GAAP as if such payment had been made on the last day of such Reference Period, and the Administrative Agent has received a certificate on behalf of the Borrower of a Financial Officer of the Borrower to such effect.

8.7 Transactions with Affiliates. The Borrower will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of the Borrower or any of its Subsidiaries, except in the ordinary course of its business and upon fair and reasonable terms that are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person other than an Affiliate of the Borrower or any of its Subsidiaries; provided, however, that nothing contained in this Section 8.7 shall prohibit:

(i) transactions described on Schedule 8.7 or otherwise expressly permitted under this Agreement;

(ii) transactions among the Borrower and its Wholly Owned Subsidiaries (provided that such transactions shall remain subject to any other applicable limitations and restrictions set forth in this Agreement); and

(iii) the payment by the Borrower of reasonable and customary fees to members of its boards of directors (such fees not to exceed, in any event, $500,000 during any fiscal year) and the payment and provision of compensation and benefits to its directors and officers relating to their employment.

8.8 Lines of Business. The Borrower will not, and will not permit or cause any of its Subsidiaries to, engage in any lines of business other than the businesses engaged in by it and its Subsidiaries on the Closing Date and businesses and activities reasonably related thereto. All references in this Agreement and the other Credit Documents to “in the ordinary course of business” shall mean only in the ordinary course of those businesses permitted by this Section 8.8.

8.9 Sale-Leaseback Transactions. Except for transactions otherwise expressly permitted under this Agreement, and except as permitted by Section 8.2(iii), the Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed, and whether now owned or hereafter acquired) (i) that any Credit Party has sold or transferred (or is to sell or transfer) to a Person that is not a Credit Party or (ii) that any Credit Party intends to use for substantially the same purpose as any other property that, in connection with such lease, has been sold or transferred (or is to be sold or transferred) by a Credit Party to another Person that is not a Credit Party.

8.10 Certain Amendments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, (i) amend, modify or waive, or permit the amendment, modification or waiver of, any provision of any Subordinated Indebtedness, the effect of which would be (a) to increase the principal amount due thereunder or provide for any mandatory prepayments not already provided for by the terms thereof, (b) to shorten or accelerate the time of payment of any amount due thereunder (to the extent such modification would cause any such Subordinated Indebtedness to become due within one year after the due date for repayment of any of the Obligations), (c) to increase the applicable interest rate (to the extent payable in cash) or amount of any fees or costs due thereunder, (d) to amend any of the subordination provisions thereunder (including any of the definitions relating thereto), (e) to make any covenant or event of default therein more restrictive or add any new covenant or event of default, (f) to grant any security or collateral to secure payment thereof, or (g) to effect any change in the rights or obligations of the Credit Parties thereunder or of the holders thereof that, in the reasonable determination of the Administrative Agent, would be adverse in any material respect to the rights or interests of the Lenders, (ii) breach or otherwise violate any of the subordination provisions applicable to any Subordinated Indebtedness, including, without limitation, restrictions against payment of principal and interest thereon, or (iii) amend, modify or change any provision of its articles or certificate of incorporation or formation, bylaws, partnership agreement, operating agreement or other applicable formation or organizational documents, as applicable, the terms of any class or series of its Capital Stock other than in a manner that could not reasonably be expected to adversely affect the Lenders in any material respect (provided that the Borrower shall give the Administrative Agent and the Lenders notice of any such amendment, modification or change that is material, together with copies thereof).

8.11 Limitation on Certain Restrictions. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (a) the ability of Borrower and any such Subsidiaries to perform and comply with their respective obligations under the Credit Documents or (b) the ability of any Subsidiary of the Borrower to make any dividend payment or other distribution in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable Requirements of Law, (iii) customary non-assignment provisions in operating leases and licenses of real or personal property (including intellectual property) entered into by the Borrower or any of its Subsidiaries as lessee or licensee in the ordinary course of business, and (iv) as to clause (b) above only, the Foreign Working Capital Facility (but only with respect to the Foreign Subsidiary obligors thereunder, and then only to the extent that any such restrictions could not reasonably be expected to materially impair the ability of the Borrower to perform its obligations under this Agreement).

8.12 No Other Negative Pledges. The Borrower will not, and will not permit or cause any of its Subsidiaries to, enter into or suffer to exist any agreement or restriction that, directly or indirectly, prohibits or conditions the creation, incurrence or assumption of any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, other than as set forth in (i) this Agreement and the other Credit Documents, (ii) any agreement or instrument creating a Permitted Lien, including the Foreign

Working Capital Facility (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien), and (iii) operating leases and licenses of real or personal property entered into by the Borrower or any of its Subsidiaries as lessee or licensee in the ordinary course of business.

8.13 Fiscal Year. The Borrower will not, and will not permit or cause any of its Subsidiaries to, change the ending date of its fiscal year to a date other than the Saturday closest to December 31.

8.14 Accounting Changes. Other than as permitted pursuant to Section 1.2, the Borrower will not, and will not permit or cause any of its Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except (i) as may be required by GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in the jurisdiction of its organization) or (ii) as the Borrower’s independent auditor may recommend and as reasonably consented to by the Required Lenders.

8.15 Ownership of Subsidiaries. The Borrower will not, and will not permit or cause any of its Subsidiaries to, have any Subsidiaries of the Borrower other than Wholly Owned Subsidiaries.

ARTICLE IX

EVENTS OF DEFAULT

9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) The Borrower shall fail to pay when due (i) any principal of any Loan or any Reimbursement Obligation, or (ii) any interest on any Loan, any fee payable under this Agreement or any other Credit Document, or (except as provided in clause (i) above) any other Obligation (other than any Obligation under a Hedge Agreement), and (in the case of this clause (ii) only) such failure shall continue for a period of three (3) Business Days;

(b) The Borrower or any other Credit Party shall fail to observe, perform or comply with any condition, covenant or agreement contained in any of Sections 2.14, 6.1, 6.2(e)(i), 6.3(i), 6.8 or 6.9 or in Articles VII or VIII;

(c) The Borrower or any other Credit Party shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in Sections 9.1(a) and 9.1(b), or any default or event of default shall occur under any Hedge Agreement to which the Borrower and any Lender or Affiliate of any Lender are parties, and such failure (i) by the express terms of the relevant Credit Document, constitutes an Event of Default, or (ii) shall continue unremedied for any grace period specifically applicable thereto or, if no such grace period is applicable, for a period of thirty (30) days after the earlier of (y) the date on which a Responsible Officer of the Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to the Borrower;

(d) Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Credit Party in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished at any time in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect as of the time made, deemed made or furnished;

(e) The Borrower or any other Credit Party shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period or notice provisions) (y) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement or a Hedge Agreement) having an aggregate principal amount of at least $2,000,000 or (z) any termination or other payment under any Hedge Agreement covering a notional amount of Indebtedness of at least $2,000,000 or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on its or their behalf) to cause (with or without the giving of notice, lapse of time, or both), without regard to any subordination terms with respect thereto, such Indebtedness to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity;

(f) The Borrower or any other Credit Party shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in Section 9.1(g), (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing;

(g) Any involuntary petition or case shall be filed or commenced against the Borrower or any other Credit Party seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of sixty (60) days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding;

(h) Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (to the extent not paid when due, exclusive of amounts fully bonded or covered by insurance or for which the Borrower or any other Credit Party is indemnified in a manner reasonably satisfactory to the Administrative Agent) in excess of $1,000,000 shall be entered or filed against the Borrower or any other Credit Party or any of their respective properties and the same shall not be paid, dismissed, bonded, vacated, stayed or discharged within a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale of such property thereunder;

(i) Any Security Document to which the Borrower or any other Credit Party is now or hereafter a party shall for any reason cease to be in full force and effect or cease to be effective to give the Administrative Agent a valid and perfected security interest in and Lien upon the Collateral purported to be covered thereby, subject to no Liens other than Permitted Liens, in each case unless any such cessation occurs in accordance with the terms thereof or is due to any act or failure to act on the part of the Administrative Agent or any Lender, or the Borrower or any other Credit Party shall assert any of the foregoing; or the Subsidiary Guaranty shall for any reason cease to be in full force and effect as to any Subsidiary Guarantor, or any Subsidiary Guarantor or any Person acting on its behalf shall deny or disaffirm such Subsidiary Guarantor’s obligations thereunder;

(j) Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events and other events or conditions then existing, any Credit Party and its ERISA Affiliates have incurred, or would be reasonably likely to incur liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) in excess of $2,000,000;

(k) Any one or more licenses, permits, accreditations or authorizations of the Borrower or any other Credit Party shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by the Borrower or any other Credit Party to be in compliance with applicable Requirements of Law, and such action, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect;

(l) Any one or more Environmental Claims shall have been asserted against the Borrower or any other Credit Party (or a reasonable basis shall exist therefor) or the Borrower or any other Credit Party shall have incurred or would be reasonably likely to incur liability, interruption of operations or other adverse effects as a result thereof, and such Environmental Claims, liability or other effect, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect; or

(m) (A) any Person or group of Persons acting in concert as a partnership or other group (other than the Sponsor) shall have become, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, the beneficial owner of outstanding Capital Stock of the Borrower having 35% or more of the Total Voting Power of the Borrower and, at such time or at any time thereafter at which such Person or group of Persons beneficially owns, directly or indirectly, Capital Stock of the Borrower having 35% or more of the Total Voting Power of the Borrower, the Sponsor beneficially owns, directly or indirectly, Capital Stock of the Borrower having less than a majority of the Total Voting Power of the Borrower, or (B) during any period of up to twelve (12) consecutive months, individuals on the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the Sponsor, as the case may be, was approved by a vote of either (1) 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (2) the Sponsor) shall cease to consist of a majority of the individuals who constituted the Board of Directors at the beginning of such period.

9.2 Remedies: Termination of Commitments, Acceleration, etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:

(a) Declare the Commitments, the Swingline Commitment, and the Issuing Lender’s obligation to issue Letters of Credit, to be terminated, whereupon the same shall terminate; provided that, upon the occurrence of a Bankruptcy Event, the Commitments, the Swingline Commitment and the Issuing Lender’s obligation to issue Letters of Credit shall automatically be terminated;

(b) Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement, the Notes and the other Credit Documents (but excluding any amounts owing under any Hedge Agreement), shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower; provided that, upon the occurrence of a Bankruptcy Event, all of the outstanding principal amount of the Loans and all other amounts described in this Section 9.2(b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower;

(c) Direct the Borrower to deposit (and the Borrower hereby agrees, forthwith upon receipt of notice of such direction from the Administrative Agent, to deposit) with the Administrative Agent from time to time such additional amount of cash as is equal to the aggregate Stated Amount of all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder), such amount to be held by the Administrative Agent in the Cash Collateral Account as security for the Letter of Credit Exposure as described in Section 3.8;

(d) Appoint or direct the appointment of a receiver for the properties and assets of the Credit Parties, both to operate and to sell such properties and assets, and the Borrower, for itself and on behalf of its Subsidiaries, hereby consents to such right and such appointment and hereby waives any objection the Borrower or any Subsidiary may have thereto or the right to have a bond or other security posted by the Administrative Agent on behalf of the Lenders, in connection therewith; and

(e) Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.

9.3 Remedies: Set-Off. In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender may, and each is hereby authorized by the Borrower, at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by the Borrower (on behalf of itself and the other Credit Parties) to set off and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by such Lender to or for the credit or the account of the Borrower or any other Credit Party against any or all of the Obligations to such Lender now or hereafter existing, whether or not such Obligations may be contingent or unmatured, the Borrower (on behalf of itself and the other Credit Parties) hereby granting to each Lender a continuing security interest in and Lien upon all such deposits and other property as security for such Obligations. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1 Appointment. Each Lender hereby irrevocably appoints and authorizes Wachovia to act as Administrative Agent hereunder and under the other Credit Documents and to take such actions as agent on its behalf hereunder and under the other Credit Documents, and to exercise such powers and to perform such duties, as are specifically delegated to the Administrative Agent by the terms hereof or thereof, together with such other powers and duties as are reasonably incidental thereto.

10.2 Nature of Duties.

(a) The Administrative Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the other Credit Documents. The Administrative Agent shall not have, by reason of this Agreement or any other Credit Document, a fiduciary relationship in respect of any Lender or any other Person; and nothing in this Agreement or any other Credit Document, express or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations or liabilities in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein. The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact that it selects with reasonable care. The Administrative Agent shall be entitled to consult with legal counsel, independent public accountants and other experts selected by it with respect to all matters pertaining to this Agreement and the other Credit Documents and its duties hereunder and thereunder and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Lenders hereby acknowledge that the Administrative Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Credit Document unless it shall be requested in writing to do so by the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders).

(b) The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 10.2(b), to maintain the Register pursuant to the terms of Section 11.7(b).

10.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action taken or omitted to be taken by it or such Person under or in connection with the Credit Documents, except for its or such Person’s own gross negligence, bad faith or willful misconduct, (ii) responsible in any manner to any Lender or any other Person for any recitals, statements, information, representations or warranties herein or in any other Credit Document or in any document, instrument, certificate, report or other writing delivered in connection herewith or therewith, for the execution, effectiveness, genuineness, validity, enforceability or sufficiency of this Agreement or any other Credit Document, or for the financial condition of the Borrower, any other Credit Party or any other Person, or (iii) required to ascertain or make any inquiry concerning the performance or observance of any of the terms, provisions or conditions (other than delivery of the documents specified in Section 4.1) of this Agreement or any other Credit Document or the existence or possible existence of any Default or Event of Default, or to inspect the properties, books or records of the Borrower or any other Credit Party.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, statement, consent or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. The Administrative Agent may deem and treat each Lender as the owner of its interest hereunder for all purposes hereof unless and until a written notice of the assignment, negotiation or transfer thereof shall have been given to the Administrative Agent in accordance with the provisions of this Agreement. The Administrative Agent shall be entitled to refrain from taking or omitting to take any action in connection with this Agreement or any other Credit Document (i) if such action or omission would, in the reasonable opinion of the Administrative Agent, violate any applicable law or any provision of this Agreement or any other Credit Document or (ii) unless and until it shall have received such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate, if it so requests, or it shall first have been indemnified to its satisfaction by the Lenders against any and all liability and expense (other than liability and expense arising from its own gross negligence or willful misconduct) that may be incurred by it by reason of taking, continuing to take or omitting to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent’s acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (including all subsequent Lenders).

10.5 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representation or warranty to it and that no act by the Administrative Agent or any such Person hereinafter taken, including any review of the affairs of the Borrower and the other Credit Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that (i) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower and the other Credit Parties and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder, and (ii) it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder and under the other Credit Documents and to make such investigation as it deems necessary to inform itself as to the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except as expressly provided in this Agreement and the other Credit Documents, the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information concerning the business, prospects, operations, properties, financial or other condition or creditworthiness of the Borrower, the other Credit Parties or any other Person that may at any time come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.6 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless (i) a Default or Event of Default in the payment of principal, interest or fees hereunder required to be paid to the Administrative Agent shall have occurred or (ii) the Administrative Agent shall have received written notice from the Borrower or a Lender referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that any such payment Default or Event of Default occurs or the Administrative Agent receives such a notice, the Administrative Agent will give notice thereof to the Lenders as soon as reasonably practicable; provided, however, that if any such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto. The Administrative Agent shall (subject to Sections 10.4 and 11.6) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all of the Lenders.

10.7 Indemnification. To the extent the Administrative Agent is not reimbursed by or on behalf of the Borrower, and without limiting the obligation of the Borrower to do so, the Lenders agree (i) to indemnify the Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact and Affiliates, ratably in proportion to their respective percentages as used in determining the Required Lenders as of the date of determination, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may at any time (including, without limitation, at any time following the repayment in full of the Loans and the termination of the Letters of Credit and the Commitments) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Credit Document or any documents contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, and (ii) to reimburse the Administrative Agent upon demand, ratably in proportion to their respective percentages as used in determining the Required Lenders as of the date of determination, for any reasonable expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery, administration, amendment, modification, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Credit Documents (including, without limitation, reasonable attorneys’ fees and expenses and compensation of agents and employees paid for services rendered on behalf of the Administrative Agent hereunder and/or the Lenders); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the gross negligence, bad faith or willful misconduct of the party to be indemnified or from a material breach of such indemnified party’s obligations or duties hereunder or under any other Credit Document.

10.8 The Administrative Agent in its Individual Capacity. With respect to its Commitments, the Loans made by it, the Letters of Credit issued or participated in by it and the Note or Notes issued to it, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers under the Credit Documents as any other Lender and may exercise the same as though it were not performing the agency duties specified herein; and the terms “Lenders,” “Required Lenders,” “holders of Notes” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, make investments in, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower, any of its Subsidiaries or any of their respective Affiliates as if the Administrative Agent were not performing the agency duties specified herein, and may accept fees and other consideration from any of them for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

10.9 Successor Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice to the Borrower and the Lenders. Upon any such notice of resignation, the Required Lenders shall, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld), have the right to appoint a successor to the Administrative Agent (provided that the Borrower’s consent shall not be required in the event a Default or Event of Default shall have occurred and be continuing). If no successor to the Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within such thirty-day period, then the retiring Administrative Agent may, on behalf of the Lenders and after consulting with the Lenders and the Borrower, appoint a successor Administrative Agent, which shall be a financial institution having a rating of not less than “A” or its equivalent by Standard & Poor’s Ratings Services or any of the Lenders. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent. If no successor to the Administrative Agent has accepted appointment as Administrative Agent by the thirtieth (30th) day following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall thereafter perform all of the duties of the Administrative Agent hereunder and under the other Credit Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for hereinabove.

10.10 Collateral Matters.

(a) The Administrative Agent is hereby authorized on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time (but without any obligation) to take any action with respect to the Collateral and the Security Documents that may be deemed by the Administrative Agent in its discretion to be necessary or advisable to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments, termination, expiration or cash collateralization of all outstanding Letters of Credit and payment in full of all of the Obligations then due and payable, (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition expressly permitted hereunder or under any other Credit Document or to which the Required Lenders have consented or (iii) otherwise pursuant to and in accordance with the provisions of any applicable Credit Document. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release Collateral pursuant to this Section 10.10(b).

10.11 Issuing Lender and Swingline Lender. The provisions of this Article X (other than Sections 10.9 and 10.10) shall apply to the Issuing Lender and the Swingline Lender mutatis mutandis to the same extent as such provisions apply to the Administrative Agent.

10.12 Other Agents, Managers. Notwithstanding any other provision of this Agreement or any of the other Credit Documents, any Lenders identified on the cover page of this Agreement or elsewhere herein as a “Syndication Agent,” “Documentation Agent,” “Co-Agent,” “Lead Manager” or in any similar capacity are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby. Without limitation of the foregoing, none of the Lenders so identified shall have, by reason of this Agreement or any other Credit Document, a fiduciary relationship in respect of any Lender or any other Person. Each Lender hereby makes the same acknowledgments with respect to any Lenders so identified as it makes in Section 10.5 with respect to the Administrative Agent.

ARTICLE XI

MISCELLANEOUS

11.1 Fees and Expenses. The Borrower agrees (i) whether or not the transactions contemplated by this Agreement shall be consummated, to pay upon demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Arranger (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent and the Arranger) in connection with (w) the preparation, negotiation, execution, delivery and syndication of the Commitment Letter, this Agreement and the other Credit Documents and (if requested by the Borrower) any amendment, modification or waiver hereof or thereof or consent with respect hereto or thereto, (x) the engagement of appraisers, consultants, auditors or similar Persons by the Administrative Agent at any time after the Closing Date to render opinions concerning the Credit Parties’ financial condition and the value of the Collateral (provided that only two such engagements per year shall be at the Borrower’s expense, unless an Event of Default shall have occurred and be continuing, in which case all such engagements during the continuance of such Event of Default shall be at the Borrower’s expense), (y) after the occurrence and during the continuance of an Event of Default, any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral and (z) the creation, perfection and maintenance of the perfection of the Administrative Agent’s Liens upon the Collateral, including, without limitation, Lien search, filing and recording fees, (ii) after the occurrence and during the continuance of an Event of Default, to pay upon demand all out-of-pocket costs and expenses of the Administrative Agent and each Lender (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) in connection with (y) any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a “work-out,” in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, and (z) the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or any of the other Credit Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise, and (iii) to pay and hold the Administrative Agent, the Arranger and each Lender harmless from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder’s or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Administrative Agent or any Lender), that may be payable in connection with the transactions contemplated by this Agreement and the other Credit Documents. Notwithstanding the foregoing or any other provision of this Agreement or any other Credit Documents, so long as the Sponsor is an Affiliate of the Borrower, the Sponsor in its capacity as a Lender shall not be entitled to be paid or reimbursed any out-of-pocket costs and expenses by any Credit Party pursuant to this Section 11.1 or any corresponding expense reimbursement provision of any other Credit Document.

11.2 Indemnification. The Borrower agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to indemnify and hold the Administrative Agent, the Arranger and each Lender and each of their respective directors, officers, employees, agents and Affiliates (each, an “Indemnified Person”) harmless from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) (collectively, “Indemnified Costs”), that may at any time be imposed on, incurred by or asserted against any such Indemnified Person as a result of, arising from or in any way relating to the preparation, execution, performance, enforcement of or preservation of rights under this Agreement or any of the other Credit Documents, any of the transactions contemplated herein or therein or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loans or Letters of Credit (including, without limitation, in connection (i) with the actual or alleged generation, presence, storage, treatment, disposal, transport, discharge or release of any Hazardous Substances by any Credit Party on, in, to or from any real property at any time owned, operated or leased by any Credit Party, (ii) any other Environmental Claims and (iii) any violation of or liability under any Environmental Law), or any action, suit or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, related to any of the foregoing, and in any case whether or not such Indemnified Person is a party to any such action, proceeding or suit or a subject of any such inquiry or investigation; provided, however, that (I) no Indemnified Person shall have the right to be indemnified hereunder for any Indemnified Costs to the extent such Indemnified Costs result from (a) the gross negligence, bad faith or willful misconduct of such Indemnified Person, its Affiliates, agents or representatives, or from a material breach of such Indemnified Person’s obligations or duties hereunder or (b) any claim or claims solely among the Administrative Agent and the Lenders, or any of them, that do not arise out of or relate to a Default or Event of Default hereunder, (II) the obligation of the Borrower to pay or reimburse attorneys’ fees and expenses under this Section is subject to any otherwise applicable provision contained in Section 11.1 or elsewhere in the Credit Documents relating to the payment or reimbursement of attorneys’ fees and expenses, and (III) notwithstanding the foregoing or any other provision of this Agreement or any other Credit Documents, so long as the Sponsor is an Affiliate of the Borrower, the Sponsor in its capacity as a Lender hereunder shall be entitled to indemnification pursuant to this Section or any corresponding provision of any other Credit Document only to the extent that Indemnified Costs are incurred by or asserted against the Sponsor in its capacity as a Lender hereunder. All of the foregoing Indemnified Costs of any Indemnified Person shall be paid or reimbursed by the Borrower, as and when incurred and upon demand. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any of the other Credit Documents, any of the transactions contemplated herein or therein or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loans or Letters of Credit.

11.3 Governing Law; Consent to Jurisdiction. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL (EXCEPT AS MAY BE EXPRESSLY OTHERWISE PROVIDED IN ANY CREDIT DOCUMENT) BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK

GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES); PROVIDED THAT EACH LETTER OF CREDIT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR APPLICATION THEREFOR OR, IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES OF THE INTERNATIONAL CHAMBER OF COMMERCE, AS IN EFFECT FROM TIME TO TIME (THE “ISP”), AND, AS TO MATTERS NOT GOVERNED BY THE ISP, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES). THE BORROWER HEREBY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN MECKLENBURG COUNTY, NORTH CAROLINA, OR ANY FEDERAL COURT LOCATED WITHIN THE WESTERN DISTRICT OF THE STATE OF NORTH CAROLINA FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH THE ADMINISTRATIVE AGENT, THE ARRANGER OR ANY LENDER, OR THE BORROWER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE ARRANGER OR ANY LENDER, OR THE BORROWER. THE BORROWER IRREVOCABLY AGREES TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. THE BORROWER CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT THE ADDRESS SET FORTH IN SECTION 11.5, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. NOTHING IN THIS SECTION 11.3 SHALL AFFECT THE RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE ARRANGER OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

11.4 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS TO WHICH IT IS A PARTY.

11.5 Notices.

(a) All notices, directions, consents and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered to the party to be notified at the following addresses:

(i) if to the Borrower, to Symmetry Medical, Inc., 220 West Market Street, Warsaw, Indiana 46580, Attention: Fred Hite, Telecopy No. (260) 267-4551, Internet address www.symmetrymedical.com, with copies to Olympus Growth Fund III, L.P., Metro Center, One Station Place, Stamford, Connecticut 06902, Attention: James Conroy, Telecopy No. (203) 353-5910, and to Kirkland & Ellis, 200 Randolph Drive, Chicago, Illinois 60601, Attention: Francesco Penati, Telecopy No. (312) 861-2200;

(ii) if to the Administrative Agent, to Wachovia Bank, National Association, Charlotte Plaza Building CP-23, 201 South College Street, Charlotte, North Carolina 28288-0680, Attention: Syndication Agency Services, Telephone No. (704) 383-3721, Telecopy No. (704) 383-0288; and

(iii) if to any Lender, to it at the address set forth on Schedule 1.1(a) (or if to any Lender not a party hereto as of the date hereof, at the address set forth in its Assignment and Acceptance);

or in each case, to such other address as any party may designate for itself by like notice to all other parties hereto. All such notices and communications shall be deemed to have been given (i) if mailed as provided above by any method other than overnight delivery service, on the third (3rd) Business Day after deposit in the mails, (ii) if mailed by overnight delivery service, telegraphed, telexed, telecopied or cabled, when delivered for overnight delivery, delivered to the telegraph company, confirmed by telex answerback, transmitted by telecopier or delivered to the cable company, respectively, or (iii) if delivered by hand, upon delivery; provided that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

(b) Notices and communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices thereunder by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed to have been given upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or other communications posted to an internet or intranet website shall be deemed to have been given upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

11.6 Amendments, Waivers, etc. No amendment, modification, waiver or discharge or termination of, or consent to any departure by any Credit Party from, any provision of this Agreement or any other Credit Document shall be effective unless in a writing signed by the Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall:

(a) unless agreed to by each Lender directly affected thereby, (i) reduce or forgive the principal amount of any Loan or Reimbursement Obligation, reduce the rate of or forgive any interest thereon, or reduce or forgive any fees or other Obligations (other than fees payable to the Administrative Agent, the Arranger or the Issuing Lender for its own account), (ii) extend the Term Loan Maturity Date, the Revolving Credit Maturity Date or any other scheduled date for the payment of any principal of or interest on any Loan (other than in connection with a mandatory prepayment of the Loans pursuant to Sections 2.6(d) through 2.6(f)) or reduction or termination of the Revolving Credit Commitments in connection therewith), extend the time of payment of any Reimbursement Obligation or any interest thereon or extend the time of payment of any fees hereunder (other than fees payable to the Administrative Agent, the Arranger or the Issuing Lender for its own account), or (iii) modify the amortization schedule set forth in Section 2.6(a);

(b) unless agreed to by all of the Lenders, (i) increase or extend any Commitment of any Lender (it being understood that a waiver of any Event of Default, if agreed to by the Required Lenders or all Lenders (as may be required hereunder with respect to such Event of Default), shall not constitute such an increase), (ii) change the percentage of the aggregate Commitments or of the aggregate unpaid principal amount of the Loans, or the number or percentage of Lenders, that shall be required for the Lenders or any of them to take or approve, or direct the Administrative Agent to take, any action hereunder or under any other Credit Document (including as set forth in the definition of “Required Lenders”), (iii) except as may be otherwise specifically provided in this Agreement or in any other Credit Document, release all or substantially all of the Collateral or release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, (iv) change any other provision of this Agreement or any of the other Credit Documents requiring, by its terms, the consent or approval of all the Lenders for such amendment, modification, waiver, discharge, termination or consent, (v) change or waive any provision of Section 2.15, any other provision of this Agreement or any other Credit Document requiring pro rata treatment of any Lenders, or this Section 11.6, or (vi) change or waive Section 2.10 to permit any Interest Period of greater than six months’ duration unless such Interest Period is subject to the agreement of all of the Lenders;

(c) unless agreed to by (i) all of the Revolving Credit Lenders, (y) extend the expiry date of any Letter of Credit beyond the Letter of Credit Maturity Date or (z) change the percentage set forth in the definition of “Required Revolving Credit Lenders” (it being understood that no consent of any other Lender or the Administrative Agent is required), or (ii) the Required Revolving Credit Lenders, (y) change any other provision of Article III or any other terms or provisions of, or any other terms or provisions of any Credit Document relating to, any Letter of Credit, or (z) amend, modify or waive any condition precedent to any Borrowing of

Revolving Loans or issuance of a Letter of Credit set forth in Section 4.2 (including in connection with any waiver of an existing Default or Event of Default); and

(d) unless agreed to by the Issuing Lender, the Swingline Lender or the Administrative Agent in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the Issuing Lender, the Swingline Lender or the Administrative Agent, as applicable, hereunder or under any of the other Credit Documents;

and provided further that (i) if any amendment, modification, waiver or consent would adversely affect the holders of Loans of a particular Class (the “affected Class”) relative to holders of Loans of another Class (including, without limitation, by way of reducing the relative proportion of any payments, prepayments or Commitment reductions to be applied for the benefit of holders of Loans of the affected Class under Sections 2.6(d) through 2.6(f), then such amendment, modification, waiver or consent shall require the consent of Lenders holding at least a majority of the aggregate outstanding principal amount of all Loans (and unutilized Commitments, if any) of the affected Class, (ii) the Fee Letter may only be amended or modified, and any rights thereunder waived, in a writing signed by the parties thereto, and (iii) the Administrative Agent may, without the consent of any Lender, amend or modify any provision of this Agreement or any other Credit Document if the effect of such amendment or modification is strictly technical or correctional in nature and does not affect any substantive rights of any other party hereto or thereto.

11.7 Assignments, Participations.

(a) Each Lender may assign to one or more other Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the outstanding Loans made by it and its participations in Letters of Credit); provided, however, that:

(i) each such assignment by a Lender of any of its interests relating to Loans of a particular Class shall be made in such manner so that the same portion of its Commitment, Loans and other interests under and with respect to such Class is assigned to the relevant Assignee (but assignments need not be pro rata as among Classes of Loans);

(ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, without the written consent (to be evidenced by its counter execution of the relevant Assignment and Acceptance and not to be unreasonably withheld or delayed) of each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower, no such assignment shall be in an aggregate principal amount (determined as of the date of the Assignment and Acceptance with respect to such assignment) less than (x) in the case of Term Loans, $2,500,000 (or, if less, the full amount of the assigning Lender’s outstanding Term Loans); provided that, for purposes of this clause (x), a series of assignments by any Lender, its Affiliates and its Approved Funds on or about the same day to several Assignees that are Affiliates of one another or are related as Approved Funds shall be deemed to be a single assignment, and all Term Loans held by the

Affiliates and Approved Funds of an assigning Lender shall be deemed to be held by such Lender, (y) in the case of Revolving Credit Commitments, $2,500,000 (or, if less, the entire Revolving Credit Commitment of the assigning Lender), or (z) in the case of Swingline Loans, the entire Swingline Commitment and the full amount of the outstanding Swingline Loans; and

(iii) the parties to each such assignment will execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance and will pay a nonrefundable processing fee of $3,500 to the Administrative Agent for its own account.

Upon such execution, delivery, acceptance and recording of the Assignment and Acceptance, from and after the effective date specified therein, (A) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of the assigning Lender hereunder with respect thereto and (B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than rights under the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses, to the extent such rights relate to the time prior to the effective date of such Assignment and Acceptance) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, except that such assigning Lender shall continue to be entitled to the protections of Sections 2.16(a), 2.16(b), 2.17, 11.1 and 11.2 for matters arising during the periods while it was a Lender hereunder). The terms and provisions of each Assignment and Acceptance shall, upon the effectiveness thereof, be incorporated into and made a part of this Agreement, and the covenants, agreements and obligations of each Lender set forth therein shall be deemed made to and for the benefit of the Administrative Agent and the other parties hereto as if set forth at length herein.

(b) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, will maintain at its address for notices referred to in Section 11.5(a)(ii) a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee and, if required, counterexecuted by the Borrower and the Issuing Lender, together with the processing fee referred to in Section 11.7(a), the Administrative Agent will (i) accept such Assignment and Acceptance, (ii) on or as of the effective date thereof, record the information contained therein in the Register and (iii) give notice thereof to the Borrower. If requested by or on behalf of the Assignee, the Borrower, at its own expense, will execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of the Assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the order of the assigning Lender), prepared in accordance with the applicable provisions of Section 2.4 as necessary to reflect, after giving effect to the assignment, the Commitments and/or outstanding Loans, as the case may be, of the Assignee and (to the extent of any retained interests) the assigning Lender, in substantially the form of Exhibits A-1, A-2, and/or A-3, as applicable. The Administrative Agent will return canceled Notes to the Borrower. At the time of each assignment pursuant to this Section 11.7 to a Person that is a Non-U.S. Lender and is not already a Lender hereunder, the assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service forms described in Section 2.17.

(d) Each Lender may, without the consent of the Borrower, the Administrative Agent or any other Lender, sell to one or more other Persons (each, a “Participant”) participations in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the outstanding Loans made by it and its participations in Letters of Credit); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged and such Lender shall remain solely responsible for the performance of such obligations, (ii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and no Lender shall permit any Participant to have any voting rights or any right to control the vote of such Lender with respect to any amendment, modification, waiver, consent or other action hereunder or under any other Credit Document (except as to actions that would (A) reduce or forgive the principal amount of any Loan, reduce the rate of or forgive any interest thereon, or reduce or forgive any fees or other Obligations, (B) extend the Term Loan Maturity Date, the Revolving Credit Maturity Date or any other date fixed for the payment of any principal of or interest on any Loan (other than in connection with a mandatory prepayment of the Loans pursuant to Sections 2.6(d) through 2.6(f)), any fees or any other Obligations, (C) increase or extend any Commitment of the Lender selling the participation, (D) release all or substantially all the Collateral, or (E) consent to the assignment or transfer by the Borrower of its rights and obligations under this Agreement), and (iv) no Participant shall have any rights under this Agreement or any of the other Credit Documents, each Participant’s rights against the granting Lender in respect of any participation to be those set forth in the participation agreement, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not granted such participation. Notwithstanding the foregoing, each Participant shall have the rights of a Lender for purposes of Sections 2.16(a), 2.16(b), 2.17, 2.18 and 9.3, and shall be entitled to the benefits thereto, to the extent that the Lender granting such participation would be entitled to such benefits if the participation had not been made; provided that no Participant shall be entitled to receive any greater amount pursuant to any of such Sections than the Lender granting such participation would have been entitled to receive in respect of the amount of the participation made by such Lender to such Participant had such participation not been made.

(e) Nothing in this Agreement shall be construed to prohibit any Lender from pledging or assigning all or any portion of its rights and interest hereunder as security for borrowings or other obligations, including any pledge or assignment to secure obligations to a Federal Reserve Bank or, in the case of any Lender that is an Fund, to the trustee under any indenture to which such Fund is a party in support of its obligations to the trustee for the benefit of the applicable trust beneficiaries; provided, however, that no such pledge or assignment shall release a Lender from any of its obligations hereunder; and provided further that any foreclosure or similar action by any such trustee shall be subject to the provisions of this Section 11.7 concerning assignments and no such trustee shall have any voting rights hereunder solely on account of such pledge.

(f) Any Lender or participant may, in connection with any assignment, participation, pledge or proposed assignment, participation or pledge pursuant to this Section 11.7, disclose to the Assignee, Participant or pledgee or proposed Assignee, Participant or pledgee any information relating to the Borrower and its Subsidiaries furnished to it by or on behalf of any other party hereto; provided that such Assignee, Participant or pledgee or proposed Assignee, Participant or pledgee agrees in writing to keep such information confidential to the same extent required of the Lenders under Section 11.13.

(g) Notwithstanding anything to the contrary contained herein, if Wachovia assigns all of its Revolving Credit Commitments and Revolving Loans in accordance with this Section 11.7, Wachovia may resign as Issuing Lender upon written notice to the Borrower and the Lenders. Upon any such notice of resignation, the Borrower shall have the right to appoint from among the Lenders a successor Issuing Lender; provided that no failure by the Borrower to make such appointment shall affect the resignation of Wachovia as Issuing Lender. Wachovia shall retain all of the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation and all obligations of the Borrower and the Revolving Credit Lenders with respect thereto (including the right to require the Revolving Credit Lenders to make Revolving Loans or fund participation interests pursuant to Article III).

(h) Subject to the provisions of this Section 11.7(h), the Sponsor may become a Lender hereunder pursuant to assignments made in accordance with this Section 11.7, provided that, notwithstanding anything in this Agreement or any other Credit Document to the contrary, for so long as the Sponsor is an Affiliate of the Borrower:

(i) the Sponsor may hold or own only Term Loans;

(ii) the aggregate principal outstanding amount of Term Loans held or owned at any time by the Sponsor shall not exceed 10% of the aggregate principal amount of Term Loans outstanding at such time; and

(iii) the Sponsor shall not have any right to vote as a Lender hereunder or under any of the other Credit Documents for purposes of granting consents or waivers, for purposes of agreeing to amendments or other modifications to this Agreement or any of the other Credit Documents, for purposes of making requests to the Administrative Agent pursuant to Section 9.2, or for any other purpose whatsoever, and the determination of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, the determination of such Lenders, or the determination of any other group of Lenders entitled to take any vote or give any approval hereunder) shall for all purposes of this Agreement and the other Credit Documents be made without regard to the Sponsor’s interest in any of the Commitments, Loans or other Obligations. If any Lender sells a participating interest in any of its rights and obligations hereunder to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Lender shall promptly notify the Administrative Agent of the sale of such participation. Any such transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Credit Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to this Agreement or any of the other Credit Documents or for purposes of making requests to the Administrative Agent pursuant to Section 9.2 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, the determination of such Lenders, or the determination of any other group of Lenders entitled to take any vote or give any approval hereunder) shall for all purposes of this Agreement and the other Credit Documents be made without regard to the interest of such transferor Lender in any of the Loans or other Obligations to the extent of such participation. Nothing in this subsection shall affect any right the Sponsor may have under the Bankruptcy Code to vote as a Lender on any bankruptcy reorganization plan that affects the Loans.

11.8 No Waiver. The rights and remedies of the Administrative Agent and the Lenders expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any Credit Party, the Administrative Agent or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

11.9 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, and all references herein to any party shall be deemed to include its successors and assigns; provided, however, that neither (i) the Borrower nor any other Credit Party shall sell, assign or transfer any of its rights, interests, duties or obligations under this Agreement without the prior written consent of all of the Lenders and (ii) Assignees and Participants shall have such rights and obligations with respect to this Agreement and the other Credit Documents as are provided for under and pursuant to the provisions of Section 11.7.

11.10 Survival. All representations, warranties and agreements made by or on behalf of the Borrower or any other Credit Party in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof, the making and repayment of the

Loans and the issuance and repayment of the Letters of Credit. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of costs and expenses, including, without limitation, the provisions of Sections 2.16(a), 2.16(b), 2.17, 2.18, 10.7, 11.1 and 11.2, shall survive the payment in full of all Loans and Letters of Credit, the termination of the Commitments and all Letters of Credit, and any termination of this Agreement or any of the other Credit Documents.

11.11 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

11.12 Construction. The headings of the various articles, sections and subsections of this Agreement and the table of contents have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control.

11.13 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential, pursuant to its customary procedures for handling confidential information of a similar nature and in accordance with safe and sound banking practices, all nonpublic information provided to it by or on behalf of the Borrower or any other Credit Party in connection with this Agreement or any other Credit Document; provided, however, that each of the Administrative Agent and each Lender may disclose such information (i) to its Affiliates, and to its and its Affiliates’ respective directors, employees and agents and to its auditors, counsel and other professional advisors so long such parties are notified of the confidential nature of such information (provided that such parties shall be subject to the provisions of this Section 11.13 to the same extent as such Lender), (ii) at the demand or request of any bank regulatory authority, court or other Governmental Authority having or asserting jurisdiction over the Administrative Agent or such Lender or any of their respective Affiliates, as may be required pursuant to subpoena or other legal process, or otherwise in order to comply with any applicable Requirement of Law, provided that the Administrative Agent or such Lender shall, if practicable (and if not prohibited from so doing by any applicable Requirement of Law or court or administrative order), provide the Borrower with prior notice of such disclosure, (iii) in connection with any proceeding to enforce its rights hereunder, under any other Credit Document or under any Hedge Agreement or in any other litigation or proceeding in connection with the Credit Documents or any Hedge Agreement or to which it is a party, (iv) to the Administrative Agent, the Arranger or any other Lender, (v) to the extent the same has become publicly available other than as a result of a breach of this Agreement, and (vi) pursuant to and in accordance with the provisions of Section 11.7(f).

11.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Administrative Agent and the Borrower of written or telephonic notification of such execution and authorization of delivery thereof.

11.15 Disclosure of Information. The Borrower agrees and consents to the Administrative Agent’s and the Arranger’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications.

11.16 USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.

11.17 Entire Agreement. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (A) EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND THERETO RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, (B) SUPERSEDE ANY AND ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, INCLUDING, WITHOUT LIMITATION, THE COMMITMENT LETTER (AND ALL OBLIGATIONS OF THE PARTIES THEREUNDER SHALL BE TERMINATED AS OF THE DATE HEREOF), BUT SPECIFICALLY EXCLUDING THE FEE LETTER, AND (C) MAY NOT BE AMENDED, SUPPLEMENTED, CONTRADICTED OR OTHERWISE MODIFIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

SYMMETRY MEDICAL INC.

By:

Title:

(signatures continued)

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender, Swingline Lender and as a Lender

By:
Name:	Glenn F. Edwards
Title:	Managing Director

ANTARES CAPITAL CORPORATION, as Syndication Agent and as a Lender

By:

Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Syndication Agent and as a Lender

By:

Title:

CIT LENDING SERVICES CORPORATION, as Documentation Agent and as a Lender

By:

Title:

THE ROYAL BANK OF SCOTLAND plc, as Documentation Agent and as a Lender

By:

Title:

PB CAPITAL CORPORATION

By:

Title:

By:

Title:

Schedule 1.1(a)

Commitments and

Notice Addresses

Lender	Term Loan Commitment	Revolving Credit Commitment
Wachovia Bank, National Association	$6,066,666.66	$6,933,333.35
Antares Capital Corporation	$6,066,666.67	$6,933,333.33
General Electric Capital Corporation	$6,066,666.67	$6,933,333.33
The Royal Bank of Scotland plc	$6,066,666.67	$6,933,333.33
CIT Lending Services Corporation	$6,066,666.67	$6,933,333.33
PB Capital Corporation	$4,666,666.66	$5,333,333.33

Total	$35,000,000.00	$40,000,000.00

Notice Addresses

Lender	Address
Wachovia Bank, National Association

Instructions for wire transfers to the

Administrative Agent:

Wachovia Bank, National Association

ABA Routing No. 053000219

Charlotte, North Carolina

Account Number: 5000000024476

Account Name: Symmetry Medical, Inc.

Attention: Syndication Agency Services

Address for notices as a Lender:

Wachovia Bank, National Association

One Wachovia Center, 6th Floor

301 South College Street

Charlotte, North Carolina 28288-0760

Attention: Glenn Edwards

Telephone: (704) 383-3810

Telecopy: (704) 374-4793

Lending Office:

Wachovia Bank, National Association

Charlotte Plaza Building, CP-23

201 South College Street

Charlotte, North Carolina 28288-0680

Attention : Syndication Agency Services

Telephone: (704) 383-3721

Telecopy: (704) 383-0288

Antares Capital Corporation

Address for notices as a Lender:

Antares Capital Corporation

311 South Wacker Drive, Suite 4400

Chicago, Illinois 60606

Attention: Grant Haggard

Telephone: (312) 697-3988

Telecopy: (312) 697-3998

Lending Office:

Antares Capital Corporation

311 South Wacker Drive, Suite 4400

Chicago, Illinois 60606

Attention: Grant Haggard

Telephone: (312) 697-3988

Telecopy: (312) 697-3998

General Electric Capital Corporation

Address for notices as a Lender:

General Electric Capital Corporation

500 W. Monroe St.

Chicago, Illinois 60661

Attention: Matthew Nels

Telephone: (312) 441-7697

Telecopy: (312) 441-7598

Lending Office:

General Electric Capital Corporation

500 W. Monroe St.

Chicago, Illinois 60661

Attention: Matthew Nels

Telephone: (312) 441-7697

Telecopy: (312) 441-7598

The Royal Bank of Scotland plc

Address for notices as a Lender:

The Royal Bank of Scotland

101 Park Avenue, 10th Floor

New York, New York 10178

Attention: Curt Lueker

Telephone: (212) 401-1372

Telecopy: (212) 401-1396

Lending Office:

The Royal Bank of Scotland

101 Park Avenue, 10th Floor

New York, New York 10178

Attention: Curt Lueker

Telephone: (212) 401-1372

Telecopy: (212) 401-1396

CIT Lending Services Corporation

Address for notices as a Lender:

c/o CIT Group Inc. Business Credit/Corporate

Finance Group

1 CIT Drive, 3rd Floor

Livingston, New Jersey 07039

Attention: Maria Levy

Telecopier No.: (973) 740-5721

Telephone No.: (973) 422-6668

with a copy to:

c/o CIT Group Inc.

Corporate Legal Department

1 CIT Drive, 3rd Floor

Livingston, New Jersey 07039

Attention: John P. Sirico, II,

Vice President & Assistant Chief Counsel

Telecopier No.: (973) 422-5822 or (973) 740-5841

Telephone No.: (973) 422-5858

Lending Office:

c/o CIT Group Inc. Business Credit/Corporate

Finance Group

1 CIT Drive, 3rd Floor

Livingston, New Jersey 07039

Attention: Maria Levy

Telecopier No.: (973) 740-5721

Telephone No.: (973) 422-6668

PB Capital Corporation

Address for notices as a Lender:

PB Capital Corporation

590 Madison Avenue, 30th Floor

New York, New York 10022-2540

Attention: Steven Alexander, VP

Telephone: (212) 756-5530

Telecopy: (212) 756-5536

Lending Office:

PB Capital Corporation

590 Madison Avenue, 30th Floor

New York, New York 10022-2540

Attention: Steven Alexander, VP

Telephone: (212) 756-5530

Telecopy: (212) 756-5536